Exhibit 10.1

CREDIT AGREEMENT

dated as of

June 27, 2011

among

VALASSIS COMMUNICATIONS, INC.

as Borrower

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED and RBS SECURITIES INC.

as Joint Bookrunners and Joint Lead Arrangers

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SCHEDULES:

Schedule 2.01 – Commitments

Schedule 3.03 – Approvals

Schedule 3.05 – Intellectual Property

Schedule 3.06 – Disclosed Matters

Schedule 3.07 – Environmental Matters

Schedule 3.10 – Tax Claims

Schedule 3.14 – Labor Matters

Schedule 3.15(a) – Subsidiaries

Schedule 3.15(b) – Immaterial Subsidiaries

Schedule 3.17(a) – Filing Offices

Schedule 6.02 – Existing Indebtedness

Schedule 6.03 – Existing Liens

Schedule 6.05 – Permitted Asset Sales

Schedule 6.08(h) – Existing Investments

Schedule 6.10 – Affiliate Transactions

Schedule 6.14 – Existing Restrictions

Schedule 9.04(b) – Competitors

EXHIBITS:

Exhibit A – Form of Administrative Questionnaire

Exhibit B – Form of Assignment and Assumption

Exhibit C – Form of Compliance Certificate

Exhibit D – Form of Security Agreement

Exhibit E – Form of US Tax Certificate

Exhibit F – Form of Opinion of Borrower’s Counsel

CREDIT AGREEMENT dated as of June 27, 2011, among VALASSIS COMMUNICATIONS, INC., a Delaware corporation (the “Borrower”), the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and J.P. MORGAN SECURITIES LLC., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and RBS SECURITIES INC., as joint bookrunners and joint lead arrangers (in such capacities, collectively, the “Joint Lead Arrangers”).

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders provide for the extensions of credit, as more particularly set forth herein, for (a) the Refinancing, (b) general corporate purposes of the Borrower and its Subsidiaries not otherwise prohibited hereunder, and (c) the payment of transaction fees and expenses associated with the Refinancing; and for these purposes, the Lenders are willing to make certain loans and other extensions of credit to the Borrower upon the terms and conditions set forth herein; and

WHEREAS, the Borrower and the other Loan Parties have agreed to secure all of their obligations under the Loan Documents by granting to the Administrative Agent, for the benefit of the Administrative Agent and Lenders, a security interest in and lien upon all of their existing and after-acquired personal and real property other than Excluded Assets (as defined in the Security Agreement); and

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Discount” has the meaning specified in Section 2.25(b).

“Additional Extensions of Credit” has the meaning specified in Section 9.02(c).

“Additional Lender” has the meaning specified in Section 2.22(a).

“Additional Refinancing Lender” means, at any time, any bank, financial institution or other institutional lender or investor (other than any such bank, financial institution or other institutional lender or investor that is a Lender at such time) that agrees to provide any portion of Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.23; provided that each Additional Refinancing Lender shall be subject to the consent of the Borrower.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., including its subsidiaries and affiliates, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit A.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Alternate Currency” means each of euros, pounds and Canadian dollars, or any other currency that is readily available and freely transferable and convertible into dollars and is acceptable to the Administrative Agent and the Lenders that are not Participating Alternate Currency Lenders, in their sole discretion.

“Alternate Currency Equivalent” means, as to any amount denominated in dollars as of any date of determination, the amount of the applicable Alternate Currency that could be purchased with such amount of dollars based upon the Spot Selling Rate.

“Alternate Currency Funding Capacity” means at any date of determination, for any Revolving Lender, the ability of such Revolving Lender to fund Revolving Loans denominated in an Alternate Currency, as set forth in the records of Administrative Agent upon notification from such Revolving Lender from time to time.

“Alternate Currency Loans” means Revolving Loans denominated in an Alternate Currency.

“Alternate Currency Participation” has the meaning specified in Section 2.20(a).

“Alternate Currency Participation Fee” has the meaning specified in Section 2.20(f).

“Alternate Currency Participation Settlement” has the meaning specified in Section 2.20(b)(i).

“Alternate Currency Participation Settlement Amount” has the meaning specified in Section 2.20(b)(ii).

“Alternate Currency Participation Settlement Date” has the meaning specified in Section 2.20(b)(i).

“Alternate Currency Participation Settlement Period” has the meaning specified in Section 2.20(b)(i).

“Anti-Terrorism Laws” means any Requirement of Law related to terrorism financing or money laundering including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA PATRIOT Act”) of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

“Applicable Discount” has the meaning specified in Section 2.25(b).

“Approved Currency” means each of dollars and each Alternate Currency.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, after giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurocurrency Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread” or “Commitment Fee Rate”, as the case may be, based upon the Consolidated Leverage Ratio:

Levels	Consolidated Leverage Ratio:	ABR Spread	Eurocurrency Spread	Commitment Fee Rate
Level I	Greater than or equal to 2.0:1.0	1.00%	2.00%	0.40%
Level II	Less than 2.0:1.0, but greater than or equal to 1.5:1.0	0.75%	1.75%	0.35%
Level III	Less than 1.5:1.0	0.50%	1.50%	0.30%

Notwithstanding the foregoing, (a) the Applicable Rate in respect of Extended Term Loans of any Extension Series, Refinancing Term Loans of any Refinancing Series or New Revolving Commitments shall be the applicable percentages per annum provided pursuant to the relevant Extension Amendment or Refinancing Amendment, as the case may be, and (b) the Applicable Rate of certain Term Loans shall be increased as and to the extent, necessary to comply with the provisions of Section 2.21.

For purposes of the above, changes in the Applicable Rate and the Commitment Fee Rate resulting from changes in the Consolidated Total Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is five (5) Business Days after the date on which a Compliance Certificate is delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(c) and shall remain in effect until the next changes to be effected pursuant to this paragraph. If any Compliance Certificate referred to above is not delivered within the time period specified in Section 5.01(c), then, until the date that is five (5) Business Days after the date on which such Compliance Certificate is delivered, the highest rate set forth in each column of the above grid shall apply. In addition, if any Event of Default shall have occurred, then until such Event of Default is cured or waived in accordance with Section 9.02, the highest rate set forth in each column of the above grid shall apply. Each determination of the Consolidated Leverage Ratio pursuant to the above grid shall be made in a manner consistent with the determination thereof pursuant to Section 6.01(a). Notwithstanding the foregoing, the Consolidated Leverage Ratio shall be deemed to be at Level II from the Closing Date to the fifth Business Day after the date of delivery to the Administrative Agent of the Compliance Certificate required by Section 5.01(c) for the second full fiscal quarter ended after the Closing Date.

“Approved Electronic Communications” means each Communication that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, solely with respect to delivery of any such Communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, letter of credit request, swing loan request, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.11 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article V or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property excluding sales of inventory and dispositions of cash and Permitted Investments, in each case, in the ordinary course of business, by the Borrower or any of its Subsidiaries and (b) any issuance or sale of any Equity Interests of any Subsidiary of the Borrower, in each case of clauses (a) or (b) of this definition, to any Person other than (i) Borrower, (ii) any Guarantor or (iii) other than for purposes of Section 6.05, any other Subsidiary.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Available Amount” means at any date of determination, without duplication, (a) at any time and from time to time during which the Consolidated Leverage Ratio for the most recently completed Measurement Period is less than 2.25 to 1.0, the maximum amount that would not result in the Consolidated Leverage Ratio equaling or exceeding 2.25 to 1.0 on a Pro Forma Basis after giving effect to the proposed Restricted Payment, Investment and/or prepayment of Indebtedness and the aggregate amount of all Restricted Payments made pursuant to Section 6.06(j), all Investments made pursuant to

Section 6.08(q) and all prepayments of Junior Financings, Public Debt and other Indebtedness made pursuant to Section 6.09(a)(iv), in each case, during the period from the date of this Agreement through such date, and (b) at any time and from time to time the Consolidated Leverage Ratio for the most recently completed Measurement Period is equal to or greater than 2.25 to 1.0, (i) 50% of Consolidated Cash Flow from the date of this Agreement through the last day of such Measurement Period, plus (ii) the Declined Proceeds retained by the Borrower and not otherwise applied, plus (iii) 100% of the Net Equity Proceeds received by the Borrower from the issuance and sale of its Equity Interests (other than Disqualified Equity Interests) and from the exercise of options, warrants or other rights to purchase such Equity Interests, minus (iv) the aggregate amount of all Restricted Payments made pursuant to Section 6.06(j), all Investments made pursuant to Section 6.08(q) and all prepayments of Junior Financings, Public Debt and other Indebtedness made pursuant to Section 6.09(a)(iv), in each case, during the period from the date of this Agreement through such date (and for purposes of this clause (iv), without taking into account the intended usage of the Available Amount on any such date).

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of (a) the Maturity Date and (b) the date of termination or expiration of the Revolving Commitments.

“Bankruptcy Code” means title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Valassis Communications, Inc., a Delaware corporation.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) Term Loans of the same Type and Class, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (c) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing of a Revolving Loan in accordance with Section 2.01(a) or the Borrowing of a Term Loan in accordance with Section 2.01(b).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that,

when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude (a) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in dollars, any fundings, disbursements, settlements and payments in dollars in respect of any such Eurocurrency Loan, or any other dealings in dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, any such day on which dealings in deposits in dollars are not conducted by and between banks in the London interbank eurodollar market; (b) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Euros, any fundings, disbursements, settlements and payments in Euros in respect of any such Eurocurrency Loan, or any other dealings in Euros to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, any day that is not a TARGET Day; (c) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in a currency other than dollars or euros, any such day on which dealings in deposits in the relevant currency are not conducted by and between banks in the London or other applicable offshore interbank market for such currency; and (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than dollars or euros in respect of a Eurocurrency Loan denominated in a currency other than dollars or euros, or any other dealings in any currency other than dollars or euros to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan (other than any interest rate settings), means any such day on which banks are not open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Assets” means, with respect to any Person, all equipment, fixed assets and Real Property or improvements of such Person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such Person.

“Capital Expenditures” means, for any period, without duplication, all expenditures made directly or indirectly by Borrower and its Subsidiaries during such period for Capital Assets (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability and in any event including Capital Lease Obligations) that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and the Subsidiaries, but excluding expenditures made in connection with the replacement, substitution or restoration of property pursuant to Sections 2.11(d) and 2.11(e).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Canadian dollars” or “Can$” means the lawful money of Canada.

“Casualty Event” means (a) any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of the Borrower or any of its Subsidiaries, including, but not limited to, any taking of all or any part of any Real Property of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any Person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof, and (b) any event that gives rise to the receipt by the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect of equipment, fixed assets or Real Property (including any improvements thereon) to replace or repair such equipment, fixed assets or Real Property.

“Change in Control” means (a) the acquisition by any Person or Persons that are together a group (within the meaning of Section 13(d)(3) or Section 14(d) (2) of the Securities Exchange Act of 1934, or any successor provision (the “Exchange Act”)), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than fifty percent (50%) of the then outstanding voting power of the Voting Stock of the Borrower; (b) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; (c) the Borrower shall cease to own and Control, substantially all of the Shared Mail Business; or (d) any “Change of Control” (or any comparable term) in any document pertaining to other Indebtedness with an aggregate principal amount in excess of the Threshold Amount shall occur.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law) after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, or issued or implemented.

“Class” means (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Lenders, Term Lenders, Extending Revolving Lenders for a given Extension Series of Extended Revolving Commitments, Incremental Term Lenders, Refinancing Term Lenders for a given Refinancing Series of Refinancing Term Loans, Extending Term Lenders for a given Extension Series of Extended Term Loans or New Revolving Commitment Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Commitments, Extended Revolving Commitments of a given Extension Series, Term Commitments, Incremental Term Commitments, Refinancing Term Commitments of a given Refinancing Series, Extended Term Commitments of a given Extension Series or New Revolving Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Loans, Revolving Loans under Extended Revolving Commitments of a given Extension Series, Term A Loans, Incremental Term Loans, Refinancing Term Loans of a given Refinancing Series, Extended Term Loans of a given Extension Series or Revolving Loans under New Revolving Commitments.

“Closing Date” means the date on which the conditions specified in Sections 4.01 and 4.02 are satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received each Security Document required to be delivered on the Closing Date pursuant to Section 4.01 or pursuant to Section 5.10 or Section 5.11 at such time, duly executed by each Loan Party thereto;

(b) all Secured Obligations shall have been unconditionally guaranteed by each Subsidiary of the Borrower that is a Wholly-Owned Subsidiary that is a Domestic Subsidiary and not an Immaterial Subsidiary (each, a “Guarantor”);

(c) the Secured Obligations and Section 2 of the Security Agreement shall have been secured by a first-priority security interest in (i) all Equity Interests of each Wholly-Owned Subsidiary that is a Domestic Subsidiary that is not a Subsidiary described in clause (ii)(A) below and (ii) 65% of the issued and outstanding voting Equity Interests and other Equity Interests of (A) each Wholly-Owned Subsidiary that is a Domestic Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes if substantially all of its assets consist of the stock of one or more Foreign Subsidiaries that are controlled foreign corporations within the meaning of Section 957 of the Code and (B) under applicable foreign law within 45 days after such request if requested by the Administrative Agent, each Wholly-Owned Subsidiary that is a Foreign Subsidiary;

(d) except to the extent otherwise provided hereunder or under any Security Document, the Secured Obligations and Section 2 of the Security Agreement shall have been secured by a perfected security interest (to the extent such security interest may be perfected by delivering certificated securities, filing financing statements under the UCC or making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office) in substantially all tangible and intangible personal property of the Borrower and each Guarantor (including accounts (other than deposit accounts or other bank or securities accounts), inventory, equipment, investment property, contract rights, intellectual property, other general intangibles, and proceeds of the foregoing), in each case, with the priority required by the Security Documents;

(e) none of the Collateral shall be subject to any Liens other than Permitted Liens; and

(f) the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property required to be delivered pursuant to Sections 4.01, 5.10 and 5.11 (the “Mortgaged Properties”) duly executed and delivered by the record owner of such property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company (the “Mortgage Policies”) insuring the Lien of each such Mortgage as a valid Lien on the property described therein, free of any other Liens other than Permitted Liens, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, and (iii) such existing surveys, existing abstracts and existing appraisals in the possession of the Borrower and such legal opinions as the Administrative Agent may reasonably request with respect to any such Mortgaged Property.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as, in the reasonable judgment of the Administrative Agent and the Borrower, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan

Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents.

“Commitments” means with respect to any Lender, such Lender’s Revolving Commitment and/or Term Commitment.

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating this Agreement, the other Loan Documents, any Loan Party or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

“Competitor” means (a) any Person (i) a portion of whose operating business consists of one or more lines of business conducted by the Borrower or any of its Subsidiaries from time to time, and (ii) which is in competition with the Borrower or any of its Subsidiaries in the business described in clause (i) above and in any market in which the Borrower or any of its Subsidiaries carries on its business, or (b) any Affiliate of a Person described in clause (a) above.

“Compliance Certificate” means a certificate duly executed by a Financial Officer substantially in the form of Exhibit C.

“Consolidated Cash Flow” means for any period (a) Consolidated EBITDA for such period, minus (b) the sum of (i) Consolidated Interest Expense, (ii) consolidated income tax expense, including, without limitation, income tax expense as a result of any Modified Dutch Auction or any Term Loan Repurchase thereunder, and (iii) Capital Expenditures, in each case for such period.

“Consolidated EBITDA” means for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of: (a) income tax expense, including, without limitation, income tax expense as a result of any Modified Dutch Auction or any Term Loan Repurchase thereunder; (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with (i) Indebtedness (including the Loans), (ii) obligations under any Swap Agreements or (iii) other derivative instruments; (c) depreciation and amortization expense; (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs; (e) any extraordinary charges or losses determined in accordance with GAAP; (f) non-cash compensation expenses arising from the issuance of stock, options to purchase stock and stock appreciation rights; (g) other non-cash charges, non-cash expenses and non-cash items reducing Consolidated Net Income for such period, including (i) charges against goodwill, (ii) the amount of any non-cash loss that is recognized pursuant to SFAS 141(R) in connection with the recognition or re-measurement of any earnout payment liability; (iii) the amount of any non-cash loss associated with foreign exchange contracts, (iv) the amount of any amortization of customer contracts, non-compete agreements or other intangible assets, and (v) the impact of acquisition accounting or similar adjustments required or permitted by GAAP in connection with any Permitted Acquisition (but in all cases, excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period); provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made; (h) fees and expenses (including payment of commercial banking and investment banking fees) incurred for such period attributable to any issuance of Equity Interests or the incurrence or issuance of Indebtedness (in each case, whether or not consummated) any Permitted Acquisition or any acquisition which if consummated would have been a Permitted Acquisition by the Borrower or any Subsidiary; (i) cash expenses in connection with the early extinguishment or conversion of Indebtedness, obligations under any Swap Agreements or other derivative instruments; (j) cash restructuring charges of up to $20,000,000 for any 12-month period; and (k) non-recurring cash charges of up to $10,000,000 for any 12-month period; and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, including, without limitation, interest income from Swap Agreements, (ii) any extraordinary income or gains determined in accordance with GAAP and (iii) any other non-cash income, including, without limitation, any net gains recognized as a result of any Modified Dutch Auction or any Term Loan Repurchase thereunder (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to any provisions of the proviso above), all as determined on a consolidated basis. Consolidated EBITDA for any Measurement Period shall be calculated (i) on a Pro Forma Basis after giving effect to any transactions affecting Consolidated EBITDA during such Measurement Period and (ii) without giving effect to any cash payments made by the Borrower or any of its Subsidiaries in respect of Permitted Joint Ventures.

“Consolidated Interest Coverage Ratio” means for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” means for any period, (a) total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under Swap Agreements in respect of interest rates to the extent such net cash costs are allocable to such period in accordance with GAAP), minus, (b) to the extent not already deducted, (i) interest income and (ii) net cash costs under Swap Agreements incurred with respect to the cancellation and/or termination of such Swap Agreements in connection with or otherwise relating to any purchase, repurchase, payment or prepayment of any Loan by the Borrower.

“Consolidated Leverage Ratio” means at any date, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period on or prior to such date.

“Consolidated Net Income” means for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary, (d) any gain or loss arising from foreign currency fluctuations on foreign currency denominated Indebtedness, (e) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period, (f) any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations, (g) any net after-tax effect of gains or losses (less all fees, expenses and charges) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by the Borrower, (h) any net after-tax effect of income (loss) from the early extinguishment or conversion of Indebtedness, obligations under any Swap Agreements or other derivative instruments, and (i) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP. Consolidated Net Income for any Measurement Period shall be calculated on a Pro Forma Basis after giving effect to any transactions affecting Consolidated Net Income during such Measurement Period.

“Consolidated Total Debt” means at any date, (a) the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date that is or should be reflected on the balance sheet of the Borrower and its Subsidiaries as debt, plus (b) the aggregate amount of all Capital Lease Obligations of the Borrower and its Subsidiaries, plus (c) the aggregate undrawn amount of issued and outstanding Letters of Credit in excess of $20,000,000, in each case, determined on a consolidated basis in accordance with GAAP.

“Constituent Documents” means, with respect to any Person, collectively and, in each case, together with any modification of any term thereof, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation of such Person, (b) the bylaws, operating agreement or joint venture agreement of such Person, (c) any other constitutive, organizational or governing document of such Person, whether or not equivalent, and (d) any other document setting forth the manner of election or duties of the directors, officers or managing members of such Person or the designation, amount or relative rights, limitations and preferences of any Equity Interests of such Person.

“Continuing Directors” means the directors of the Borrower on the Closing Date, and each other director, if such other director’s nomination for election to the board of directors of Borrower is approved by at least 50% of the then Continuing Directors.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement Refinancing Indebtedness” means Indebtedness issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, then existing Term Loans (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such extending, renewing, replacing or refinancing Indebtedness is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Debt except by an amount equal to unpaid accrued interest and premium thereon (including tender premium), and fees and expenses (including upfront fees and original issue discount) incurred, in connection with such exchanging, extending, renewing, replacing or refinancing Indebtedness, (ii) such Indebtedness has a later maturity and a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt (except by virtue of amortization or prepayment of the Refinanced Debt prior to the time of incurrence of such Credit Agreement Refinancing Indebtedness), and (iii) unless such Credit Agreement Refinancing Indebtedness is incurred solely by means of extending or renewing then existing Refinanced Debt without resulting in any Net Cash Proceeds, such Refinanced Debt shall be repaid, defeased or satisfied and discharged with 100% of the Net Cash Proceeds from any Credit Agreement Refinancing Indebtedness, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an LC Credit Extension.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender, the Fronting Alternate Currency Lender, any other Lender, any Swap Bank or any Treasury Services Bank.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.11(h).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit, Alternate Currency Loans or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless (x) in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or (y) in the case of clause (iii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of a good faith dispute between such Lender and the applicable Credit Party, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, Alternate Currency Loans and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Discount Range” has the meaning specified in Section 2.25(a).

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the scheduled Latest Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the date that is at least six (6) months after the scheduled Latest Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring on or prior to the date that is at least six (6) months after the scheduled Latest Maturity Date shall not constitute Disqualified Equity Interests if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations.

“Dollar Equivalent” means, as to any amount denominated in an Alternate Currency as of any date of determination, the amount of dollars that would be required to purchase the amount of such Alternate Currency based upon the Spot Selling Rate.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Effective Yield” means, as to any Loans of any Class, the effective yield on such Loans, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (a) the original stated life of such Loans and (b) the four years following the date of incurrence thereof) payable generally to Lenders making such Loans, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders and customary consent fees paid generally to consenting Lenders.

“Electing Lender” has the meaning specified in Section 2.21(d)(ii).

“Embargoed Person” means any party that (a) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs or (b) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, regulating the environment, preservation or reclamation of natural resources, pollution, the management, release or threatened release of any Materials of Environmental Concern or, to the extent relating to exposure or threat of exposure to Materials of Environmental Concern, to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release or threatened release of any Materials of Environmental Concern into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities); provided, that any promissory notes or debt securities convertible into or exchangeable for Equity Interests of the Borrower shall not constitute Equity Interests of the Borrower until such time as such promissory notes or debt securities are converted or exchanged.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“euro” or “ €” means the single currency of the Participating Member States.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning specified in Section 7.01.

“Excess Amount” has the meaning specified in Section 2.11(g).

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly-owned Subsidiary, (b) each Immaterial Subsidiary, (c) each Subsidiary that is prohibited by applicable Requirement of Law from guaranteeing the Obligations, (d) each Domestic Subsidiary (i) that is a Subsidiary of a Foreign Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code or (ii) that is treated as a disregarded entity for U.S. federal income tax purposes if substantially all of its assets consist of the stock of one or more Foreign Subsidiaries that are controlled foreign corporations within the meaning of Section 957 of the Code, and (e) each other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Taxes” means, with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient: (a) income or franchise Taxes imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located in which it is doing business or in which it has a present or former connection (other than a business or connection deemed to arise solely by virtue of the Loan Documents or the Transactions), or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Non U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any U.S. Federal withholding Taxes resulting from any law in effect (including FATCA) on the date such Non U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non U.S. Lender’s failure to comply with Section 2.17(f), except to the extent that such Non U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.17(a), or (d) any U.S. Federal backup withholding Taxes imposed under Section 3406 of the Code.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of March 2, 2007, among the Borrower, Bear Stearns Corporate Lending Inc., as administrative agent, the lenders party thereto and the other agents party thereto, as amended, restated, supplemented or otherwise modified to the date of this Agreement.

“Existing Letters of Credit” has the meaning specified in Section 2.05(a).

“Existing Revolver Tranche” has the meaning specified in Section 2.21(b).

“Existing Term Loan Tranche” has the meaning specified in Section 2.21(a).

“Extended Revolving Commitments” has the meaning specified in Section 2.21(b).

“Extended Term Commitments” means one or more commitments hereunder to convert Term Loans under an Existing Term Loan Tranche to Extended Term Loans of a given Extension Series pursuant to an Extension Amendment.

“Extended Term Loans” has the meaning specified in Section 2.21(a).

“Extending Revolving Lender” has the meaning specified in Section 2.21(c).

“Extension” means any establishment of Extended Term Commitments and Extended Term Loans or Extended Revolving Commitments pursuant to Section 2.21 and the applicable Extension Amendment.

“Extension Amendment” has the meaning specified in Section 2.21(e).

“Extension Election” has the meaning specified in Section 2.21(c).

“Extension Request” means any Term Loan Extension Request or a Revolver Extension Request, as the case may be.

“Extension Series” means any Term Loan Extension Series or a Revolver Extension Series, as the case may be.

“Facility” means the Term A Loans, the Incremental Term Loans, the Revolving Credit Facility, a given Refinancing Series of Refinancing Term Loans, a given Extension Series of Extended Term Loans, a given Extension Series of Extended Revolving Commitments or the New Revolving Commitments, as the context may require.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction. Except as otherwise provided herein, Fair Market Value shall be determined (i) in good faith by senior management of the Borrower or the applicable Subsidiary if such decision involves a determination of Fair Market Value equal to or less than $5,000,000, and (ii) in good faith by the board of directors of the Borrower or the applicable Subsidiary if such decision involves the determination of Fair Market Value in excess of $5,000,000; provided that the Fair Market Value of any Equity Interests of a third party traded on a national securities exchange or an inter-dealer quotation system that are being sold by the Borrower or any Subsidiary shall be based on a volume weighted average for a reasonable period of time prior to the consummation of the applicable sale of such Equity Interests.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.

“Federal Flood Insurance” means Federally backed Flood Insurance available under the National Flood Insurance Program to owners of Real Property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Flood Insurance” means, for any Real Property located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines. Flood Insurance shall be in an amount equal to the full, unpaid balance of the Loans and any prior liens on the real property up to the maximum policy limits set under the National Flood Insurance Program, or as otherwise reasonably required by Agent, with deductibles not to exceed $50,000.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“Fronting Alternate Currency Lender” has the meaning specified in Section 2.20(a).

“Funded Alternate Currency Participation” means with respect to any Participating Alternate Currency Lender relating to Alternate Currency Loans funded by the Fronting Alternate Currency Lender, (a) the aggregate amount paid by such Participating Alternate Currency Lender to the Fronting Alternate Currency Lender pursuant to Section 2.20(b) of the Agreement in respect of such Participating Alternate Currency Lender’s participation in the principal amount of Alternate Currency Loans funded by Fronting Alternate Currency Lender minus (b) the aggregate amount paid to such Participating Alternate Currency Lender by the Fronting Alternate Currency Lender pursuant to Section 2.20(b) of this Agreement in respect of its participation in the principal amount of Alternate Currency Loans funded by the Fronting Alternate Currency Lender, excluding in each case any payments made in respect of interest accrued on the Alternate Currency Loans funded by the Fronting Alternate Currency Lender. The Fronting Alternate Currency Lender’s Funded Alternate Currency Participation in any Alternate Currency Loans funded by the Fronting Alternate Currency Lender shall be equal to the outstanding principal amount of such Alternate Currency Loans minus the total Funded Alternate Currency Participation of all other Lenders therein.

“Funded Debt” means as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and the Basel Committee on Banking Supervision or any successor or similar authority.

“Granting Lender” has the meaning specified in Section 9.04(e).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such oblige against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Immaterial Subsidiary” means as of any date of determination, any Subsidiary that together with its Subsidiaries on a consolidated basis during the twelve (12) months preceding such date of determination, accounts for (or to which may be attributed) $2,500,000 or less of the Consolidated EBITDA and the net book value of all assets, of the Borrower and its Subsidiaries (determined on a consolidated basis); provided, that at no time shall all of the Subsidiaries that qualify as Immaterial Subsidiaries based on the foregoing parameters account for (or to which may be attributed) more than $15,000,000 of the Consolidated EBITDA or the net book value of all assets, of the Borrower and its Subsidiaries. As of the Closing Date, the Immaterial Subsidiaries shall include the entities set forth on Schedule 3.15(b), which schedule may be revised by the Borrower from time to time concurrently with the delivery of its financial statements pursuant to Section 5.01(a) and 5.01(b), which amended schedule shall be effective upon delivery to the Administrative Agent so long as the accompanying Compliance Certificate certifies calculations that reflect any Subsidiary added to such Schedule complies with the terms of this definition and Section 3.15(b).

“Incremental Amendment” has the meaning specified in Section 2.22(a).

“Incremental Term Lender” means any Term Lender providing and Incremental Term Loan.

“Incremental Term Loans” has the meaning specified in Section 2.22(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business and (ii) other accounts payable where the validity or amount thereof is being contested in good faith by appropriate proceedings, and for which such Person has set aside on its books adequate reserves with respect thereto in accordance with GAAP), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) for the purposes of Sections 6.02 and 7.01(f) only, net obligations of such Person under any Swap Agreement, (h) all obligations of such Person in respect of Disqualified Equity Interests, (i) all Capital Lease Obligations of such Person, (j) the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person, and (k) all Guarantees by such Person in respect of the foregoing. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated May 25, 2011 relating to the Borrower and the Transactions, as amended, supplemented or otherwise modified from time to time.

“Intellectual Property Security Agreements” has the meaning specified in the Security Agreement.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing of a Revolving Loan or a Term Loan in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the applicable Maturity Date of any such Loan, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the applicable Maturity Date of any such Loan, and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of an outstanding

Revolving Loan or Term Loan, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investments” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested or, solely with respect to non-cash assets, the Fair Market Value thereof (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of any return representing a return of capital or sale proceeds received with respect to such Investment.

“Issuing Bank” means (a) JPMorgan Chase Bank, N.A. in its capacity as the issuer of Letters of Credit hereunder on and after the Closing Date, and its successors in such capacity as provided in Section 2.05(i), and (b) Bank of America, N.A., solely with respect to Existing Letters of Credit. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Lead Arrangers” has the meaning specified in the preamble to this Agreement.

“Judgment Currency” has the meaning specified in Section 9.15(a).

“Judgment Currency Conversion Date” has the meaning specified in Section 9.15(a).

“Junior Financing” has the meaning specified in Section 6.09(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Refinancing Term Loan, any Refinancing Term Commitment, any Extended Term Loan, any Extended Revolving Commitment or any New Revolving Commitment, in each case as extended in accordance with this Agreement from time to time.

“LC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Fronting Fee” means a fronting fee payable by the Borrower to the Issuing Bank in accordance with Section 2.12(b), at a rate or rates per annum separately agreed upon between the Borrower and the Issuing Bank.

“Lender” means each Revolving Lender, Term Lender, the Fronting Alternate Currency Lender, the Swingline Lender, each Person that shall become a party hereto pursuant to a Refinancing Amendment, each New Revolving Commitment Lender and each of their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, including, without limitation, the Existing Letters of Credit.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) providing rate quotations comparable to those currently provided on such page of such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits or Alternate Currency deposits, as applicable, in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits or Alternate Currency deposits, as applicable, with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which dollar deposits or Alternate Currency deposits, as applicable, of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory, judgment or other), charge, license, sublicense or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease Obligations having substantially the same economic effect as any of the foregoing); provided, that in no event shall an operating lease in and of itself be deemed a Lien.

“Loan Documents” means this Agreement, the Issuer Documents, the Notes (if any), the Security Documents, any Extension Amendments, any Incremental Amendments and any Refinancing Amendments.

“Loan Parties” means the Borrower and each Guarantor.

“Loans” means, as the context may require, a Revolving Loan, a Term Loan, an Alternate Currency Loan or a Swingline Loan (and shall include any Loans contemplated by Sections 2.20, 2.21, 2.22 and 2.23).

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or results of operations of the Borrower and the Subsidiaries, taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder or (c) the validity, perfection or priority of the Administrative Agent’s Liens upon the Collateral.

“Material Real Property” means any real property owned by any Loan Party with a net book value in excess of $5,000,000.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, pollutants, chemicals, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” means (a) with respect to the Revolving Credit Facility existing on the Closing Date, the fifth anniversary of the Closing Date, (b) with respect to the Term A Loans, the fifth anniversary of the Closing Date; provided that, in each case, if any such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Measurement Period” means at any date of determination, the most recent period of four consecutive fiscal quarters of Borrower and its Subsidiaries for which the Administrative Agent and the Lenders have received all of the financial statements that are required to be delivered pursuant to Sections 5.01(a) and 5.01(b) and the Compliance Certificate required to be delivered under Section 5.01(c), or for any period prior to the time any such statements are so delivered pursuant to Section 5.01(a) or 5.01(b), the financial statements delivered pursuant to Section 4.01(g).

“Modified Dutch Auction” has the meaning specified in Section 2.25(a).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be in a form reasonably satisfactory to the Administrative Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgage Policies” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Mortgaged Properties” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Mortgage Supporting Documents” means, with respect to any Mortgage for a parcel of Real Property, each document (including title policies or marked-up unconditional insurance binders (in each case, together with copies of all documents referred to therein), maps, ALTA (or TLTA, if applicable) as-built surveys (in form and as to date that is sufficiently acceptable to the title insurer issuing title insurance to the Administrative Agent for such title insurer to deliver endorsements to such title insurance as reasonably requested by the Administrative Agent), environmental assessments and reports, appraisals required to comply with FIRREA and evidence regarding recording and payment of fees, insurance premium and taxes) that the Administrative Agent may reasonably request, to create, register, perfect, maintain, evidence the existence, substance, form or validity of or enforce a valid lien on such parcel of Real Property in favor of the Administrative Agent for the benefit of the Secured Parties, subject only to Permitted Liens.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which the Borrower, any Subsidiary or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which the Borrower, any

Subsidiary or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which Borrower, any Subsidiary, or any ERISA Affiliate could incur liability.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of Flood Insurance to cover Real Property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a Federal insurance program.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale, the cash proceeds received by the Borrower or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by the Borrower or any of its Subsidiaries (for the avoidance of doubt, amounts held in escrow are not received until such funds are released to the Borrower or any of its Subsidiaries from escrow)) in respect of non-cash consideration initially received) net of (i) out-of-pocket selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees); (ii) taxes or distributions paid or estimated to be payable in connection therewith (it being understood that “Net Cash Proceeds” shall include any reversal, recovery or overestimation of taxes or distributions described in this subclause); (iii) in the case of any Asset Sale by a non-Wholly-Owned Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of any Loan Party as a result thereof, and (iv) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities (contingent or otherwise) associated with such asset or assets and retained by any Loan Party after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (iv) at the time of such reversal; and (v) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness under the Loan Documents and Indebtedness assumed by the purchaser of such properties);

(b) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event; and

(c) with respect to any issuance or incurrence of Indebtedness by the Borrower or any of its Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith, and the net purchase price paid and received by the Borrower in respect of the Permitted Call Spread Contracts that are entered into in connection with such incurrence of Indebtedness.

“Net Equity Proceeds” means with respect to any issuance or sale of Equity Interests in the Borrower, the cash proceeds received by the Borrower or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by the Borrower or any of its Subsidiaries (for the avoidance of doubt, amounts held in escrow are not received until such funds are released to the Borrower or any of its Subsidiaries from escrow)) in respect of non-cash consideration initially received) net of (i)

out-of-pocket customary selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees); and (ii) taxes or distributions paid or estimated to be payable in connection therewith (it being understood that “Net Equity Proceeds” shall include any reversal, recovery or overestimation of taxes or distributions described in this subclause).

“New Revolving Amount” has the meaning specified in Section 2.21(d)(i).

“New Revolving Commitment Lenders” has the meaning specified in Section 2.21(d)(i).

“New Revolving Commitment” has the meaning specified in Section 2.21(d)(i).

“Non-Electing Lender” has the meaning specified in Section 2.21(d)(ii).

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Notes” has the meaning specified in Section 2.10(e).

“Obligations” means obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (a) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) each payment required to be made by Borrower and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of LC Exposure, interest thereon and obligations to provide cash collateral and (c) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents.

“Obligation Currency” has the meaning specified in Section 9.15(a).

“Officers’ Certificate” means a certificate executed by the chairman of the board of directors (if an officer), the chief executive officer or the president and one of the Financial Officers, each in his or her official (and not individual) capacity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).

“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Loans and Swing Line Loans on any date, the Dollar Equivalent thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Loans (including any refinancing of outstanding LC Disbursements under Letters of Credit or LC Credit Extensions as a Revolving Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any LC Exposure on any date, the Dollar Equivalent thereof on such date after giving effect to any related LC Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding LC Disbursements under related Letters of Credit (including any refinancing of outstanding LC Disbursements under related Letters of Credit or related LC Credit Extensions as a Revolving Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Parent” means, with respect to any Lender, the bank holding company (as defined in Regulation Y of the Board), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning specified in Section 9.04(c).

“Participant Register” has the meaning specified in Section 9.04(c).

“Participating Alternate Currency Lender” has the meaning specified in Section 2.20(a).

“Participating Member States” means the member states of the European Communities that adopt or have adopted the euro as their lawful currency in accordance with the legislation of the European Union relating to European Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisitions” means any acquisition by the Borrower or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets or all of the Equity Interests of, or all or substantially all of the assets constituting a business unit, line of business or a division of, any Person; provided that (a) such acquisition was not effected pursuant to a hostile offer by the acquirer or an Affiliate of the acquirer and, if such acquisition is of all of the Equity Interests of another Person, the board of directors of such Person shall have duly approved such acquisition; (b) immediately prior to and after giving effect thereto, no Default shall have occurred and be continuing or shall result therefrom; (c) such acquisition shall be made in all material respects in accordance with all applicable Requirements of Law and Contractual Obligations; and all material consents and approvals required by applicable Requirement of Law and material Contractual Obligations shall have been obtained; (d) to the extent required by the Collateral and Guarantee Requirement and the Security Documents, the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and each applicable Loan Party and any such newly created or acquired Subsidiary (and, to the extent required by the Collateral and Guarantee Requirement and the Security Documents, the Subsidiaries of such created or acquired Subsidiary) shall be Guarantors and shall have complied with the requirements of Section 5.10, within the times specified therein (for the avoidance of doubt, this clause

(d) shall not override any provisions of the Collateral and Guarantee Requirement); (e) the Borrower and its Subsidiaries have a Consolidated Leverage Ratio of no more than 3.25 to 1.0 immediately after giving effect to such acquisition on a Pro Forma Basis for the most recently completed Measurement Period; (f) the acquired property, assets, businesses or Person shall be a business permitted under Section 6.15; and (g) if the amounts payable in connection with such acquisition (including all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected in a consolidated balance sheet of Borrower and the acquired entity) exceed $50,000,000, the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than five (5) Business Days after the date on which any such purchase or other acquisition is consummated, a certificate of a Financial Officer, certifying that all of the requirements set forth in clause (e) hereof have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition, together with a pro forma Compliance Certificate; provided that (i) no more than $25,000,000 in the aggregate of such Permitted Acquisitions shall consist of Investments in or by Excluded Subsidiaries or shall otherwise not be subject to the Collateral and Guarantee Requirement and (ii) for purposes of the foregoing clause (i), any earnout payment liability with respect to any Permitted Acquisition shall be the projected value thereof, as of the date of consummation of such Permitted Acquisition, as determined in good faith by senior management of the Borrower and as set forth in such certificate of the Borrower certifying as to such projected value delivered to the Administrative Agent on or prior to the date of such Permitted Acquisition.

“Permitted Call Spread Contracts” means one or more Swap Agreements the net effect of which allow the Borrower to hedge all or a portion of its obligations relating to convertible or exchangeable debt securities of the Borrower which may be settled in cash and\or shares of the Borrower; provided that the Borrower is not permitted to make upon exercise of any such Swap Agreement, any net payment in cash or Permitted Investments (other than payment of cash in lieu of issuance of fractional shares) prior to the Latest Maturity Date.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) Liens arising from judgments or orders that do not constitute an Event of Default under Section 7.01(j); an

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) securities issued or directly and fully and unconditionally guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government, in each case maturing within one year from the date of acquisition thereof;

(b) securities that are issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at such date of acquisition, is rated at least “A-1” by S&P or “P-1” by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings generally;

(c) commercial paper maturing within one year from the date of acquisition thereof and at such date of acquisition, rated at least “A-1” by S&P or “P-1” by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally;

(d) certificates of deposit, banker’s acceptances, domestic time deposits and eurodollar time deposits maturing within one year from the date of acquisition thereof and overnight bank deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or the District of Columbia or any U.S. Branch of a foreign bank which has a combined capital and surplus and undivided profits of not less than $250,000,000;

(e) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clauses (a) through (c) above and entered into with a financial institution satisfying the criteria described in clause (d) above;

(f) securities that have stated maturities beyond three months but are priced and traded as short-term investments due to the liquidity provided through the interest rate reset mechanism of seven (7) to thirty-five (35) days;

(g) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated at least AAA by S&P or at least Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000; and

(h) in the case of any Foreign Subsidiary, high quality, short term, liquid investments made by such Foreign Subsidiary in the ordinary course of managing its surplus cash positions in investments of at least comparable quality as those described in clauses (a) through (g) above.

“Permitted Joint Venture” means a joint venture, in the form of a corporation, limited liability company, business trust, joint venture, association, company or partnership, entered into by the Borrower or any Subsidiaries which (a) is primarily engaged in a line of business permitted under Section 6.15, (b)(i) if the joint venture is a corporation, the Borrower or one or more of its Subsidiaries or a combination thereof, directly or indirectly, own or control 50% or less of the total voting power of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof or (ii) if the joint venture is a partnership, limited liability company, association or business entity other than a corporation, 50% or less or the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by the Borrower or one or more Subsidiaries or a combination thereof, and (c) by the terms of such joint venture’s governing documents, does not require (i) the Borrower or any Subsidiary to make Investments in excess of the amounts permitted under Section 6.08 or (ii) the Borrower or any Subsidiary to incur Indebtedness in excess of the amounts permitted under Section 6.02.

“Permitted Liens” has the meaning specified in Section 6.03.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to (i) unpaid accrued interest and premiums thereon (including tender premiums) plus fees and expenses (including upfront fees and original issue discount) reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension, plus (ii) any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.02(e), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.02(e), immediately before and after giving effect thereto, no Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Junior Financing, such modification, refinancing, refunding, renewal or extension shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (e) the terms and conditions (excluding interest rate, premiums and fees and collateral) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, shall not be materially less favorable to the Loan Parties, the Administrative Agent, the Issuing Bank, the Swingline Lender or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended, (f) no additional collateral security shall be provided therefor, and (g) the direct and contingent obligors with respect to such Indebtedness are not changed.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning specified in Section 5.01.

“Pledged Equity Interests” has the meaning specified in the Security Agreement.

“Post-Effectiveness” has the meaning specified in Section 2.21(d)(ii).

“pounds,” “GBP” or “£” means lawful money of the United Kingdom.

“Pre-Effectiveness” has the meaning specified in Section 2.21(d)(ii).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means, for purposes of calculating compliance of any transaction with any provision hereof which refers to a Pro Forma Basis, that the transaction in question shall be deemed to have occurred as of the first day of the most recently completed Measurement Period on or prior to the date on which financial statements are required to be delivered pursuant to Sections 5.01(a) and 5.01(b) and a Compliance Certificate is required to be delivered under Section 5.01(c), or for the period prior to the time any such financial statements are so delivered pursuant to Section 5.01(a) or 5.01(b), the financial statements delivered pursuant to Section 4.01(g). In connection with any calculation of the financial covenants set forth in Section 6.01 or elsewhere, in each case upon giving effect to a transaction on a “Pro-Forma Basis”, (a) any Indebtedness incurred by the Borrower or any of its Subsidiaries in connection with such transaction (and any other transaction which has been deemed to have occurred during the relevant four fiscal quarter period) shall be deemed to have been incurred or repaid as the case may be as of the first day of the relevant Measurement Period, (b) if any Indebtedness has a floating or formula rate, then the rate of interest for such Indebtedness for the applicable period for purposes of the calculations contemplated by this definition shall be determined for existing Indebtedness by utilizing the rate which is in effect with respect to such Indebtedness as at the relevant date of such calculations, and for Indebtedness incurred in connection with such transaction, by utilizing the rate which would be in effect with respect to such Indebtedness as at the relevant date of such calculations, (c) income statement items (whether positive or negative) attributable to all property acquired in such transaction or to the Investment comprising such transaction, as applicable, shall be included as if such transaction has occurred as of the first day of the relevant Measurement Period, after giving effect to operating expense reductions for such period related to the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the board of directors of the Borrower of any closing) of any facility, as applicable, resulting from the Permitted Acquisition which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within twelve (12) months following any such Permitted Acquisition, excluding transaction fees and costs associated with such acquisition, and (d) such other pro-forma adjustments which would be permitted or required by Regulations S-K and S-X under the Securities Act shall be taken into account.

“Projections” has the meaning specified in Section 5.01(f).

“Properties” has the meaning specified in Section 3.07(a).

“Public Debt” means, collectively, Indebtedness under the Senior Notes, the Senior Notes Indenture, the Senior Convertible Notes and the Senior Convertible Notes Indenture.

“Public Lender” has the meaning specified in Section 5.01.

“Qualifying Term Loans” has the meaning specified in Section 2.25(b).

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.

“Redemption Indebtedness” means any unsecured Indebtedness issued by a Loan Party to current or former employees, officers or directors of the Borrower or any Subsidiary to redeem the Equity Interests of such employees or officers to the extent that (a) the principal amount of Redemption Indebtedness then being issued, together with all cash payments to redeem such Equity Interests, does not exceed the amount permitted by Section 6.02(h), and (b) the Borrower could have incurred the amount of such Redemption Indebtedness as a Revolving Loan at the time of the issuance thereof.

“Reference Date” has the meaning specified in the definition of “Available Amount.”

“Refinanced Debt” has the meaning specified in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinanced Term Loans” has the meaning specified in Section 9.02(c).

“Refinancing” means the refinancing on the Closing Date of the Indebtedness owing under the Existing Credit Agreement.

“Refinancing Amendment” means an amendment to this Agreement executed by each of the Borrower, the Administrative Agent, each Additional Refinancing Lender and each Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.23.

“Refinancing Series” means all Refinancing Term Loans or Refinancing Term Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans or Refinancing Term Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same Effective Yield and amortization schedule.

“Refinancing Term Commitments” means one or more term loan commitments hereunder that fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Lenders” means, at any time, any Lender that has a Refinancing Term Commitment of a given Refinancing Series or a Refinancing Term Loan of a given Refinancing Series at such time.

“Refinancing Term Loans” means one or more term loans hereunder that result from a Refinancing Amendment.

“Register” has the meaning specified in Section 9.04(b)(iv).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Rejection Notice” has the meaning specified in Section 2.11(h).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Currency Equivalent” means the Dollar Equivalent or each Alternate Currency Equivalent, as applicable.

“Replacement Term Loans” has the meaning specified in Section 9.02(c).

“Repurchase Amount” has the meaning specified in Section 2.25(a).

“Repurchase Notice” has the meaning specified in Section 2.25(a).

“Required Facility Lenders” means, with respect to any Facility on any date of determination, Lenders having more than 50% of the sum of (a) the Total Outstandings under such Facility (with the aggregate Dollar Amount of each Lender’s risk participation and funded participation in LC Exposure, Swingline Exposure and Alternate Currency Participations, as applicable, under such Facility being deemed “held” by such Lender for purposes of this definition) and (b) the aggregate unused Commitments under such Facility; provided that the unused Commitments of, and the portion of the Total Outstandings under such Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Facility Lenders.

“Required Lenders” means, at any time, Lenders having Term Exposures, Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Term Exposures, Revolving Credit Exposures and the unused Revolving Commitments at such time.

“Requirements of Law” means, collectively, any and all applicable requirements of any Governmental Authority including any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes or case law.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower (other than any rights under any promissory notes or debt securities convertible into or exchangeable for Equity Interests of the Borrower at any time prior to the date any such promissory notes or debt securities are converted or exchanged into Equity Interests), or any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person’s thereof).

“Revaluation Date” means with respect to any Alternate Currency Loan, each of the following: (a) each date of a Borrowing of a Alternate Currency Loan, (b) each date of a continuation of a Alternate Currency Loan, and (c) such additional dates as the Administrative Agent shall reasonably determine or the Required Facility Lenders under the Revolving Credit Facility shall reasonably require; provided that, in any event, a Revaluation Date shall occur not later than six (6) months following the prior Revaluation Date with respect to such Alternate Currency Loan or, if no Revaluation Date shall have yet occurred with respect to such Alternate Currency Loan, not later than six (6) months following the initial Borrowing of such Alternate Currency Loan.

“Revolver Extension Request” has the meaning specified in Section 2.21(b).

“Revolver Extension Series” has the meaning specified in Section 2.21(b).

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit, Alternate Currency Loans and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Revolving Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Revolving Lender pursuant to Sections 2.19(b), 2.20(b), 2.21 and 9.04. The initial amount of each Revolving Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Revolving Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Revolving Lenders’ Revolving Commitments is $100,000,000, as such amount may be adjusted from time to time in accordance with the terms of this Agreement, including pursuant to any applicable Revolving Commitment Increase.

“Revolving Commitment Increase” has the meaning specified in Section 2.22(a).

“Revolving Commitment Increase Lender” has the meaning specified in Section 2.22(b).

“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Revolving Loans (for this purpose, using the Dollar Equivalent of each Alternate Currency Loan then outstanding), and its Alternate Currency Participation, LC Exposure and Swingline Exposure at such time. For purposes of this definition, (x) the Dollar Equivalent amounts not denominated in dollars shall be used and (y) the amount of Alternate Currency Loans made by the Fronting Alternate Currency Lender at any time shall be reduced by the aggregate amount of Alternate Currency Participations therein purchased by the other Lenders in such Alternate Currency Loans pursuant to Section 2.20.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Commitments at such time.

“Revolving Lenders” means the Persons listed on Schedule 2.01 as Revolving Lenders and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Revolving Lenders” includes the Swingline Lender.

“Revolving Loan” means a Revolving Loan made pursuant to Section 2.01(a).

“S&P” means Standard & Poor’s.

“Sale and Leaseback Transaction” has the meaning specified in Section 6.11.

“Secured Obligations” means (a) the Obligations, (b) the due and punctual payment of all Swap Obligations and (c) the due and punctual payment of all obligations of Borrower and the other Loan Parties (including overdrafts and related liabilities) under each Treasury Services Agreement entered into with any Treasury Services Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders and each Swap Bank and each Treasury Service Bank if within five (5) Business Days of entering into such Swap

Agreement or Treasury Services Agreement such Person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Administrative Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Article VIII, and Sections 9.03, 10.03 and 9.09 as if it were a Lender.

“Security Agreement” means the Guarantee and Collateral Agreement, dated as of the date hereof, substantially in the form of Exhibit D among the Loan Parties and Administrative Agent for the benefit of the Secured Parties.

“Security Agreement Collateral” means all property pledged or granted as collateral pursuant to the Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.10.

“Security Agreement Supplement” means an Assumption Agreement in the form of Exhibit I to the Security Agreement.

“Security Documents” means, collectively, the Security Agreement, the Mortgages, the Intellectual Property Security Agreements and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as Collateral for the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, any Mortgage or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement or any Mortgage and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the Secured Obligations, including any joinders, supplements and other agreements delivered pursuant to Section 5.10.

“Senior Note Indenture” means the Indenture dated as of January 28, 2011 entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Notes, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith, as may be amended, waived or otherwise modified in accordance with the terms thereof and hereof.

“Senior Notes” means the 6 5/8% Senior Notes due 2021 of the Borrower issued on January 28, 2011 pursuant to the Senior Note Indenture, as may be amended, waived or otherwise modified in accordance with the terms thereof and hereof.

“Senior Convertible Notes” means the Senior Convertible Discount Notes due 2033, issued by the Borrower pursuant to the Senior Convertible Notes Indenture in the original aggregate principal amount of $239,794,000, as may be amended, waived or otherwise modified in accordance with the terms thereof and hereof.

“Senior Convertible Notes Indenture” means the Indenture dated May 22, 2003 entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Convertible Notes, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith, as may be amended, waived or otherwise modified in accordance with the terms thereof and hereof.

“Shared Mail Business” means the Borrower’s business division and reporting segment (formerly known as ADVO, Inc.) that provides targeting, distribution and delivery services to customers for printed advertising inserts and other advertisements in a shared or cooperative manner via the United States Post Office on a saturation basis.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 9.04(e).

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Spot Selling Rate” means with respect to any Alternate Currency, (x) the spot exchange rate as shown in the Wall Street Journal on the date which is one Business Day prior to any such determination (or on such other basis as is satisfactory to the Administrative Agent) or (y) if the provisions of the foregoing clause (x) are not applicable, the spot selling rate at which the Administrative Agent offers to sell such Alternate Currency for dollars in the London foreign exchange market at approximately 11:00 a.m. London time on such date for delivery two (2) Business Days later.

“State of Registration” means the United States of America.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies (including any foreign exchange contract), commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Bank” means any Person that is an Administrative Agent, a Lender, or an Affiliate of any of the foregoing at the time it enters into a Swap Agreement, in its capacity as a party thereto, whether or not such Person subsequently ceases to be an Administrative Agent, a Lender or an Affiliate of any of the foregoing.

“Swap Obligations” means obligations under or with respect to Swap Agreements with a Swap Bank permitted under Section 6.12 hereof and designated by the Borrower in writing to the Administrative Agent as “Swap Obligations”, but excluding any obligations under Permitted Call Spread Contracts.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swingline Sublimit” means an amount equal to the lesser of (a) $20,000,000 and (b) the aggregate of the Revolving Commitments. The Swingline Sublimit is part of, and not in addition to, the Revolving Commitments.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in euro.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Term A Loans, expressed as an amount representing the maximum aggregate amount of such Term Lender’s Term Exposure hereunder, as reduced or increased from time to time pursuant to assignments by or to such Term Lender pursuant to Sections 2.19(b), 2.20(b) and 9.04. The initial amount of each Term Lender’s Term A Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Term Lender shall have assumed its Term A Commitment, as applicable. The initial aggregate amount of the Term A Lenders’ Term A Commitments is $300,000,000.

“Term A Lenders” means the Persons listed on Schedule 2.01 as Term A Lenders and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Term A Loan” means a Term A Loan made pursuant to Section 2.01(b).

“Term A Loan Repayment Date” has the meaning specified in Section 2.08.

“Term Commitment” means any Term A Commitment, Refinancing Term Commitment or Extended Term Commitment, as applicable.

“Term Exposure” means, with respect to any Term Lender at any time, the sum of the outstanding principal amount of such Term Lender’s Term Loans at such time.

“Term Lender” means any Term A Lender, Incremental Term Lender, Refinancing Term Lender or Extending Term Lender, as applicable.

“Term Loan” means any Term A Loan, Incremental Term Loan or Extending Term Loan, as applicable.

“Term Loan Extension Request” has the meaning specified in Section 2.21(a).

“Term Loan Extension Series” has the meaning specified in Section 2.21(a).

“Term Loan Repurchase” has the meaning specified in Section 2.25(a).

“Threshold Amount” means $50,000,000.

“Total Tangible Net Assets” means the total tangible net assets of the Borrower and the Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 5.01(a) or 5.01(b) or, for the period prior to the time any such statements are so delivered pursuant to Section 5.01(a) or 5.01(b), the pro forma financial statements delivered pursuant to Section 4.01(g).

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all LC Exposure.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans, the issuance of Letters of Credit and the use of the proceeds of the Loans.

“Treasury Services Agreement” means any agreement relating to treasury, depositary and cash management services or automated clearinghouse transfer of funds.

“Treasury Services Bank” means any Person that is an Administrative Agent, a Lender, or an Affiliate of any of the foregoing at the time it enters into a Treasury Services Agreement, in its capacity as a party thereto, whether or not such Person subsequently ceases to be an Administrative Agent, a Lender or an Affiliate of any of the foregoing.

“Treasury Services Obligations” means obligations under or with respect to Treasury Services Agreements with a Treasury Services Bank and designated by the Borrower in writing to the Administrative Agent as “Treasury Services Obligations”.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York.

“Unfunded Alternate Currency Participation” means, in respect of any Participating Alternate Currency Lender’s Alternate Currency Participation in an Alternate Currency Revolving Loan of the Fronting Alternate Currency Lender, the outstanding principal amount of such Alternate Currency Participation minus the amount of such Participating Alternate Currency Lender’s Funded Alternate Currency Participation in such Alternate Currency Revolving Loan.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning specified in Section 2.17(f)(ii)(D)(2).

“Voting Stock” means, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means, as to any Person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a 100% equity interest at such time.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes”

and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under any financial accounting standard to value any indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”, as defined therein. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Administrative Agent financial statements and other documents required under this Agreement.

SECTION 1.05. Currency Equivalents.

(a) The Administrative Agent shall determine the Spot Selling Rates as of each Revaluation Date to be used for calculating Dollar Equivalent of Credit Extensions and Outstanding Amounts denominated in Alternate Currencies. Such Spot Selling Rates shall become effective as of such Revaluation Date and shall be the Spot Selling Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial ratios hereunder or except as otherwise provided herein, the applicable amount of any currency (other than dollars) for purposes of the Loan Documents shall be such Dollar Equivalent as so determined by the Administrative Agent.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Loan, an amount, such as a required minimum or multiple amount, is expressed in dollars, but such Borrowing or Eurocurrency Loan is denominated in an Alternate Currency, such amount shall be the relevant Alternate Currency Equivalent of such dollar amount (rounded to the nearest unit of such Alternate Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

(c) Notwithstanding the foregoing, for purposes of determining compliance with Sections 6.02, 6.03 and 6.08 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.05 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

(d) For purposes of determining compliance with the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio, the equivalent in dollars of any amount denominated in a currency other than dollars will be converted to dollars (i) with respect to income statement items, in a manner consistent with that used in calculating Consolidated Net Income in the Borrower’s latest financial statements delivered pursuant to Section 5.01(a) or 5.01(b) and (ii) with respect to balance sheet items, in a manner consistent with that used in calculating balance sheet items in the Borrower’s latest financial statements delivered pursuant to Section 5.01(a) or 5.01(b) and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Swap Agreements for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar Equivalent of such Indebtedness.

ARTICLE II

The Credits

SECTION 2.01. Commitments.

(a) Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. All Revolving Loans shall be denominated in dollars; provided, however, the Borrower may elect, by notice from Borrower to the Administrative Agent in accordance with the procedures set forth in Section 2.20 below, to borrow Revolving Loans in one or more Alternate Currencies up to $15,000,000 at any time outstanding.

(b) Term A Loans. Subject to the terms and conditions set forth herein, each Term A Lender agrees to make a Term A Loan to the Borrower on the Closing Date in dollars in the principal amount not to exceed its Term A Commitment. Amounts paid or prepaid in respect of Term A Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Revolving Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurocurrency Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Latest Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing (a) in the case of a Eurocurrency Borrowing in dollars, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing, (b) in the case of a Eurocurrency Borrowing in an Alternate Currency, not later than 11:00 a.m., London, England time, four (4) Business Days before the date of the proposed Borrowing, and (c) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 12:00 noon, New York City time, on the date of the proposed Borrowing or (c) in the case of Alternate Currency Loans, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and made by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be of Revolving Loans or Term Loans, and, if a Term Loan, what Class of Term Loan;

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06(a);

(vii) that the conditions set forth in Sections 4.02(a) and (b) have been satisfied as of the date of the notice; and

(viii) in the case of Eurocurrency Loans in an Alternate Currency, the Alternate Currency for such Revolving Loans.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in dollars to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Sublimit or (ii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by in writing, not later than 3:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Revolving Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a

Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05. Letters of Credit. (a) General. On the Closing Date, the Letters of Credit outstanding under (and as defined in) the Existing Credit Agreement having a stated amount of $10,988,000 and will automatically, without any action on the part of any Person, be continued and ratified as Letters of Credit issued hereunder on the Closing Date for the account of the Borrower (such Letters of Credit, the “Existing Letters of Credit”). Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit in dollars for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; provided that no Existing Letter of Credit shall be amended, extended or renewed. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000 and (ii) the total Revolving Credit Exposures shall not exceed the total Revolving Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is one year following the Maturity Date; provided that any Letters of Credit outstanding after the Maturity Date (A) are cash collateralized in accordance with Section 2.05(j), or (B) are backstopped by letters of credit issued in favor of the Administrative Agent to reimburse payments of drafts drawn down under such outstanding Letters of Credit, which letters of credit shall be in amounts, with terms and conditions and from issuers, in each case, reasonably satisfactory to the Administrative Agent and the Issuing Bank.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.01(a) or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Revolving Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that the Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Revolving Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower in writing of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.05, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section 2.05 to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).

From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If (i) any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Revolving Loans has been accelerated, Required Facility Lenders under the Revolving Credit Facility) demanding the deposit of cash collateral pursuant to this paragraph, (ii) any Letters of Credit are outstanding on the Maturity Date, or (iii) required pursuant to Section 2.11(c), in each case, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon (or, if required by Section 2.11(c), an amount in cash equal necessary to remove any such excess, plus any accrued and unpaid interest thereon); provided that, with respect to the foregoing clause (i) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Sections 7.01(g), 7.01(h) or 7.01(i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Required Facility Lenders under the Revolving Credit Facility), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time (or 12:00 Noon, London time, with respect to Alternate Currency Loans), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank. The funding of all Revolving Loans which are denominated in an Alternate Currency shall also be subject to the provisions of Section 2.20.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Borrowings consisting of Alternate Currency Loans may not be converted to a different Type.

(b) To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election in writing by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be delivered by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) (the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) that the conditions set forth in Sections 4.02 have been satisfied as of the date of the notice; and

(vi) in the case of a Borrowing consisting of Alternate Currency Loans, the Alternate Currency of such Borrowing.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, except for Eurocurrency Borrowings consisting of Alternate Currency Loans.

SECTION 2.08. Amortization of Term Borrowings. The Borrower shall pay to the Administrative Agent, for the account of the Term A Lenders, on the dates set forth in the chart below, or if any such date is not a Business Day, on the immediately preceding Business Day (each such date, a “Term A Loan Repayment Date”), a principal amount of the Term A Loans equal to the amount set forth on chart below for such date (as adjusted from time to time pursuant to Section 2.11(g)), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. To the extent not previously paid, all Term A Loans shall be due and payable on the Maturity Date.

Date	Term A Loan Amount
September 30, 2011	$3,750,000
December 31, 2011	$3,750,000
March 31, 2012	$3,750,000
June 30, 2012	$3,750,000
September 30, 2012	$3,750,000
December 31, 2012	$3,750,000
March 31, 2013	$3,750,000
June 30, 2013	$3,750,000
September 30, 2013	$7,500,000
December 31, 2013	$7,500,000

Date	Term A Loan Amount
March 31, 2014	$7,500,000
June 30, 2014	$7,500,000
September 30, 2014	$11,250,000
December 31, 2014	$11,250,000
March 31, 2015	$11,250,000
June 30, 2015	$11,250,000
September 30, 2015	$11,250,000
December 31, 2015	$11,250,000
March 31, 2016	$11,250,000
June 27, 2016	$161,250,000

SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11(c), the sum of the Revolving Credit Exposures would exceed the total Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders of such Class in accordance with their respective Commitments. If, after giving effect to any reduction of the Revolving Commitments, the Swingline Sublimit exceeds the amount of the Revolving Credit Facility, such Swingline Sublimit shall be automatically reduced by the amount of such excess. Except as provided above, the amount of any such Revolving Commitment reduction shall not be applied to the Swingline Sublimit unless otherwise specified by the Borrower.

(d) The Term Commitment of each Term A Lender was automatically and permanently reduced to $0 upon the making of such Term A Lenders Term A Loans pursuant to Section 2.01(b).

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Term A Lender, the principal amount of each Term A Loan of such Term A Lender as provided in Section 2.08, (ii) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding. The Borrower agrees to repay all outstanding Revolving Loans in dollars (with respect to Revolving Loans made in dollars) or in the applicable Alternate Currency (with respect to Alternate Currency Loans), in any case on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent (collectively, the “Notes”). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Optional and Mandatory Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part (in dollars, or in the applicable Alternate Currency, with respect to Alternate Currency Loans), subject to prior notice in accordance with paragraph (b) of this Section 2.11.

(b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) in writing of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment, (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment or (iv) in the case of prepayment of a Alternate Currency Borrowing, not later than 11:00 a.m., New York City time, four (4) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing; provided that each prepayment of Term Loans pursuant to Section 2.11(a) shall be applied pro rata to each Class of Term Loans (based upon the then outstanding principal amounts of the respective Classes of Term Loans) and to the remaining installments of each Class in direct order of maturity; provided further that (x) in the case of a voluntary prepayment of Term Loans pursuant to Section 2.11(a), in lieu of such application on a pro rata basis to each Class of Term Loans, at any time the Borrower may, at its option, direct that such prepayment be applied (in which case it shall be applied) (A) first, to then outstanding Term A Loans until all then outstanding Term A Loans have been repaid in full, and (B) thereafter, to the successive Class or Classes of Term Loans with the then next earliest Maturity Date (ratably among such Classes, if multiple Classes exist with the same Maturity Date), until all such Term Loans have been repaid in full, and so on, and (y) it is understood and agreed that this proviso may be modified as expressly provided in Sections 2.21 and 2.23 in connection with an Extension Amendment or a Refinancing Amendment, as the case may be. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid and the payment amount specified in such notice shall be due and payable on the date specified therein. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(c) Revolving Loan Prepayments.

(i) In the event of the termination of all the Revolving Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Borrowings and all outstanding Swingline Loans and replace all outstanding Letters of Credit or cash collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.05(j).

(ii) In the event of any partial reduction of the Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower and the Revolving Lenders of the sum of the Revolving Credit Exposures after giving effect thereto and (y) if the sum of the Revolving Credit Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then the Borrower shall, on the date of such reduction, first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.05(j), in an aggregate amount sufficient to eliminate such excess.

(iii) In the event that the sum of all Revolving Lenders’ Revolving Credit Exposures exceeds the Revolving Commitments then in effect (including on any date on which Dollar Equivalents are determined pursuant to Section 9.17), the Borrower shall, without notice or demand, immediately first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings, and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.05(j), in an aggregate amount sufficient to eliminate such excess.

(iv) In the event that the aggregate LC Exposure exceeds $50,000,000, the Borrower shall, without notice or demand, immediately replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.05(j), in an aggregate amount sufficient to eliminate such excess.

(v) In the event that the aggregate Swingline Exposure exceeds the Swingline Sublimit, the Borrower shall, without notice or demand, immediately repay or prepay Swingline Loans in an aggregate amount sufficient to eliminate such excess.

(vi) In the event that the aggregate Dollar Equivalent of Alternate Currency Loans exceeds $15,000,000, the Borrower shall, without notice or demand, immediately repay or prepay Alternate Currency Loans in an aggregate amount sufficient to eliminate such excess.

(d) Asset Sales. Not later than five (5) Business Days following the receipt of any Net Cash Proceeds of any Asset Sale by the Borrower or any of its Subsidiaries, the Borrower shall make prepayments in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i) no such prepayment shall be required under this Section 2.11(d) with respect to Net Cash Proceeds to the extent that such Net Cash Proceeds (A) result from any Asset Sale permitted by Sections 6.05(a), 6.05(b), 6.05(c), 6.05(e), 6.05(f) (other than with respect to Section 6.04(iv)), 6.05(h)(i), 6.05(h)(iii), 6.05(i), 6.05(j), 6.05(m) and 6.05(p), (B) result from the disposition of property which constitutes a Casualty Event, or (C) do not exceed $5,000,000 in any fiscal year of the Borrower (it being understood that the maximum amount of Asset Sales permitted by this clause (C) and Section 6.05(m) are additive for purposes of this Section 2.11(d)(i)); and

(ii) so long as no Default shall have occurred and be continuing or shall arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds (or a portion thereof), in the good faith judgment of senior management of the Borrower, are intended to be reinvested in assets useful for the business of the Borrower or any other Loan Party within 12 months following the receipt of such Net Cash Proceeds (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided that if all or any portion of such Net Cash Proceeds is not so reinvested within such 12-month period (or if committed to be reinvested within such 12-month period, have not been applied within 180 days of the end of such 12-month period) or if at any time prior thereto senior management of the Borrower determines that any such Net Cash Proceeds are no longer intended or cannot be so reinvested, such unused portion shall be applied on the last day of such period or the date of such determination as a mandatory prepayment as provided in this Section 2.11(d); provided, further, that if the property subject to such Asset Sale constituted Collateral, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Administrative Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Section 5.10.

(e) Casualty Events. Not later than five (5) Business Days following the receipt of any Net Cash Proceeds from a Casualty Event by the Borrower or any of its Subsidiaries in excess of $5,000,000 in any fiscal year, the Borrower shall make prepayments in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that so long as no Default shall have occurred and be continuing or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds (or a portion thereof), in the good faith judgment of senior management of the Borrower, are intended to be used to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid or to reinvest in other assets useful for the business of the Borrower or any other Loan Party, no later than 12 months following the date of receipt of such proceeds; provided further, that if all or any portion of such Net Cash Proceeds is not so reinvested within such 12-month period (or if committed to be reinvested within such 12-month period, have not been applied within 180 days of the end of such 12-month period) or if at any time prior thereto senior management of the Borrower determines that any such any such Net Cash Proceeds are no longer intended or cannot be so reinvested, such unused portion shall be applied on the last day of such period or the date of such determination as a mandatory prepayment as provided in this Section 2.11(e); provided still further, that if the property subject to such Casualty Event constituted Collateral under the Security Documents, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Administrative Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Section 5.10.

(f) Issuance of Indebtedness.

(i) Not later than one (1) Business Day following the receipt of any Net Cash Proceeds of any Indebtedness issued or incurred after the Closing Date (other than as permitted by Section 6.02 (excluding Section 6.02(v))) by the Borrower or any of its Subsidiaries, the Borrower shall make prepayments in accordance with Section 2.11(g) in an aggregate amount equal to 100% of such Net Cash Proceeds.

(ii) If the Borrower incurs or issues any Credit Agreement Refinancing Indebtedness, the Borrower shall, substantially contemporaneously with such incurrence or issuance, prepay Term Loans in an aggregate Dollar Amount equal to 100% of the Net Cash Proceeds of such issuance. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind or amend any notice of prepayment under this Section 2.11(f)(ii) if such prepayment would have resulted from an issuance of Credit Agreement Refinancing Indebtedness, which issuance shall not be consummated or shall otherwise be delayed.

(g) Application of Prepayments. Mandatory prepayments shall be applied first pro rata to each Class of Term Loans outstanding (based upon the then outstanding principal amounts of the respective Classes of Term Loans) and, after the Term Loans outstanding have been prepaid in full, then, to the Revolving Loans outstanding, without any reduction of the Revolving Commitments. Any prepayments of Term Loans pursuant to Section 2.11(a) shall be applied to reduce scheduled repayments required under Section 2.08, pro rata based on the aggregate principal amount of such scheduled repayments. Any prepayments of Term Loans pursuant to Sections 2.11(d), 2.11(e) or 2.11(f) shall be applied on a pro rata basis among the repayments remaining to be made on each other Term Loan Repayment Date. Amounts to be applied pursuant to this Section 2.11(g) to the prepayment of Term Loans and Revolving Loans shall be applied, as applicable, first, to reduce outstanding ABR Term Loans and, then, ABR Revolving Loans. Any amounts remaining after each such application shall be applied to prepay Eurocurrency Term Loans or Eurocurrency Revolving Loans, as applicable. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.11(g) shall be in excess of the amount of the ABR Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrower, the Excess Amount shall be either (i) deposited in an escrow account on terms satisfactory to the Administrative Agent and applied to the prepayment of Eurocurrency Loans on the last day of the then next-expiring Interest Period for Eurocurrency Loans; provided that (A) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess

Amount shall have been used in full to repay such Loans and (B) at any time while a Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (ii) prepaid immediately, together with any amounts owing to the Lenders under Section 2.16.

(h) Declined Prepayments. The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Sections 2.11(d) and 2.11(e) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Term Lender of the contents of the Borrower’s prepayment notice and of such Term Lender’s pro rata share of the prepayment. Each Term Lender may reject all or a portion of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Sections 2.11(d) and 2.11(e) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. (New York time) one Business Day after the date of such Term Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds shall be offered to the Term Lenders not so declining such prepayment on a pro rata basis in accordance with the Dollar Amounts of the Term Loans of such Lender (with such non-declining Term Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent). To the extent such non-declining Term Lenders elect to decline their pro rata share of such Declined Proceeds, any Declined Proceeds remaining thereafter shall be retained by the Borrower.

SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Revolving Commitment of such Revolving Lender during the period from and including the Closing Date to but excluding the date on which such Revolving Commitment terminates; provided that, if such Revolving Lender continues to have any Revolving Credit Exposure after its Revolving Commitment terminates, then such commitment fee shall continue to accrue on the average daily unused amount of such Revolving Lender’s Revolving Credit Exposure from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Revolving Lender ceases to have any Revolving Credit Exposure. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments expire or terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to Revolving Commitments, a Revolving Commitment of a Revolving Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Revolving Lender shall be disregarded for such purpose).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Loans on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a LC Fronting Fee accruing on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and the LC Fronting Fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest in the case of a Eurocurrency Loan, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base

Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) All interest paid or payable pursuant to this Section 2.13 shall be paid in the Approved Currency in which the Loan giving rise to such interest is denominated.

SECTION 2.14. Alternate Rate of Interest; Illegality. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders in writing as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(c) If any Lender reasonably determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the Adjusted LIBO Rate (whether denominated in dollars or an Alternate Currency), or to determine or charge interest rates based upon the Adjusted LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars or any Alternate Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Loans or to convert ABR Loans to Eurocurrency Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted LIBO Rate component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all Eurocurrency Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes and (B) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes));

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient (as determined in such Lender or other Recipient’s good faith discretion) of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines (in its good faith discretion) that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits (or deposits of an Alternate Currency) of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17. Withholding of Taxes; Gross-Up. (a) Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, if any, a copy of the return reporting such payment, if any, or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.17(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d) shall be paid within ten (10) days after the Recipient delivers to any Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(e) shall be paid within ten (10) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A) through (E) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within ten (10) days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to the Borrower shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit E (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.17(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Issuing Bank. For purposes of Section 2.17(e) and (f), the term “Lender” includes any Issuing Bank.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars, except for payments of Alternate Currency Loans, which shall by made in the applicable Alternate Currency in which such Alternate Currency Loan was made.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans, Revolving Loans, Alternate Currency Participation or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term

Loans, Revolving Loans, Alternate Currency Participation and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Revolving Loans, Alternate Currency Participations and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Loans, Alternate Currency Participations and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or 2.05(e), 2.06(a), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Fronting Alternate Currency Lender, the Swingline Lender or the Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender determines that it is unlawful for it to make, maintain or fund Eurocurrency Loans pursuant to Section 2.14(c), then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, if Borrower exercises its replacement rights under Section 9.02(c), or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, Alternate Currency Participations and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. Alternate Currency Loans; Intra-Lender Issues.

(a) Alternate Currency Participations. Notwithstanding anything to the contrary contained herein, all Alternate Currency Loans shall be made solely by the Revolving Lenders with Alternate Currency Funding Capacity, on a pro rata basis in accordance with the Applicable Percentage hereunder. Each Revolving Lender that does not have Alternate Currency Funding Capacity (in each case, a “Participating Alternate Currency Lender”), shall irrevocably and unconditionally purchase and acquire from JPMorgan Chase Bank, N.A., in its capacity as the sole fronting bank, (such Lender hereinafter referred to as the “Fronting Alternative Currency Lender”), and shall be deemed to irrevocably and unconditionally purchase and acquire from the Fronting Alternate Currency Lender, and the Fronting Alternate Currency Lender shall sell and be deemed to sell to each such Participating Alternate Currency Lender, without recourse or any representation or warranty whatsoever, an undivided interest and participation (an “Alternate Currency Participation”) in each Alternate Currency Revolving Loan funded by the Fronting Alternate Currency Lender in an amount equal to such Participating Alternate Currency Lender’s Applicable Percentage of such Alternate Currency Revolving Loan. Such purchase and sale of an Alternate Currency Participation shall be deemed to occur automatically upon the making of an Alternate Currency Revolving Loan by the Fronting Alternate Currency Lender, without any further notice to any Participating Alternate Currency Lender. The purchase price payable by each Participating Alternate Currency Lender to the Fronting Alternate Currency Lender for each Alternate Currency Participation purchased by it from the Fronting Alternate Currency Lender shall be equal to 100% of the principal amount of such Alternate Currency Participation (i.e., the product of (i) the amount of the relevant Alternate Currency Revolving Loan and (ii) such Participating Alternate Currency Lender’s Applicable Percentage), and such purchase price shall be payable by each Participating Alternate Currency Lender to the Fronting Alternate Currency Lender in accordance with the settlement procedure set forth in Section 2.20(b) below. The Fronting Alternate Currency Lender and Administrative Agent shall record on their books the amount of the Alternate Currency Loans made by the Fronting Alternate Currency Lender and each Participating Alternate Currency Lender’s Alternate Currency Participation

and Funded Alternate Currency Participation therein, all payments in respect thereof and interest accrued thereon and all payments made by and to each Participating Alternate Currency Lender pursuant to this Section 2.20.

(b) Settlement Procedures for Alternate Currency Revolving Loan Participations. Each Participating Alternate Currency Lender’s Alternate Currency Participation in the Alternate Currency Loans shall be in an amount equal to its Applicable Percentage of all such Alternate Currency Loans. However, in order to facilitate the administration of the Alternate Currency Loans made by the Fronting Alternate Currency Lender and the Alternate Currency Participations, settlement among the Fronting Alternate Currency Lender and the Participating Alternate Currency Lenders with regard to the Participating Alternate Currency Lenders’ Alternate Currency Participations shall take place in accordance with the following provisions:

(i) The Fronting Alternate Currency Lender and the Participating Alternate Currency Lenders shall settle (an “Alternate Currency Participation Settlement”) by payments in respect of the Alternate Currency Participations as follows: So long as any Alternate Currency Loans are outstanding, Alternate Currency Participation Settlements shall be effected through Administrative Agent on such Business Days as Administrative Agent shall specify by a notice in writing to each Participating Alternate Currency Lender requesting such Alternate Currency Participation Settlement (each such date on which an Alternate Currency Participation Settlement occurs herein called an “Alternate Currency Participation Settlement Date”), such notice to be delivered no later than 2:00 p.m. (New York City time) at least two (2) Business Days prior to the requested Alternate Currency Participation Settlement Date; provided that Administrative Agent shall have the option but not the obligation to specify an Alternate Currency Participation Settlement Date and, in any event, shall not specify an Alternate Currency Participation Settlement Date prior to the occurrence of an Event of Default; provided, further, that if (x) such Event of Default is waived in writing in accordance with the terms hereof, (y) no Obligations have yet been declared due and payable under Section 7.02 and (z) Administrative Agent has actual knowledge of such cure or waiver, all prior to Administrative Agent’s giving notice to the Participating Alternate Currency Lenders of the first Alternate Currency Participation Settlement Date under this Agreement, then Administrative Agent shall not give notice to the Participating Alternate Currency Lenders of an Alternate Currency Participation Settlement Date based upon such cured or waived Event of Default. If on any Alternate Currency Participation Settlement Date the total principal amount of the Alternate Currency Loans made or deemed made by the Fronting Alternate Currency Lender during the period ending on (but excluding) such Alternate Currency Settlement Date and commencing on (and including) the immediately preceding Alternate Currency Participation Settlement Date (or the Closing Date in the case of the period ending on the first Alternate Currency Participation Settlement Date) (each such period herein called a “Alternate Currency Participation Settlement Period”) is greater than the principal amount of Alternate Currency Loans repaid during such Alternate Currency Participation Settlement Period to the Fronting Alternate Currency Lender, each Participating Alternate Currency Lender shall pay to the Fronting Alternate Currency Lender (through the Administrative Agent), no later than 2:00 p.m. (New York City time) on such Alternate Currency Participation Settlement Date, an amount equal to such Participating Alternate Currency Lender’s ratable share of the amount of such excess. If in any Alternate Currency Participation Settlement Period the outstanding principal amount of the Alternate Currency Loans repaid to the Fronting Alternate Currency Lender in such period exceeds the total principal amount of the Alternate Currency Loans made or deemed made by the Fronting Alternate Currency Lender during such period, the Fronting Alternate Currency Lender shall pay to each Participating Alternate Currency Lender (through Administrative Agent) on such Alternate Currency Participation Settlement Date an amount equal to such Participating Alternate Currency Lender’s ratable share of such excess.

Alternate Currency Participation Settlements in respect of Alternate Currency Loans shall be made in the respective Alternate Currency (or Dollar Equivalent) in which such Alternate Currency Loan was funded on the Alternate Currency Participation Settlement Date for such Alternate Currency Loans.

(ii) If any Participating Alternate Currency Lender fails to pay to the Fronting Alternate Currency Lender on any Alternate Currency Participation Settlement Date the full amount required to be paid by such Participating Alternate Currency Lender to the Fronting Alternate Currency Lender on such Alternate Currency Participation Settlement Date in respect of such Participating Alternate Currency Lender’s Alternate Currency Participation (such Participating Alternate Currency Lender’s “Alternate Currency Participation Settlement Amount”) with the Fronting Alternate Currency Lender, the Fronting Alternate Currency Lender shall be entitled to recover such unpaid amount from such Participating Alternate Currency Lender, together with interest thereon (in the same respective currency or currencies as the relevant Alternate Currency Loans) at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation with respect to Loans denominated in an Alternate Currency. Without limiting the Fronting Alternate Currency Lender’s rights to recover from any Participating Alternate Currency Lender any unpaid Alternate Currency Participation Settlement Amount payable by such Participating Alternate Currency Lender to the Fronting Alternate Currency Lender, Administrative Agent shall also be entitled to withhold from amounts otherwise payable to such Participating Alternate Currency Lender an amount equal to such Participating Alternate Currency Lender’s unpaid Alternate Currency Participation Settlement Amount owing to the Fronting Alternate Currency Lender and apply such withheld amount to the payment of any unpaid Alternate Currency Participation Settlement Amount owing by such Participating Alternate Currency Lender to the Fronting Alternate Currency Lender.

(iii) Whenever, at any time after the Fronting Alternate Currency Lender has received from any Participating Alternate Currency Lender such Participating Alternate Currency Lender’s Alternate Currency Participation Settlement Amount, the Fronting Alternate Currency Lender receives any payment on account of the Alternate Currency Loans, the Fronting Alternate Currency Lender will distribute to such Participating Alternate Currency Lender its Alternate Currency Participation Settlement Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Participating Alternate Currency Lender’s Alternate Currency Participation was outstanding and funded and, in the case of principal and interest payments, to reflect such Participating Alternate Currency Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Alternate Currency Loans then due); provided, however, that in the event that such payment received by the Fronting Alternate Currency Lender is required to be returned, such Participating Alternate Currency Lender will return to the Fronting Alternate Currency Lender any portion thereof previously distributed to it by the Fronting Alternate Currency Lender.

(iv) Following the first Alternate Currency Participation Settlement Date, the Administrative Agent shall effect an Alternate Currency Participation Settlement on each subsequent Alternate Currency Participation Settlement Date or within one (1) Business Day thereafter.

(c) Obligations Irrevocable. The obligations of each Participating Alternate Currency Lender to purchase from the Fronting Alternate Currency Lender a participation in each Alternate Currency Revolving Loan made by the Fronting Alternate Currency Lender. and to make payments to the Fronting Alternate Currency Lender with respect to such participation, in each case as provided herein, shall be irrevocable and not subject to any qualification or exception whatsoever, including any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents or of any Revolving Loans, against the Borrower or any Loan Party;

(ii) the existence of any claim, setoff, defense or other right which the Borrower or any other Loan Party may have at any time against the Administrative Agent, any Participating Alternate Currency Lender, or any other Person, whether in connection with this Agreement, any Alternate Currency Loans, the transactions contemplated herein or any unrelated transactions;

(iii) any application or misapplication of any proceeds of any Alternate Currency Loans;

(iv) the surrender or impairment of any security for any Alternate Currency Loans;

(v) the occurrence of any Default;

(vi) the commencement or pendency of any events specified in Sections 7.01(g), 7.01(h) or 7.01(i) hereof, in respect of the Borrower or any Subsidiary thereof or any other Person; or

(vii) the failure to satisfy the applicable conditions precedent set forth in Sections 4.01 and 4.02 hereof.

(d) Recovery or Avoidance of Payments. In the event any payment by or on behalf of the Borrower or any other Loan Party received by Administrative Agent with respect to any Alternate Currency Revolving Loan made by the Fronting Alternate Currency Lender is thereafter set aside, avoided or recovered from the Administrative Agent in connection with any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, or due to any mistake of law or fact, each Participating Alternate Currency Lender shall, upon demand by Administrative Agent, pay to the Fronting Alternate Currency Lender (through Administrative Agent) such Participating Alternate Currency Lender’s pro rata share of such amount set aside, avoided or recovered, together with interest at the rate and in the currency required to be paid by the Fronting Alternate Currency Lender or Administrative Agent upon the amount required to be repaid by it.

(e) Indemnification by Lenders. Each Participating Alternate Currency Lender agrees to indemnify the Fronting Alternate Currency Lender (to the extent not reimbursed by the Borrower and without limiting the obligations of the Borrower hereunder or under any other Loan Document) ratably for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Fronting Alternate Currency Lender in any way relating to or arising out of any Alternate Currency Loans or any action taken or omitted by the Fronting Alternate Currency Lender in connection therewith; provided that no Participating Alternate Currency Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the Fronting Alternate Currency Lender. Without limiting the foregoing, each Participating Alternate Currency Lender agrees to reimburse the Fronting Alternate Currency Lender promptly upon demand for such Participating Alternate Currency Lender’s ratable share of any costs or expenses payable by the Borrower to the Fronting Alternate Currency Lender in respect of the Alternate Currency Loans to the extent that the Fronting Alternate Currency Lender is not promptly reimbursed for such costs and expenses by the Borrower. The agreement contained in this Section 2.20(e) shall survive payment in full of all Alternate Currency Loans.

(f) Alternate Currency Revolving Loan Participation Fee. In consideration for each Participating Alternate Currency Lender’s participation in the Alternate Currency Loans made by the Fronting Alternate Currency Lender, the Fronting Alternate Currency Lender agrees to pay to Administrative Agent for the account of each Participating Alternate Currency Lender, as and when the Fronting Alternate Currency Lender receives payment of interest on its Alternate Currency Loans, a fee (the “Alternate Currency Participation Fee”) at a rate per annum equal to the Applicable Margin on such Alternate Currency Loans minus 0.25% on the Unfunded Alternate Currency Participation of such Participating Alternate Currency Lender in such Alternate Currency Loans of the Fronting Alternate Currency Lender. The Alternate Currency Participation Fee in respect of any Unfunded Alternate Currency Participation in an Alternate Currency Revolving Loan shall be payable to Administrative Agent in an Alternate Currency when interest on such Alternate Currency Revolving Loan is received by the Fronting Alternate Currency Lender. If the Fronting Alternate Currency Lender does not receive payment in full of such interest, the Alternate Currency Participation Fee in respect of the Unfunded Alternate Currency Participation in such Alternate Currency Loans shall be reduced proportionately. Any amounts payable under this Section 2.20 by the Administrative Agent to the Participating Alternate Currency Lenders shall be paid in the Alternate Currency in which the respective Alternate Currency Loan was funded (or, if different, the currency in which such interest payments are actually received).

(g) Defaulting Lenders; etc. Notwithstanding anything to the contrary contained above, (x) no Lender may become a Participating Alternate Currency Lender at any time it is a Defaulting Lender, and (y) if any Participating Alternate Currency Lender at any time becomes a Defaulting Lender or if the Fronting Alternate Currency Lender reasonably determines that the credit quality of any then existing Participating Alternate Currency Lender has suffered a material adverse change, the Fronting Alternate Currency Lender shall have the right to, by notice to the affected Lender, (i) terminate such Lender’s status as a Participating Alternate Currency Lender for Revolving Loans, (ii) declare a Alternate Currency Participation Settlement Date to occur with respect to such affected Lender and (iii) require such Participating Alternate Currency Lender to cash collateralize (in the relevant Alternate Currency) such Lender’s Applicable Percentage of outstanding Alternate Loans and if such Lender fails to cash collateralize such Loans, upon two (2) days’ notice require the Borrower to cash-collateralize (in the relevant Alternate Currency) such Lender’s Applicable Percentage of outstanding Alternate Currency Loans.

SECTION 2.21. Extension of Term Loans; Extension of Revolving Commitments.

(a) Extension of Term Loans. The Borrower may at any time and from time to time request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.21. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be identical to the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan

Tranche, to the extent provided in the applicable Extension Amendment; (ii) the Effective Yield with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the Effective Yield for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have optional prepayment terms (including call protection) as may be agreed by the Borrower and the Lenders thereof; provided that no Extended Term Loans may be optionally prepaid prior to the date on which all Term Loans with an earlier final stated maturity (including Term Loans under the Existing Term Loan Tranche from which they were amended) are repaid in full, unless such optional prepayment is accompanied by a pro rata optional prepayment of such other Term Loans; provided, however, that (A) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Term Loans hereunder, (B) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of any other Term Loans then outstanding (except by virtue of amortization or prepayment of such Term Loans prior to the incurrence of the Extended Term Loans of such Term Loan Extension Series), and (C) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Term Loan Extension Request. Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche. Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.21 shall be in an aggregate principal amount that is not less than $50,000,000.

(b) Extension of Revolving Commitments. The Borrower may at any time and from time to time request that all or a portion of the Revolving Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to extend the Maturity Date with respect to all or a portion of any principal amount of such Revolving Commitments (any such Revolving Commitments which have been so amended, “Extended Revolving Commitments”) and to provide for other terms consistent with this Section 2.21. In order to establish any Extended Revolving Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) be identical to the Revolving Commitments under the Existing Revolver Tranche from which such Extended Revolving Commitments are to be amended, except that: (i) the Maturity Date of the Extended Revolving Commitments may be delayed to a later date than the Maturity Date of the Revolving Commitments of such Existing Revolver Tranche, to the extent provided in the applicable Extension Amendment; (ii) the Effective Yield with respect to extensions of credit under the Extended Revolving Commitments (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the Effective Yield for extensions of credit under the Revolving Commitments of such Existing Revolver Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving

Commitments); and (iv) all borrowings under the applicable Revolving Commitments (i.e., the Existing Revolver Tranche and the Extended Revolving Commitments of the applicable Revolver Extension Series) and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (B) repayments required upon the Maturity Date of the non-extending Revolving Commitments); provided that in no event shall the final maturity date of any Extended Revolving Commitments of a given Revolver Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Revolving Commitments hereunder. Any Extended Revolving Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series”) of Extended Revolving Commitments for all purposes of this Agreement; provided that any Extended Revolving Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche. Each Revolver Extension Series of Extended Revolving Commitments incurred under this Section 2.21(b) shall be in an aggregate principal amount that is not less than $25,000,000.

(c) Extension Request. The Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolver Tranche, as applicable, are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.21. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving Commitments amended into Extended Revolving Commitments, as applicable, pursuant to any Extension Request. Any existing Term Lender wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans and any Revolving Lender (each, an “Extending Revolving Lender”) wishing to have all or a portion of its Revolving Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or Revolving Commitments under the Existing Revolver Tranche, as applicable, which it has elected to request be amended into Extended Term Loans or Extended Revolving Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Commitments under the Existing Revolver Tranche, as applicable, in respect of which applicable Term Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans or Extended Revolving Commitments, as applicable, requested to be extended pursuant to the Extension Request, Term Loans or Revolving Commitments, as applicable, subject to Extension Elections shall be amended to Extended Term Loans or Revolving Commitments, as applicable, on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans or Revolving Commitments, as applicable, included in each such Extension Election.

(d) New Revolving Commitment.

(i) Notwithstanding the foregoing, at any time and from time to time, upon notice by the Borrower to the Administrative Agent, banks, financial institutions or other institutional lenders or investors (“New Revolving Commitment Lenders”), which may or may not be then-existing Revolving Lenders, may elect to provide a new Revolving Commitment (a “New Revolving Commitment”) hereunder; provided that, the Administrative Agent, Issuing Bank and Swingline Lender shall have consented (not to be unreasonably withheld) to such banks, financial institutions or other institutional lenders or investors providing such New Revolving Commitments if such consent would be required under Section 9.04(b) for an assignment of Revolving Commitments to such Person. Such New Revolving Commitment will be in an amount (the “New Revolving Amount”) and have the terms specified in the notice to the Administrative Agent; provided that the terms of any New Revolving Commitment shall satisfy the requirements set forth in Section 2.21(b) with respect to Extended Revolving Commitments, mutatis mutandis, as though such New Revolving Commitment were an Extended Revolving Commitment with respect to an Existing Revolver Tranche.

(ii) Upon receipt of a New Revolving Commitment, (A) the Borrower shall make a Revolver Extension Request to all existing Revolving Lenders of the applicable Class or Classes being extended to extend the maturity date of their Revolving Commitments on the same terms as the New Revolving Commitment (each Revolving Lender that accepts such Revolver Extension Request, an “Electing Lender”, and each existing Revolving Lender that is not an Electing Lender, a “Non-Electing Lender”). Following such election Electing Lenders will take on a pro rata portion of the New Revolving Commitments and (i) the Revolving Commitments of all applicable existing Revolving Lenders will be permanently reduced by an aggregate amount equal to the New Revolving Amount in the manner specified by Section 2.09(c) and (B) the New Revolving Commitments of the New Revolving Commitment Lenders and the Electing Lenders will become effective. For the avoidance of doubt, after giving effect to such New Revolving Commitments (“Post-Effectiveness”), (1) the aggregate amount of Revolving Commitments of all Classes derived from each Class in effect prior to such New Revolving Commitments will be the same as the aggregate amount of Revolving Commitments of each Class in effect prior to giving effect to such New Revolving Commitments (“Pre- Effectiveness”), (2) the Revolving Lenders that are Non-Electing Lenders will have Revolving Commitments with the same terms as the Revolving Commitment in effect Pre-Effectiveness and (3) the Revolving Lenders that are Electing Lenders will have Revolving Commitments with the same terms as the New Revolving Commitment. Subject to the foregoing, the New Revolving Commitments of the New Revolving Commitment Lenders will otherwise be incorporated as Revolving Commitments hereunder in the same manner in which Extended Revolving Commitments are incorporated hereunder pursuant to this Section 2.21, and for the avoidance of doubt, all Borrowings and repayments of Revolving Loans after the effectiveness of a New Revolving Commitment shall be made pro rata across all applicable Classes of Revolving Commitments including such New Revolving Commitment (based on the outstanding principal amounts of the respective Classes of Revolving Commitments) except for (I) payments of interest and fees at different rates for each Class of Revolving Commitments (and related Outstanding Amounts), and (II) repayments required on the Maturity Date for any particular Class of Revolving Commitments.

(iii) (A) Upon the effectiveness of each New Revolving Commitment pursuant to this Section 2.21, each Revolving Lender of all applicable existing Classes of Revolving Commitments immediately prior to such effectiveness will automatically and without further act be deemed to have assigned to each New Revolving Commitment Lender, and each such New Revolving Commitment Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Line Loans held by each Revolving Lender of each applicable Class of Revolving Commitments (including each such New Revolving Commitment Lender) will equal the percentage of the aggregate Revolving Commitments of all applicable Classes of Revolving Lenders represented by such Revolving Lender’s Revolving Commitment, and (B) if, on the date of such effectiveness, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such New Revolving Commitment be prepaid. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(e) Extension Amendment. Extended Term Loans, Extended Revolving Commitments and New Revolving Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Term Lender, Extending Revolving Lender or New Revolving Commitment Lender, as applicable, providing an Extended Term Loan, Extended Revolving Commitment or New Revolving Commitment, as applicable, thereunder which shall be consistent with the provisions set forth in Sections 2.21(a), 2.21(b) or 2.21(d) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Sections 4.02(a), 4.02(b) and 4.02(c) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans, Extended Revolving Commitments or New Revolving Commitments, as applicable, are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans, Extended Revolving Commitments or New Revolving Commitments, as applicable, incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.08 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.08), (iii) modify the prepayments set forth in Section 2.11 (other than 2.11(c)) to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, (iv) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the fifth paragraph of Section 9.02(c) (without the consent of the Required Lenders called for therein) and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.21(e), and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(f) No conversion of Loans pursuant to any Extension in accordance with this Section 2.21 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

SECTION 2.22. Incremental Credit Extensions. (a) The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (i) one or more additional tranches of term loans or, if reasonably satisfactory to the Administrative Agent, an increase of an existing tranche (the “Incremental Term Loans”), or (ii) one or more increases in the amount of the Revolving Commitments (each such increase, a “Revolving Commitment Increase”); provided that upon the effectiveness of any Incremental Amendment referred to below and at the time any Incremental Term Loan is made (after giving effect thereto), (x) no Default has occurred and is continuing, and (y) the Administrative Agent shall have received from the Borrower a Compliance Certificate demonstrating a Consolidated Leverage Ratio of no more than 3.0 to 1.0 both immediately before and after giving effect to such Incremental Term Loan and/or Revolving Commitment Increase on a Pro Forma Basis for the most recently completed Measurement Period for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) and the Compliance Certificate has been delivered pursuant to Section 5.01(c). Each tranche of Incremental Term Loans and each Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $25,000,000 and integral multiples of $5,000,000 in excess thereof. Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Term Loans and the Revolving Commitment Increases shall not exceed $150,000,000. The Incremental Term Loans (i) shall rank pari passu in right of payment and of security with the Revolving Loans and the Term A Loans made on the Closing Date, (ii) shall not mature earlier than the Maturity Date with respect to the Term A Loans made on the Closing Date and (iii) shall be treated substantially the same as the Term A Loans made on the Closing Date (in each case, including with respect to mandatory and voluntary prepayments), provided that (x) the terms and conditions applicable to Incremental Term Loans shall be identical to those applicable to those of the Term A Loans set forth herein (other than interest rates and amortization schedule) and (y) the interest rates and amortization schedule applicable to the Incremental Term Loans shall be determined by the Borrower and the Lenders thereof; provided that the Incremental Term Loans shall not have a Weighted Average Life to Maturity shorter than that of the Term A Loans made on the Closing Date (except by virtue of amortization or prepayment of such Term Loans prior to the time of such incurrence). Each notice from the Borrower pursuant to this Section 2.22 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Revolving Commitment Increases. Incremental Term Loans may be made, and Revolving Commitment Increases may be provided, by any existing Lender (it being understood that no existing Term Lender will have an obligation to make a portion of any Incremental Term Loan and no existing Revolving Lender will have an obligation to provide a portion of any Revolving Commitment Increase), in each case on terms permitted in this Section 2.22 and otherwise on terms reasonably acceptable to the Administrative Agent, or by any other lender (any such other lender being called an “Additional Lender”), provided that the Administrative Agent shall have consented, and in the case of each Revolving Commitment Increase, the Issuing Bank and the Swingline Lender (such consents not to be unreasonably withheld) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increases if such consent would be required under Section 9.04(b) for an assignment of Term Loans or Revolving Commitments, as applicable, to such Lender or Additional Lender. Commitments in respect of Incremental Term Loans and Revolving Commitment Increases shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Revolving Lender, an increase in such Lender’s applicable Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders or Loan Parties, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. The effectiveness of (and, in the case of any Incremental Amendment for an Incremental Term Loan, the borrowing under) any Incremental Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree.

(b) The Borrower shall use the proceeds of the Incremental Term Loans and Revolving Commitment Increases for any purpose not prohibited by this Agreement. Upon each increase in the Revolving Commitments pursuant to this Section 2.22, (i) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans and Alternate Currency Participations such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit, (B) participations hereunder in Swingline Loans held by each Revolving Lender (including each such Revolving Commitment Increase Lender), and (C) Alternate Currency Participations will equal the percentage of the aggregate Revolving Commitments of all Revolving Lenders represented by such Revolving Lender’s Revolving Commitment and (ii) if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such increase in Revolving Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.16. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(c) This Section 2.22 shall supersede any provisions in Section 2.18 or 9.02 to the contrary.

SECTION 2.23. Refinancing Amendments. At any time after the Closing Date, the Borrower may obtain from any Lender or any Additional Refinancing Lender Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans then outstanding under this Agreement (which for this purpose will be deemed to include any then outstanding Refinancing Term Loans), in the form of Refinancing Term Loans, in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will rank pari passu in right of payment and of security with the other Term Loans and Term Commitments hereunder, (ii) will have such pricing and optional prepayment terms as may be agreed by the Borrower and the Lenders thereof, (iii) except as may be agreed to by the Lenders and Additional Refinancing Lenders providing such Credit Agreement Refinancing Indebtedness in the respective Refinancing Amendment (but solely as it relates to such Lenders waiving their pro rata share of any applicable prepayment or repayment), each Class of Refinancing Term Loans shall be prepaid and repaid on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) with all voluntary prepayments and mandatory prepayments of the other Classes of Term Loans, it being understood that the amortization schedule applicable to the Refinancing Term Loans shall be determined by the Borrower and the Lenders providing the Refinancing Term Loans and (iv) except as provided in clauses (ii) and (iii) above or as provided below, shall have covenants, events of default, guarantees, collateral and other terms which are substantially identical to, or less favorable to the Lenders of such Refinancing Term Loans than, the Refinanced Debt; provided further that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Sections 4.02(a), 4.02(b) and 4.02(c) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent (including Mortgage amendments) in order to ensure that the Refinancing Term Loans are provided with the benefit of the applicable Loan Documents. Each tranche of Credit Agreement Refinancing Indebtedness incurred under this Section 2.23 shall be in an aggregate principal amount that is not less than $50,000,000. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Term Loans and Term Commitments subject thereto as Refinancing Term Loans and/or Refinancing Term Commitments), (ii) provide certain class protection to the Lenders and Additional Refinancing Lenders providing such Credit Agreement Refinancing Indebtedness with respect to voluntary prepayments and mandatory prepayments, (iii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the fifth paragraph of Section 9.02(c) (without the consent of the Required Lenders called for therein) and (iv) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

SECTION 2.24. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender :

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02, except as set forth therein);

(c) if any Swingline Exposure, Alternate Currency Participation or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure, Alternate Currency Participation and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders (it being understood that the portion of such Alternate Currency Participation reallocated to non-Defaulting Lenders that are not Participating Alternate Currency Lenders shall remain as such until the Alternate Currency Participation Settlement Date has occurred with respect to such Alternate Currency Participation) in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure, Alternate Currency Participation and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure, (y) second, prepay such Alternate Currency Participation, and (z) third, cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.24(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.24(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender, the Fronting Alternate Currency Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan, the Fronting Alternate Currency Lender shall not be required to fund any Alternate Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender, the Fronting Alternate Currency Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender, the Fronting Alternate Currency Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Fronting Alternate Currency Lender, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure, Alternate Currency Participation and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall repurchase at par such of the Loans from the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.25. Term Loan Repurchase. (a) The Borrower may purchase, on one or more occasions, any and all of the Term A Loans (each, a “Term Loan Repurchase”) pursuant to the procedures described in this Section 2.25 (the transactions described in this Section 2.25, collectively, the “Modified Dutch Auctions” and each individually, a “Modified Dutch Auction”). In connection with any Term Loan Repurchase, the Borrower will notify the Administrative Agent and, upon receipt of such notice, the Administrative Agent shall promptly notify each of the Term Lenders (the “Repurchase Notice”), that the Borrower desires to purchase Term A Loans with proceeds in an aggregate amount specified by the Borrower (such amount or the proceeds necessary to repurchase such lesser amount of Term A Loans as are actually offered by Lenders in such Modified Dutch Auction, each, a “Repurchase Amount”) at a discount (which is expected to be within a range to be specified by the Borrower with respect to each Term Loan Repurchase; the “Discount Range”) equal to a percentage of par of the principal amount of such Term A Loans; provided that the par principal amount of the Term A Loans desired to be repurchased by the Borrower in each Modified Dutch Auction shall be not less than $10,000,000 in the aggregate (it being understood that the par principal amount of the Term A Loans actually repurchased may be less than $10,000,000 in the event that the aggregate par principal amount of Term A Loans actually offered by Lenders in such Modified Dutch Auction is less than $10,000,000).

(b) In connection with a Term Loan Repurchase, the Borrower will allow each Lender of Term A Loans to specify a discount to par (the “Acceptable Discount”) within the Discount Range for a principal amount (subject to rounding requirements specified by the Administrative Agent) of Term A Loans at which such Lender is willing to permit such Term Loan Repurchase. Based on the Acceptable Discounts and principal amounts of Term A Loans specified by Lenders, the Administrative Agent, in consultation with the Borrower, will determine the applicable discount (the “Applicable Discount”) for any Term Loan Repurchase, which Applicable Discount represents the greatest Acceptable Discount at which the Borrower can complete the Term Loan Repurchase for the Repurchase Amount that is within the Discount Range specified by the Borrower. The Borrower shall repurchase Term A Loans (or the respective portions thereof) offered by Lenders that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Term Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to repurchase Qualifying Term Loans (disregarding any interest payable under Section 2.13) would exceed the Repurchase Amount for such Term Loan Repurchase, the Borrower shall repurchase such Qualifying Term Loans at the Applicable Discount ratably based on the respective principal amounts of such Qualifying Term Loans (subject to rounding requirements specified by the Administrative Agent).

(c) All Term A Loans purchased by the Borrower pursuant to this Section 2.25 shall be accompanied by payment of accrued and unpaid interest on the par principal amount so purchased to, but not including, the date of purchase.

(d) The par principal amount of each Lender’s Term A Loan repurchased by the Borrower pursuant to this Section 2.25, shall be allocated across the remaining installments of such Lender’s Term A Loans that remain outstanding, in order to ratably reduce such remaining installments.

(e) Each Term Loan Repurchase shall be consummated pursuant to procedures (including as to timing of any issuance of a Repurchase Notice, response deadlines, rounding amounts, type and Interest Period of accepted Loans, irrevocability of any Repurchase Notice and other notices by the Borrower and Lenders and calculation of Applicable Discount in accordance with clause (b) above) established by the Administrative Agent and agreed to by the Borrower.

(f) The Administrative Agent and the Lenders hereby consent to the transactions described in this Section 2.25 notwithstanding anything to the contrary in this Agreement and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.11,

2.18, 6.08 (it being understood that the Term Loan Repurchases shall not constitute Investments under this Agreement) and 9.08) and any other Loan Document that might otherwise result in a breach of this Agreement or a Default as a result of or in connection with the Modified Dutch Auctions.

(g) The provisions of this Section 2.25 shall not require the Borrower to undertake any Term Loan Repurchase.

(h) The Borrower hereby covenants and agrees that immediately upon each Term Loan Repurchase, the Term A Loan repurchased as part of such Term Loan Repurchase shall be cancelled in an amount equal to the par principal amount of such Term A Loan and the parties hereto hereby agree that thereafter each such Term A Loan shall not be considered to be outstanding (and may not be resold by the Borrower) for any purposes under this Agreement and all other Loan Documents. In addition, neither the Borrower nor any Loan Party shall be deemed to be, for any purposes whatsoever, a “Lender” hereunder or under any other Loan Document as a result of any Modified Dutch Auction or Term Loan Repurchase thereunder.

ARTICLE III

Representations and Warranties.

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted, and (c) is duly qualified as a foreign corporation or other entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except in jurisdictions where the failure to be so qualified, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02. Authorization; Enforceability. Each of the Transactions is within the power and authority of (a) each Loan Party party to the Transactions and (b) on and after the date on which any Foreign Subsidiary has had any of its Voting Stock pledged to secure the Obligations, such Foreign Subsidiary, and, in case of each of clause (a) and (b), has been duly authorized by all necessary organizational and, if required, action of the holders of such Person’s Equity Interests. Each Loan Document has been duly executed and delivered by each of the Borrower and any Subsidiary party thereto and constitutes a legal, valid and binding obligation of the Borrower and of such Subsidiary, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. Except as set forth on Schedule 3.03, none of the Transactions (a) require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) violate any applicable Requirement of Law or Constituent Documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) violate or result in a default under any material Contractual Obligation binding upon the Borrower or any Subsidiary or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary, and (d) will result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries (other than the Liens created by the Security Documents and the Liens created on March 2, 2007 to secure the Senior Convertible Notes).

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2010, and accompanied by an unqualified report from Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the fiscal quarter ended March 31, 2011, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Neither the Borrower nor any Subsidiary has any material Guarantees, contingent liabilities and liabilities for taxes, or any long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.

(b) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 2011 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Refinancing, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of the Borrower and its consolidated Subsidiaries as at March 31, 2011, assuming that the events specified in the preceding sentence had actually occurred at such date.

(c) Since December 31, 2010, there has been no development, event or circumstance that has had or could be reasonably expected to have a Material Adverse Effect.

SECTION 3.05. Properties. (a) Each of the Borrower and its Subsidiaries has (i) fee simple title to all of its owned Real Property and valid leasehold interests in all of its leased Real Property and (ii) good title to all of its personal property material to its business, except for minor defects in title that could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and none of such property is subject to any Lien except Permitted Liens.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property reasonably necessary for the conduct of its business as currently conducted. Except as disclosed on Schedule 3.05(b), no material claim has been asserted and is pending by any Person challenging or questioning the use of any such intellectual property or the validity or enforceability of any such intellectual property, nor does the Borrower have actual knowledge of any valid basis for any such claim; nor does the use thereof by the Borrower or any Subsidiary infringe upon the intellectual property rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c) No Mortgage encumbers improved Real Property that is located in a Special Flood Hazard Area unless flood insurance available under such Act has been obtained in accordance with Section 5.05.

SECTION 3.06. Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (b) that involve any of the Loan Documents or the Transactions.

SECTION 3.07. Environmental Matters. Except as could not reasonably be expected to have a Material Adverse Effect (other than as set forth on Schedule 3.07):

(a) To the knowledge of the Borrower and each Subsidiary, there are no Materials of Environmental Concern located at, in, on, under, around or migrating from the facilities and properties owned, leased or operated by the Borrower and each Subsidiary (the “Properties”), in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability of the Borrower or any Subsidiary under, any Environmental Law;

(b) neither the Borrower nor any Subsidiary has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability pursuant to Environmental Laws with regard to any of the Properties or the business operated by the Borrower or any Subsidiary (the “Business”), nor does the Borrower have knowledge that any such notice will be received or is being threatened;

(c) to the knowledge of the Borrower and each Subsidiary, Materials of Environmental Concern have not been transported or disposed from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on, under, or around any of the Properties in violation of, or in a manner that could give rise to liability of any Loan Party under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Loan Party is or will be named as a party or subject to Environmental Liability with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders outstanding under any Environmental Law with respect to the Properties or the Business;

(e) to the knowledge of the Borrower and each Subsidiary, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to Environmental Liability of the Borrower or any Subsidiary under Environmental Laws;

(f) to the knowledge of the Borrower and each Subsidiary, the Properties and all operations at the Properties are in compliance, and have in the last five years been in material compliance, with all applicable Environmental Laws, and there is no violation of Environmental Law with respect to the Business; and

(g) neither the Borrower nor any Subsidiary has assumed any liability of any other Person under Environmental Laws.

SECTION 3.08. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all

Contractual Obligations binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09. Investment Company Status. Neither the Borrower nor any Subsidiary is an “investment company” as defined in the Investment Company Act of 1940.

SECTION 3.10. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all material Federal, state and other Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes shown to be due and payable on such Tax returns and all other material Taxes imposed on it or any of its property by any Governmental Authority, and no Tax Lien has been filed and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such Tax, except (a) amounts that are not yet delinquent, (b) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP, or (c) claims set forth on Schedule 3.10.

SECTION 3.11. ERISA. Each of the Borrower, its Subsidiaries and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Borrower, any Subsidiary or any of their ERISA Affiliates or the imposition of a Lien on any of the property of any Company. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the Fair Market Value of the property of all such underfunded Plans. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of each Company or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.12. Disclosure. The Borrower and its Subsidiaries have disclosed to the Lenders in writing all agreements, instruments and corporate or other restrictions to which the Borrower or any Subsidiary is subject that have been requested by the Lenders, and all facts, circumstances and other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information (excluding, subject to the second sentence of this Section 3.12, projections and estimates) furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder or in connection herewith (as modified or supplemented by other information so furnished) contained as of the date when furnished (or, in the case of the Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein and therein, not materially misleading in the light of the circumstances under which they were made. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

SECTION 3.13. Federal Reserve Regulations. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The pledge of the Pledged Equity Interests pursuant to the Security Agreement does not violate such regulations.

SECTION 3.14. Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. Except as provided on Schedule 3.14, the hours worked by and payments made to employees of the Borrower or any Subsidiary have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. All payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or any Subsidiary except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

SECTION 3.15. Subsidiaries. (a) Schedule 3.15(a) sets forth a list of (i) all the Subsidiaries and their jurisdictions of organization as of the Closing Date and (ii) the number of each class of each Subsidiary’s Equity Interests authorized, and the number and percentage outstanding, on the Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date, other than stock options granted to employees or directors and directors’ qualifying shares, in each case, as permitted by Section 6.06. All Equity Interests of the Borrower and each Subsidiary are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of Borrower, are owned by Borrower, directly or indirectly through Wholly Owned Subsidiaries. Each Loan Party is the record and beneficial owner of, and has valid title to, the Equity Interests pledged by it under the Security Agreement, free of any and all Liens, rights or claims of other Persons, except the security interest created by the Security Agreement and in connection with securing the Borrower’s obligations under, and with respect to, the Senior Convertible Notes, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests, except as set forth on Schedule 3.15(a) and stock options granted to employees or directors and directors’ qualifying shares.

(b) No Immaterial Subsidiary (i) owns any Equity Interest or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary, (ii) as of the last day of any Measurement Period, together with its respective Subsidiaries on a consolidated basis, accounts for (or to which may be attributed to) $2,500,000 or more of the Consolidated EBITDA or the net book value of all assets (determined on a consolidated basis) of the Borrower and its Subsidiaries, determined as of the most recently completed Measurement Period, or (iii) is otherwise necessary for the ongoing business operations of the Borrower and its Subsidiaries, taken as a whole. The Immaterial Subsidiaries do not account (on a consolidated basis) for (or which may be attributed to) more than $15,000,000 of the Consolidated EBITDA or the net book value of all assets (determined on a consolidated basis) of the Borrower and its Subsidiaries as of the last day of any Measurement Period.

SECTION 3.16. Use of Proceeds. The Borrower will use the proceeds of (a) the Term A Loans made on the Closing Date to consummate the Refinancing and pay related fees and expenses and (b) the Revolving Loans and Swingline Loans on and after the Closing Date for general corporate purposes not otherwise prohibited by this Agreement. Notwithstanding the foregoing, the Borrower will not use the proceeds of any Refinancing Term Loans for any purpose other than the repayment of principal and accrued and unpaid interest and premium on Term Loans outstanding on the date of incurrence of such Refinancing Term Loans and payment of other reasonable amounts incurred (including tender premiums) and fees and expenses (including upfront fees and original issue discount) reasonably incurred, in connection with such Refinancing Term Loans.

SECTION 3.17. Security Agreement. (a) The Security Agreement is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral (other than the Mortgaged Properties and the proceeds thereof) and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 3.17(a), (ii) upon the taking of possession or control by the Administrative Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by each Security Agreement), and (iii) such other filings and agreements as are specified on Schedule 3 to the Security Agreement, the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Security Agreement Collateral, in each case subject to no Liens other than Permitted Liens.

(b) Mortgages. Each Mortgage, when filed as required under Section 5.10, will be in form sufficient to create, in favor of the Administrative Agent, for its benefit and the benefit of the Secured Parties valid first priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Liens, the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than Permitted Liens.

SECTION 3.18. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

SECTION 3.19. Anti-Terrorism Laws. (a) No Loan Party, none of its Subsidiaries and, to the knowledge of each Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or Affiliate (i) has violated or is in violation of Anti-Terrorism Laws or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

(b) No Loan Party, none of its Subsidiaries and, to the knowledge of each Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or such Affiliate is acting or benefiting in any capacity in connection with the Loans is an Embargoed Person.

(c) No Loan Party, none of its Subsidiaries and, to the knowledge of each Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or such Affiliate acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE IV

Conditions

SECTION 4.01. Closing Date. The obligations of the Lenders to make any Credit Extension hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent (or its counsel) shall have received on or prior to the Closing Date each of the following, each dated the Closing Date unless otherwise agreed by the Administrative Agent, in form and substance satisfactory to the Administrative Agent and each Lender:

(i) the Security Agreement, duly executed by the Borrower and each Guarantor, and the Lenders shall have a first priority perfected security interest in the assets of the Borrowers and the Guarantors as and to the extent required by this Agreement and the Security Documents, subject to Permitted Liens, together with (A) copies of UCC, intellectual property and other appropriate search reports and of all effective prior filings listed therein, together with evidence of the termination of such prior filings and other documents with respect to the priority of the security interest of the Administrative Agent in the Collateral, in each case as may be reasonably requested by the Administrative Agent, and (B) all documents representing all Securities being pledged pursuant to such Security Agreement and related undated powers or endorsements duly executed in blank;

(ii) a flood hazard determination certificate evidencing that the Real Property located at 38905 West Six Mile Road, Livonia, Michigan 48152 is not located in a Special Flood Hazard Area.

(iii) a copy of each Constituent Document of each Loan Party that is on file with the appropriate Governmental Authority in such Loan Party’s jurisdiction of organization, certified as of a recent date by such Governmental Authority, together with, if applicable, certificates attesting to the good standing of such Loan Party in (A) such jurisdiction and (B) each other jurisdiction where such Loan Party is qualified to do business as a foreign entity or where such qualification is necessary, except solely with respect to this clause (B), for jurisdictions where the failure to be so qualified, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

(iv) a certificate of the secretary or other officer of each Loan Party in charge of maintaining books and records of such Loan Party certifying as to (A) the names and signatures of each officer of such Loan Party authorized to execute and deliver any Loan Document, (B) the Constituent Documents of such Loan Party attached to such certificate are complete and correct copies of such Constituent Documents as in effect on the date of such certification (or, for any such Constituent Document delivered pursuant to clause (v) above, that there have been no changes from such Constituent Document so delivered) and (C) the resolutions of such Loan Party’s board of directors, pricing committee or other appropriate governing body approving and authorizing the execution, delivery and performance of each Loan Document to which such Loan Party is a party;

(v) a certificate of the chief financial officer of the Borrower to the effect that (A) each condition set forth in Section 4.02 has been satisfied, and (B) the Loan Parties, taken as a whole, are Solvent after giving effect to the initial Loans and Letters of Credit, the consummation of the Transactions, the application of the proceeds thereof in accordance with Section 3.16 and the payment of all estimated legal, accounting and other fees and expenses related hereto and thereto;

(vi) insurance certificates in form and substance satisfactory to the Administrative Agent demonstrating that the insurance policies required by Section 5.05 of this Agreement and Section 5.2(a) of the Security Agreement are in full force and effect and have all endorsements required by such Section 5.2(a) of the Security Agreement; and

(c) The Refinancing shall have been consummated in full to the satisfaction of the Lenders with all liens in favor of the existing lenders being unconditionally released; the Administrative Agent shall have received a “pay-off” letter in form and substance reasonably satisfactory to the Administrative Agent with respect to all debt being refinanced in the Refinancing; and the Administrative Agent shall have received from any Person holding any Lien securing any such debt, such UCC termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in intellectual property and other instruments, in each case in proper form for recording, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such debt.

(d) The Borrower and each Subsidiary shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary in connection with the consummation of the Transactions.

(e) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of (i) McDermott Will & Emery LLP, counsel for the Loan Parties, substantially in the form of Exhibit F, and covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request, and (ii) of such other special and in-house counsel as may be reasonably required by the Administrative Agent, covering such matters relating to the Loan Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(f) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(g) The Administrative Agent and the Lenders shall have received (i) audited consolidated financial statements of the Borrower for the two most recent fiscal years ended prior to the Closing Date as to which such financial statements are available, (ii) satisfactory unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, (iii) a pro forma consolidated balance sheet and related statements of income and cash flows for the Borrower as of March 31, 2011, and for the latest four-quarter period ending with the latest period covered by the unaudited financial statements required by clause (ii), and (iv) after giving effect to the transactions contemplated hereby, forecasts of the financial performance of Borrower and its subsidiaries (x) on an annual basis, through 2016 and (y) on a quarterly basis, through December 31, 2011.

(h) The Lenders and the Administrative Agent shall have timely received the information required under Section 9.14.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on July 31, 2011 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Credit Extension, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) The Administrative Agent and, if applicable, the relevant Issuing Bank or the Swingline Lender shall have received a Borrowing Request or Letter of Credit issuance request in accordance with the requirements hereof.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired, terminated or cash collateralized in accordance with Section 2.05(j), and all LC Disbursements shall have been reimbursed (other than contingent indemnification and reimbursement obligations that by the express terms of this Credit Agreement survive repayment of the Loans), the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent (on behalf of each Lender):

(a) within ninety (90) days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte and Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its unaudited consolidated balance sheet and related statements of income as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, and its related statements of cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above (or with respect to clause (v) below, concurrently with any delivery of financial statements under clause (a) above), a Compliance Certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default exists as of the date of such certificate and, if a Default does exist as of such date, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01(a) and 6.01(b), 6.06(j), 6.07, 6.08(q) and 6.09(a)(iv), which shall include a reconciliation setting forth the applicable amount at the end of the prior fiscal quarter and increases and deductions permitted or required, as the case may be, as set forth therein) as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and, if applicable, for determining the Applicable Rate and Commitment Fee Rate, (iii) stating whether any change in GAAP or in the application thereof has occurred since the later of (A) the date of the audited financial statements referred to in Section 3.04 and (B) the date of the prior certificate delivered pursuant to this clause (c) indicating such a change and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate to the extent not previously disclosed to the Administrative Agent, (iv) a listing of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (iv) (or, in the case of the first such list so delivered, since the Closing Date), and (v) (x) setting forth for such fiscal year, the net book value of assets and Consolidated EBITDA of or attributable to each Immaterial Subsidiary and the aggregate net book value of assets and Consolidated EBITDA of or attributable to all Immaterial Subsidiaries, and (y) attaching an updated Schedule 3.15(b) or confirming that there has been no change in the then current Schedule 3.15(b) since the previous fiscal year;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after the same become publicly available, and in any event no later than five (5) days after the date filed or distributed, as applicable, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to any class of its debt securities or its shareholders generally, as the case may be;

(f) as soon as available, and in any event no later than ninety (90) days after the end of each fiscal year of the Borrower, a reasonably detailed consolidated budget presented quarterly for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the material underlying assumptions applicable thereto, collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Financial Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Financial Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(g) if the Borrower is not then a reporting company under the Securities Exchange Act of 1934, as amended, within forty-five (45) days after the end of each fiscal quarter of the Borrower (or 90 days, in the case of the last fiscal quarter of any fiscal year), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(h) promptly after the furnishing thereof, copies of any material notices or demands under, and any amendment, supplement, waiver or other modification to, any Public Debt or any Indebtedness of the Borrower or any Subsidiary having an aggregate outstanding principal amount greater than the Threshold Amount, in each case, so long as the aggregate outstanding principal amount thereunder is greater than the Threshold Amount, and not otherwise required to be furnished to the Administrative Agent pursuant to any other clause of this Section 5.01;

(i) together with the delivery of the financial statements pursuant to Section 5.01(a) and 5.01(b) and each Compliance Certificate pursuant to Section 5.01(c), a description of each event, condition or circumstance during the last fiscal quarter covered by such Calculation Certificate requiring a mandatory prepayment under Sections 2.11(d), 2.11(e) and 2.11(f); and

(j) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Sections 5.01(a), 5.01(b) and 5.01(e) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower or any Loan Party posts such documents on the Securities and Exchange Commission’s website at www.sec.gov, or provides a link thereto on the Borrower’s or any Loan Party’s website on the Internet at the website address listed in Section 9.01; or (ii) on which such documents are posted on the Borrower’s or any Loan Party’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided that: (x) the Borrower and each Loan Party shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower or such Loan Party to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Borrower and each Loan Party shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies from the Borrower.

The Administrative Agent shall promptly post any deliveries made by Borrower pursuant to this Section 5.01 as set forth below, except for those documents delivered pursuant to the immediately preceding paragraph. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders Communications by posting such Communications on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Communications that may be distributed to the Public Lenders and that (w) all such Communications shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Communications “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers and the Lenders to treat such Communications as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Communications constitute Information, they shall be treated as set forth in Section 9.12); (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by a Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Loan Party, any Lender or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender that may decide not to take access to Restricting Information. Nothing in this Section 5.01 shall modify or limit a Lender’s obligations under Section 9.12 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

Although the Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Platform is secured through a single-user-per-deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, each of the Lenders and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Platform and understands and assumes the risks of such distribution.

THE PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT NOR ANY OTHER MEMBER OF THE AGENT’S GROUP WARRANT THE ACCURACY, ADEQUACY

OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENTS IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE PLATFORM.

Each of the Lenders and each Loan Party agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following (x) in the case of clause (g) below, as soon as practicable and in any event within 30 days and (y) in all other cases under this Section 5.02, promptly, and in any event within four (4) Business Days:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof (i) in which the amount involved is $15,000,000 or more (to the extent not covered by independent third-party insurance issued by a nationally recognized insurer as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage thereof), or (ii) if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $15,000,000;

(d) any (i) material breach or non-compliance under any Contractual Obligation (other than any Contractual Obligation evidencing and otherwise setting forth the terms of any Indebtedness) of the Borrower or any Subsidiary or (ii) litigation, investigation or proceeding that exists at any time between the Borrower or any Subsidiary and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(e) any litigation or proceeding affecting Borrower or any Subsidiary (i) in which the amount involved is $15,000,000 or more (to the extent not covered by independent third-party insurance issued by a nationally recognized insurer as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage thereof), (ii) in which injunctive or similar relief is sought, and the granting of such relief could reasonably be expected to have a Material Adverse Effect or (iii) which relates to the validity or enforceability of any Loan Document;

(f) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(g) any release of a Materials of Environmental Concern in any reportable quantity where such release could reasonably be expected to result in a material Environmental Liability and written notice of the receipt of any material notice of violation of Environmental Laws or written claim pursuant to Environmental Laws. Borrower will conduct all monitoring, remediation, response actions and reporting associated with a release of Materials of Environmental Concern, required by Environmental Laws; provided that Borrower shall not be required to undertake any remediation or response action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and (b) take all reasonable action to maintain the rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.04 and except, in the case of clause (b) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability, Flood Insurance and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business and owning similar properties. Notwithstanding the requirement in subsection (i) above, Federal Flood Insurance shall not be required for (x) real property not located in a Special Flood Hazard Area, or (y) real property located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program. All such insurance (other than business interruption insurance) as to which the Administrative Agent shall have reasonably requested to be so named, shall name the Administrative Agent as loss payee and/or additional insured, as applicable.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and employees and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided, that such visits or inspections shall not occur more than once in any period of twelve (12) consecutive months, at the Borrower’s expense, unless a Default has occurred and is continuing.

SECTION 5.07. Compliance with Laws and Contractual Obligations. The Borrower will, and will cause each of its Subsidiaries to, comply with all Requirements of Law and Contractual

Obligations applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Environmental Laws. (a) The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) The Borrower will, and will cause each of its Subsidiaries to, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

SECTION 5.09. Interest Rate Protection. The Borrower will at all times maintain Swap Agreements to the extent necessary to provide that at least 25% of Funded Debt (excluding Revolving Credit Exposure) is subject to either a fixed interest rate or interest rate protection for a period of not less than three years, which Swap Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

SECTION 5.10. Covenant to Guarantee Obligations and Give Security.

(a) At the Borrower’s expense, subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Security Document, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including: (a) upon the formation or acquisition of any new direct or indirect wholly-owned Domestic Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party, or (b) upon any Subsidiary that had previously been an Immaterial Subsidiary becoming a Loan Party:

(i) within forty five (45) days after such formation, acquisition or designation or such longer period as the Administrative Agent may agree in its reasonable discretion:

(A) cause each such Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to furnish to the Administrative Agent a description of the Material Real Properties owned by such Subsidiary in detail reasonably satisfactory to the Administrative Agent;

(B) cause each such Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent Mortgages with respect to any Material Real Property, Security Agreement Supplements, Intellectual Property Security Agreements and other security agreements and documents (including, with respect to Mortgages, the documents set forth below), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Mortgages, Security Agreement, Intellectual Property Security Agreements and other Security Documents in effect on the Closing Date), in each case granting Liens and Guaranties required by the Collateral and Guarantee Requirement:

(1) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(2) Mortgage Policies in form and substance, with endorsements and in amount, reasonably acceptable to the Administrative Agent (not to exceed the value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid subsisting Liens on the property described therein, free and clear of all defects and encumbrances, subject to Permitted Liens, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance as the Administrative Agent may reasonably request;

(3) opinions of local counsel for the Loan Parties in states in which the real properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent; and

(4) such other evidence that all other actions that the Administrative Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgages has been taken.

(C) cause each such Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law) and instruments evidencing the intercompany Indebtedness held by such Subsidiary and required to be pledged pursuant to the Security Documents, indorsed in blank to the Administrative Agent;

(D) take and cause such Subsidiary and each direct or indirect parent of such Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the recording of Mortgages, the filing of UCC financing statements and delivery of stock and membership interest certificates to the extent certificated) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid Liens required by the Collateral and Guarantee Requirement,

(ii) within forty-five (45) days after the request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in its reasonable discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 5.10 as the Administrative Agent may reasonably request, and

(iii) as promptly as practicable after the request therefor by the Administrative Agent, deliver to the Administrative Agent with respect to each Material Real Property, any existing title reports, surveys or environmental assessment reports in its possession or control; provided however that there shall be no obligation to deliver to the Administrative Agent any environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than the Borrower or one of its Subsidiaries, where, despite the commercially reasonable efforts of the Borrower to obtain such consent, such consent cannot be obtained; and

(b) promptly after the acquisition of any Material Real Property by any Loan Party, such Material Real Property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Borrower shall give notice thereof to the Administrative Agent and promptly thereafter shall cause such Material Real Property to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to in Section 5.10(a)(i)(B).

SECTION 5.11. Security Interests; Further Assurances. Each Loan Party will, and will cause each of its Subsidiaries to, promptly, upon the reasonable request of the Administrative Agent or any Lender, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Security Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith. Deliver or cause to be delivered to the Administrative Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may require. If the Administrative Agent or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, the Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance satisfactory to the Administrative Agent.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired, terminated or cash collateralized in accordance with Section 2.05(j), and all LC Disbursements shall have been reimbursed (other than contingent indemnification and reimbursement obligations that by the express terms of this Credit Agreement survive repayment of the Loans), the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Financial Covenants.

(a) Maximum Total Leverage Ratio. The Borrower will not permit the Consolidated Leverage Ratio, for any Measurement Period of the Borrower, to exceed 3.5 to 1.0; and

(b) Minimum Interest Coverage Ratio. The Borrower will not permit the Consolidated Interest Coverage Ratio, for any Measurement Period of the Borrower, to be less than 3.0 to 1.0.

SECTION 6.02. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.02 and any Permitted Refinancing thereof;

(c) Indebtedness of (i) any Loan Party to any other Loan Party, (ii) of any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party, and (iii) of any Subsidiary that is not a Loan Party to any Loan Party, subject to Section 6.08(f), and (iv) of any Loan Party to any Subsidiary that is not a Loan Party, subject to Section 6.08(f);

(d) Guarantees incurred by the Borrower or any Subsidiary in respect of Indebtedness of the Borrower or any Subsidiary otherwise permitted hereunder; provided that no Subsidiary that is not a Loan Party may, by virtue of this Section 6.02(d), Guarantee any Indebtedness that such Subsidiary could not otherwise incur under this Section 6.02;

(e) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, repair, replacement, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Permitted Refinancing thereof; provided that (i) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction, repair, replacement or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $55,000,000 at any time outstanding;

(f) Indebtedness of any Person that becomes a Subsidiary after the date hereof or is merged with and into the Borrower or any Subsidiary and any Permitted Refinancing thereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary or is merged with and into the Borrower or any Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary or being merged with and into the Borrower or any Subsidiary or is a Permitted Refinancing thereof and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $75,000,000 at any time outstanding;

(g) Indebtedness of the Borrower or any Subsidiary in respect of documentary letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business; provided that any such documentary letter of credit or other similar instrument may be secured only by Liens attaching to the related documents of title;

(h) Redemption Indebtedness in an amount not to exceed $2,000,000 at any time outstanding;

(i) Swap Agreements permitted under Section 6.12;

(j) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits (including contractual and statutory benefits) or property, casualty, liability or credit insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(k) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(l) Indebtedness in respect of netting services, cash management services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements and similar arrangements in each case in connection with deposit accounts and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds; provided that such Indebtedness is extinguished within ten (10) Business Days;

(m) Indebtedness of the Borrower or any of its Subsidiaries (including, without limitation, letters of credit) in respect of performance bonds, workers’ compensation claims, bid bonds, surety or appeal bonds, performance and completion guarantees and similar obligations, payment obligations in connection with self-insurance or similar obligations, in the ordinary course of business;

(n) (i) unsecured Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower and any Subsidiaries incurred in the ordinary course of business; and (ii) Indebtedness consisting of obligations of the Borrower or any Subsidiaries under deferred compensation to their employees, consultants or independent contractors or other similar arrangements incurred by such Persons in connection with any Permitted Acquisitions or any other Investment expressly permitted under Section 6.08;

(o) Indebtedness of the Borrower or any Subsidiary consisting of Guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisitions of assets or Asset Sales or any earnout payment liability incurred in connection with a Permitted Acquisition;

(p) Indebtedness incurred by Subsidiaries that are not Loan Parties in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;

(q) Indebtedness incurred by Loan Parties in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;

(r) Indebtedness of Borrower or any Subsidiary in respect of customer deposits and advance payments received by the Borrower or any of its Subsidiaries from clients or customers for goods or services;

(s) Indebtedness consisting of unpaid insurance premiums owed to any Person providing property, casualty, liability or other insurance to any Loan Party in any fiscal year, pursuant to reimbursement or indemnification obligations to such Person; provided, that such Indebtedness is incurred only to defer the cost of such unpaid insurance premiums for such fiscal year and is outstanding only during such fiscal year;

(t) unsecured Indebtedness of one or more of the Loan Parties in an amount such that, after giving pro forma effect to the incurrence of such Indebtedness the Consolidated Leverage Ratio of the Borrower and its Subsidiaries on a Pro Forma Basis for the most recently completed Measurement Period is less than 3.00 to 1.0; provided that (i) such Indebtedness does not mature prior to six months after the scheduled Latest Maturity Date, (ii) there are no scheduled or required payments or prepayments of principal prior to the scheduled Latest Maturity Date, and (iii) the terms of such Indebtedness (other than interest rates, premiums and fees) or of any agreements entered into or instrument issued in connection therewith, taken as a whole, are not less favorable in any material respect to the Borrower and its Subsidiaries or to the rights or interests of the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders than the terms of the Loan Documents;

(u) unsecured Indebtedness in respect of Permitted Call Spread Contracts; and

(v) additional unsecured Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $100,000,000 at any one time outstanding; provided that (i) such unsecured Indebtedness is applied to prepay the Term Loans pursuant to Section 2.11(f), (ii) such Indebtedness does not mature prior to six months after the scheduled Latest Maturity Date, (iii) there are no scheduled or required payments or prepayments of principal prior to the scheduled Latest Maturity Date, and (iv) the terms of such Indebtedness (other than interest rates, premiums and fees) or of any agreements entered into or instrument issued in connection therewith, taken as a whole, are not less favorable in any material respect to the Borrower and its Subsidiaries or to the rights or interests of the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders than the terms of the Loan Documents.

Notwithstanding the foregoing, no Subsidiary that is not a Loan Party will Guarantee any Indebtedness for borrowed money of a Loan Party unless such Subsidiary becomes a Guarantor.

For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance, refund, renew or extend other Indebtedness denominated in a foreign currency, and such refinancing, refunding, renewal or extension would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, refunding, renewal or extension, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, refunded, renewed or extended plus the aggregate amount of fees, premiums and other costs and expenses incurred in connection with such refinancing, refunding, renewal or extension.

SECTION 6.03. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except (collectively, the “Permitted Liens”):

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.03; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and any Permitted Refinancing thereof or encumber any additional assets or properties of the Borrower or any Subsidiary (other than after-acquired property affixed or incorporated thereto and proceeds or products thereof);

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary or is merged with and into the Borrower or any Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary or is merged with and into the Borrower or any Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary or being merged with and into the Borrower or such Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary or is merged with and into the Borrower or any Subsidiary, as the case may be, or any Permitted Refinancing thereof;

(d) Liens on fixed or capital assets acquired, constructed, repaired, replaced, constructed or improved (including Capital Lease Obligations incurred) by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.02(e), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition (or lease) or the completion of such construction, repair, replacement or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, repairing, replacing, constructing or improving such fixed or capital assets (including fees and expenses) and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(e) Liens created pursuant to the Security Documents;

(f) any interest or title of a lessor or sublessor under any lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(g) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance or incurrence of Indebtedness, (ii) relating to pooled deposit, automatic clearing house or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(h) licenses, sublicenses, leases or subleases granted to others not (i) interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole, and (ii) securing any Indebtedness;

(i) Liens deemed to exist in connection with Investments in repurchase agreements permitted under clause (f) of the definition of Permitted Investments;

(j) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Subsidiaries in the ordinary course of business permitted by this Agreement;

(k) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(l) pledges or deposits of cash and Permitted Investments (i) securing deductibles, self-insurance, co-payment, co-insurance, retentions, indemnification and similar obligations to providers of insurance or (ii) related to workers compensation, property leases, utilities and municipalities, in each case, not securing Indebtedness and in the ordinary course of business;

(m) Liens on (i) incurred premiums, dividends and rebates which may become payable under insurance policies and loss payments which reduce the incurred premiums on such insurance policies and (ii) rights which may arise under state insurance guarantee funds relating to any such insurance policy, in each case securing Indebtedness permitted to be incurred pursuant to Section 6.02(j);

(n) Liens solely on any cash earnest money deposits or deposits in connection with the indemnity obligations made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement with respect to any acquisition permitted hereunder;

(o) Liens in favor of a Loan Party;

(p) Liens on the assets of any Foreign Subsidiary of the Borrower solely securing Indebtedness of such Foreign Subsidiary, which Indebtedness is permitted to be incurred pursuant to Section 6.02;

(q) any encumbrance or restriction (including put and call arrangements) with respect to the transfer of Equity Interests of any Permitted Joint Venture;

(r) Liens arising from precautionary UCC financing statement filings or similar filings in connection with operating leases or consignment of goods; and

(s) Liens so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate Fair Market Value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $20,000,000 at any one time.

SECTION 6.04. Fundamental Changes. The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person (other than the Borrower) may merge into or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary or, if any party to such merger or consolidation is a Loan Party, is a Loan Party, (iii) any Subsidiary that is not a Loan Party may merge or consolidate with or into, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets or all or substantially all of the Equity Interests of any of its Subsidiaries to, any Subsidiary that is not a Loan Party so long as such transaction would not have a Material Adverse Effect, (iv) any Subsidiary of the Borrower may merge or consolidate with or into, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets or all or substantially all of the Equity Interests of any of its Subsidiaries to, any Person so long as such transaction is otherwise permitted under Section 6.05, 6.06 or 6.08, as applicable, and if such Subsidiary was a Loan Party immediately prior to effecting any such transaction, the surviving entity is a Loan Party, (v) any Subsidiary (other than an Excluded Subsidiary) may liquidate or dissolve if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Subsidiaries and is not disadvantageous in any material respect to the rights or interest of the Administrative Agent, the Issuing Bank, the Swingline Lender or the Lenders and (vi) any Immaterial Subsidiary or Foreign Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Subsidiaries, taken as a whole, and, either individually or in the aggregate, would not result in a Material Adverse Effect.

SECTION 6.05. Asset Sales. The Borrower will not, and will not permit any of its Subsidiaries to, effect any Asset Sale, or agree to effect any Asset Sale, except that the following shall be permitted:

(a) (i) dispositions of used, worn out, obsolete or surplus property or property no longer used or useful by the Borrower or any of its Subsidiaries in the ordinary course of business, and (ii) the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(b) the sale of inventory in the ordinary course of business;

(c) any Asset Sale (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Asset Sale are promptly applied to the purchase price of such replacement property;

(d) Asset Sales of machinery, equipment and interests in Real Property no longer used or useful in the conduct of business of the Loan Parties and their Subsidiaries that are disposed of in the ordinary course of business (including owned Real Property acquired from lessors for the purpose of avoiding lease termination penalties, which is in the process of being sold (or was acquired for the purpose of resale) and which has been owned less than twelve (12) months from the date of such acquisition);

(e) assignments, licenses, sublicenses, leases or subleases (including, without limitation, of intellectual property) granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(f) Asset Sales permitted under Sections 6.03, 6.04, 6.06 and 6.08;

(g) any Sale and Leaseback Transaction not prohibited by Section 6.11;

(h) (i) any Loan Party may make any Asset Sale to any other Loan Party, (ii) any Loan Party may make any Asset Sale to a Subsidiary that is not a Loan Party for no less than Fair Market Value and in cash or Permitted Investments in an aggregate amount not in excess of $40,000,000, and (iii) any Subsidiary that is not a Loan Party may make any Asset Sale to a Loan Party for an amount less than or equal to Fair Market Value;

(i) any sale or discount without recourse of accounts receivable or notes receivable or similar obligations arising in the exercise of the sound business judgment of senior management of the Borrower or the applicable Subsidiary in connection with the compromise, settlement or collection thereof;

(j) (i) any transfer of cash and (ii) any sale or liquidation of Permitted Investments, in each case for cash at Fair Market Value;

(k) any sale, transfer or other disposition of Investments in Permitted Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the Permitted Joint Venture parties set forth in joint venture arrangements and similar binding arrangements for such Permitted Joint Venture; provided that such sales, transfer or dispositions are made for Fair Market Value and at least 75% of the purchase price for all property subject to such sale shall be paid to the Borrower or such Subsidiary in the form of any combination of (i) cash or Permitted Investments and (ii) any securities, notes or other obligations received by the Borrower or such Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within 180 days of the closing of such sale, transfer or other disposition, in each case with respect to clauses (i) and (ii), free and clear of any Liens thereon, other than Liens of the Administrative Agent in favor of the Secured Parties;

(l) transfers of property subject to Casualty Events upon the receipt of the Net Cash Proceeds from such Casualty Event;

(m) Asset Sales at Fair Market Value; provided that (i) at the time of such Asset Sale, no Default shall have occurred and be continuing or shall result from such Asset Sale, (ii) the aggregate Fair Market Value of assets disposed in respect of all Asset Sales pursuant to this clause (m) shall not exceed $25,000,000 in the aggregate in any fiscal year, and (iii) at least 75% of the purchase price for all property subject to such Asset Sale shall be paid to the Borrower or such Subsidiary in the form of any combination of (A) cash or Permitted Investments, (B) liabilities of the Borrower or any Subsidiary that are assumed by the transferee of any such assets and from which the Borrower and all Subsidiaries have been validly released by all applicable creditors in writing, or (C) any securities, notes or other obligations received by the Borrower or such Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within 180 days of the closing of such sale, transfer or other disposition, in each case with respect to clauses (A), (B) and (C), free and clear of any Liens thereon, other than Liens of the Administrative Agent in favor of the Secured Parties;

(n) Asset Sales at Fair Market Value; provided that (i) at the time of such Asset Sale, no Default shall have occurred and be continuing or shall result from such Asset Sale, (ii) the aggregate Fair Market Value of assets disposed in respect of all Asset Sales pursuant to this clause (n) shall not exceed $250,000,000 in the aggregate, and (iii) at least 75% of the purchase price for all property subject to such Asset Sale shall be paid to the Borrower or such Subsidiary in the form of any combination of (A) cash or Permitted Investments, (B) liabilities of the Borrower or any Subsidiary that are assumed by the transferee of any such assets and from which the Borrower and all Subsidiaries have been validly released by all applicable creditors in writing, or (C) any securities, notes or other obligations received by the Borrower or such Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within 180 days (it being understood that such period shall run concurrently with, and not extend any reinvestment period provided for in Section 2.11(d)) of the closing of such sale, transfer or other disposition, in each case with respect to clauses (A), (B) and (C), free and clear of any Liens thereon, other than Liens of the Administrative Agent in favor of the Secured Parties; provided further that upon the sale or liquidation of any such Permitted Investments and conversion of such securities, notes or other obligations into cash, such cash shall constitute Net Cash Proceeds, if applicable, subject to Section 2.11(d);

(o) Asset Sales valued at Fair Market Value to Permitted Joint Ventures in an aggregate amount not in excess of $20,000,000 in the aggregate; and

(p) Asset Sales described on Schedule 6.05.

To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Loan Party) shall be sold free and clear of the Liens created by the Security Documents, and, so long as Borrower shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Section 6.05, the Administrative Agent shall take all actions necessary in order to effect the foregoing.

SECTION 6.06. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) (i) the Borrower may redeem, purchase, retire, exchange or convert in whole or in part any of its Equity Interests for another class of Equity Interests (other than Disqualified Equity Interests) or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests (other than Disqualified Equity Interests); provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby, (ii) the Borrower and any Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person, or (iii) the Borrower may issue non-cash rights to the extent distributed in connection with any stockholder rights plan of the Borrower;

(b) (i) each Wholly-Owned Subsidiary may make Restricted Payments to the Borrower and to any other Subsidiary, and (ii) each Subsidiary that is not a Wholly-Owned Subsidiary of the Borrower may make Restricted Payments to the Borrower and any Subsidiary that is a Loan Party and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests of the relevant class of Equity Interests;

(c) the payment of any dividend or distribution within ninety (90) days after the date of declaration thereof if at the date of declaration (i) such payment would have complied with this Agreement, and (ii) no Default shall have occurred and be continuing;

(d) the Borrower and its Subsidiaries may make Restricted Payments for the repurchase, retirement or other acquisition or retirement for value of Equity Interests or options or rights to acquire Equity Interests of the Borrower by any future, present or former employee, director, consultant or officer of the Borrower or any Subsidiaries upon the death, disability, retirement or termination of employment or directorship of any such Person or otherwise pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any future, present or former employee, director, consultant or officer of the Borrower or any Subsidiaries;

(e) the Borrower or any of its Subsidiaries may (i) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof (it being understood, for purposes of clarity, that (A) the payment of cash in lieu of fractional Equity Interests as consideration and (B) payments to dissenting stockholders pursuant to applicable law, in each case in connection with a Permitted Acquisition or any other acquisition by the Borrower or any Subsidiary permitted hereunder shall not constitute a Restricted Payment prohibited by this Section 6.06), (ii) with respect to Investments permitted under Section 6.08, receive or accept the return to the Borrower or any Subsidiary of Equity Interests of the Borrower or any Subsidiary constituting a portion of the purchase price consideration in settlement of indemnification claims, and (iii) make payments in the form of Equity Interests of the

Borrower (other than Disqualified Equity Interests) in connection with the conversion of convertible Equity Interests permitted to be issued hereunder (provided that, in connection with any such conversion, the Borrower may make cash payments in lieu of fractional Equity Interests in connection with any such conversion);

(f) payments or distributions to stockholders of the Borrower pursuant to appraisal rights required under applicable law in connection with any consolidation, merger or transfer of assets permitted under this Agreement;

(g) to the extent constituting Restricted Payments, any Subsidiary may enter into and consummate transactions expressly permitted under Section 6.04 (other than any such transaction that involves a Person that is not a Wholly-Owned Subsidiary of the Borrower immediately prior to such transaction); provided, that any Restricted Payment made pursuant to this clause (g) may be made only to the Borrower or to a Subsidiary that is a Wholly-Owned Subsidiary of the Borrower;

(h) the Borrower may enter into, and perform its obligations under, the Permitted Call Spread Contracts; provided, that any payments made by the Borrower upon early termination, settlement or otherwise (other than the payment of premiums in connection therewith) of any Permitted Call Spread Contracts sold by the Borrower are not made in cash or Permitted Investments (it being understood that any required offer to purchase such Indebtedness as a result of a change of control or asset sale shall not violate the foregoing restriction);

(i) repurchases of the Equity Interests of the Borrower or its Subsidiaries deemed to occur upon (i) the exercise of stock options or warrants or (ii) the grant, award or vesting of Equity Interests, in each case, if such Equity Interests represents all or a portion of the exercise price thereof or tax payment with respect thereto; and

(j) so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower may make Restricted Payments in an aggregate amount not to exceed the Available Amount at such time.

SECTION 6.07. Limitation on Capital Expenditures. The Borrower will not make or commit to make Capital Expenditures (other than amounts reinvested pursuant to Section 2.11(d) and Section 2.11(e)) in any fiscal year of the Borrower in excess of $60,000,000; provided, however, that (a) if the aggregate amount of Capital Expenditures made in any fiscal year of the Borrower shall be less than the maximum amount of Capital Expenditures permitted under this Section 6.07 (before giving effect to any carryover), then the amount of such shortfall may be added to the amount of Capital Expenditures permitted under this Section 6.07 for the immediately succeeding fiscal year (but not any subsequent fiscal year), and (b) in determining whether any amount of permitted Capital Expenditures is available for carryover, the amount expended in any fiscal year of the Borrower shall first be deemed to be from the amount allocated to such fiscal year before giving effect to any amount carried over from the immediately preceding fiscal year.

SECTION 6.08. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, make any Investments, except:

(a) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(b) Permitted Investments;

(c) Guarantees constituting Indebtedness permitted by Section 6.02;

(d) loans or advances to directors, employees and officers of the Borrower and its Subsidiaries in the ordinary course (including for travel, entertainment or relocation expenses) and to purchase Equity Interests (other than Disqualified Equity Interests) of the Borrower, in an aggregate amount not to exceed $2,500,000 at any time outstanding;

(e) (i) purchases and other acquisitions of inventory, materials, equipment and tangible property in the ordinary course of business, and (ii) Investments in assets useful in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with the reinvested proceeds of Asset Sales and Casualty Events pursuant to Sections 2.11(d) and 2.11(e);

(f) Investments made by (i) any Loan Party in any other Loan Party, (ii) any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party, (iii) any Subsidiary that is not a Loan Party in any Loan Party, or (iv) any Loan Party in any Subsidiary of the Borrower that is not a Loan Party in an aggregate amount for all Investments made pursuant to this clause (f)(iv) not to exceed $25,000,000 at any time outstanding; provided that any intercompany Investment made by a Loan Party in the form of intercompany loans shall be evidenced by notes that have been pledged (individually or pursuant to a global note, and which, for the avoidance of doubt, shall exclude intercompany loans under the foregoing clauses (ii) and (iii)) to the Administrative Agent for the benefit of the Secured Parties (it being understood and agreed that intercompany charges of expenses (including expenses related to research and development and information technology) made by the Borrower and its Subsidiaries in the ordinary course of business shall not reduce the basket set forth in this clause (f)(iv) to the extent that such intercompany charges do not involve the transfer of cash or any other property (other than cash advances in connection therewith that are funded and repaid in the ordinary course of business in a manner consistent with the Borrower’s past practice);

(g) Investments in, or obtained by means of, Permitted Acquisitions;

(h) Investments outstanding on the Closing Date and identified on Schedule 6.08(h), and any modification, replacement, renewal, reinvestment or extension of any of the foregoing; provided that the amount of any such Investment is not increased from the amount of such Investment on the Closing Date, except as otherwise permitted by another clause of this Section 6.08;

(i) Investments (including debt obligations and Equity Interests) received (i) in connection with the bankruptcy, workout, recapitalization or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers (including Investments received in any related foreclosure) arising in the ordinary course of business or (ii) in compromise or resolution of any litigation, arbitration or other dispute;

(j) Investments of the type described in clauses (i) and (ii) of Section 6.05(k) and clauses (A), (B) and (C) of Sections 6.05(m) and 6.05(n) received in connection with Asset Sales permitted by Section 6.05;

(k) Guarantees by the Borrower or any Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(l) Swap Obligations permitted under Section 6.12;

(m) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

(n) Investments consisting of Liens, fundamental changes and Capital Expenditures pursuant to Sections 6.03, 6.04 and 6.07 (other than Section 6.04(iv));

(o) leases of real or personal property in the ordinary course of business and in accordance with the Security Documents;

(p) Investments by the Borrower or any of its Subsidiaries in Permitted Joint Ventures in an aggregate amount not to exceed: (i) if at any date of determination the Borrower and its Subsidiaries have a Consolidated Leverage Ratio of less than 3.00 to 1.0 both immediately before and after giving effect to such Investment on a Pro Forma Basis for the most recently completed Measurement Period prior to such date, $125,000,000 at any time outstanding, or (ii) if at any date of determination the Borrower and its Subsidiaries have a Consolidated Leverage Ratio of 3.00 to 1.0 or greater both immediately before and after giving effect to such Investment on a Pro Forma Basis for the most recently completed Measurement Period prior to such date, the greater of (A) the aggregate amount of Investments by the Borrower and its Subsidiaries in Permitted Joint Ventures on such date and (B) $50,000,000 at any time outstanding;

(q) so long as no Default shall have occurred and be continuing or would result therefrom, the Loan Parties may make Investments in an aggregate amount not to exceed the Available Amount at such time;

(r) Reinvestments in assets made in accordance with Sections 2.11(d) and 2.11(e);

(s) Investments with respect to performance of bonds, bankers’ acceptances, workers’ compensation claims, surety or appear bond payments, obligations in connection with self insurance or similar obligations and bank overdrafts; and

(t) Investments in an aggregate amount not to exceed $25,000,000 at any time outstanding.

SECTION 6.09. Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly:

(a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal, interest and mandatory prepayments shall be permitted) any Indebtedness that is subordinated to the Obligations expressly by its terms (collectively, “Junior Financing”), or Indebtedness outstanding under the Public Debt or any other Indebtedness, except for the following: (i) with the Net Cash Proceeds of, or in exchange for, any Permitted Refinancing permitted under Section 6.02; (ii) the conversion of any Public Debt to Equity Interests (other than Disqualified Equity Interests) of the Borrower; (iii) the prepayment of Indebtedness of the Borrower or any Subsidiary owed to any Loan Party or the prepayment of any Public Debt, Junior Financing or other Indebtedness with the proceeds of any Indebtedness permitted by Section 6.02(q); provided that if the Indebtedness being prepaid is Junior Financing, the Indebtedness incurred to make such prepayment shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being prepaid; (iv) prepayments, redemptions, purchases, defeasances and other payments in respect of Public Debt (other than the Senior Convertible Notes), Junior Financing or other Indebtedness prior to their scheduled maturity in an aggregate amount not to exceed the Available Amount at such time; (v) prepayments, redemptions, purchases, defeasances and other payments in respect of Indebtedness outstanding under the Senior Convertible Notes; (vi) prepayments, redemptions, purchases, defeasances and other payments of any unsecured Indebtedness either (i) solely in exchange for shares of Equity Interests (other than Disqualified Equity Interests) of the Borrower, or (ii) through the application of Net Equity Proceeds of (A) a substantially concurrent sale (other than to the Borrower or any Subsidiary) for cash (but in no event longer than 50 days after receipt of such Net Equity Proceeds) of shares of Equity Interests (other than Disqualified Equity Interests) of the Borrower or any promissory notes or debt securities convertible into or exchangeable for Equity Interests (other than Disqualified Equity Interests) of the Borrower or (B) a substantially concurrent sale for cash (but in no event longer than 50 days after receipt of such Net Cash Proceeds), arising from the incurrence by the Borrower or any other Loan Party of Indebtedness permitted under Section 6.02; (vii) prepayments of principal and interest of Indebtedness (or accreted value, if applicable) incurred pursuant to Section 6.02(e); and (viii) prepayments, purchases or repurchases of the Obligations in accordance with the terms of this Agreement;

(b) Amend or modify, or permit the amendment or modification of, any document governing any Indebtedness (i) except for any Permitted Refinancing, which shall be effected, in accordance with the terms of the definition thereof, or (ii) in an aggregate outstanding amount in excess of $10,000,000, in any manner that is adverse in any material respect to the rights or interests of the Administrative Agent or the Lenders; or

(c) Terminate, amend or modify any of its Constituent Documents (including (i) by the filing or modification of any certificate of designation and (ii) any election to treat any Pledged Equity Interests as a “security” under Section 8-103 of the UCC other than concurrently with the delivery of certificates representing such Pledged Equity Interests to the Administrative Agent) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments or modifications or such new agreements which are not adverse in any material respect to the interests of the Lenders; provided that the Borrower may issue such Equity Interests, so long as such issuance is not prohibited by this Agreement, and may amend or modify its Constituent Documents to authorize any such Equity Interests.

SECTION 6.10. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except for the following:

(a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(b) transactions between or among (i) one or more Loan Parties not involving any other Affiliate that is not a Loan Party and otherwise in accordance with the terms of this Agreement and (ii) one or more Excluded Subsidiaries not involving any other Affiliate that is not an Excluded Subsidiary and otherwise in accordance with the terms of this Agreement;

(c) any Restricted Payment permitted by Section 6.06 (other than Section 6.06(j));

(d) Investments permitted under Sections 6.08(d), 6.08(f)(ii) or 6.08(p);

(e) any Asset Sale permitted under Section 6.05(h)(iii);

(f) the payment of fees to, and the reimbursement of out-of-pocket expenses (to the extent incurred in any such Person’s capacity as a director) of, directors of the Borrower or any Subsidiary and compensation, severance and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or any Subsidiary;

(g) any issuances of Equity Interests (other than Disqualified Equity Interests) or other payments, awards or grants in cash, Equity Interests (other than Disqualified Equity Interests) or otherwise pursuant to, or the funding of, employment agreements, stock options and equity or cash incentive plans approved by the Borrower’s board of directors (or a committee thereof);

(h) employment and severance arrangements or similar arrangements between the Borrower or any Subsidiary and any employee thereof (it being understood that the term “employee” as used in this clause (h) shall refer only to such employees that are Affiliates of the Borrower or the applicable Subsidiary, as the case may be); and

(i) any agreement, instrument or arrangement as in effect on the Closing Date and set forth on Schedule 6.10 hereto.

SECTION 6.11. Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (a) the sale of such property is permitted by Section 6.05, (b) any Liens arising in connection with its use of such property are permitted by Section 6.03, and (c) the Net Cash Proceeds received by the Borrower or any Subsidiary pursuant to such arrangement are contemporaneously used to prepay the Loans pursuant to Section 2.11(d).

SECTION 6.12. Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests or Indebtedness of the Borrower or any of its Subsidiaries), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary, (c) Permitted Call Spread Contracts and (d) foreign exchange contracts; provided that with respect to the foregoing clauses (c) and (d), such Permitted Call Spread Contracts and foreign exchange contracts have been entered into for the purpose of mitigating risks to which the Borrower and its Subsidiaries have actual exposure.

SECTION 6.13. Changes in Fiscal Periods. The Borrower will not, permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

SECTION 6.14. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to make Restricted Payments or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that the foregoing shall not apply to: (i) restrictions and conditions imposed by Requirements of Law, under any of the Loan Documents, the Senior Notes Indenture or the Senior Convertible Notes Indenture; (ii) restrictions and conditions existing on the date hereof and identified on Schedule 6.14 and the foregoing also shall not apply to any extension or renewal of any such restriction or condition; (iii) customary restrictions and conditions contained in agreements relating to an Asset Sale pending such Asset Sale, provided such restrictions and conditions apply only to assets that are to be sold and such Asset Sale is permitted hereunder; (iv) in the case of clause (a) of this Section 6.14, (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted under this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and the products and proceeds thereof, and (B) customary provisions in leases and other contracts restricting the assignment thereof or the subletting of the premises subject to any such lease, (v) in the case of clause (b) of this Section 6.14, (A) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, and (B) customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the Equity Interests therein) entered into in the ordinary course of business.

SECTION 6.15. Lines of Business. The Borrower will not, and will not permit any of its Subsidiaries to enter into any business, either directly or through any Subsidiary, except for a line of business conducted by the Borrower or any of its Subsidiaries on the Closing Date and any business reasonably related, complimentary or ancillary thereto, including reasonably related extensions or expansions thereof (as determined in good faith by the board of directors of the Borrower).

SECTION 6.16. Immaterial Subsidiaries. No Immaterial Subsidiary shall incur any Indebtedness other than pursuant to Sections 6.02(b) and 6.02(c), incur any Liens other than pursuant to Section 6.03(b), or make any Investments other than pursuant to Sections 6.08(f) and 6.08(h).

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. The occurrence any of the following events shall constitute an event of default (each an “Event of Default”):

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when due and as required herein, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under this Agreement, within five (5) Business Days after the same becomes due and as required herein;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect when made or deemed made;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to any Loan Party’s existence), 5.06 or 5.08 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in Sections 7.01(a), 7.01(b) or 7.01(d) to be observed or performed by it), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent or the Required Lenders to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary (i) fails to make any payment when due, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount (individually or in the aggregate with all other Indebtedness as to which such a failure shall exist) of not less than the Threshold Amount, (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (including in the case of Indebtedness consisting of Swap Agreements, termination events or equivalent events pursuant to the terms of such Swap Agreements), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (f)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in this Section 7.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) one or more judgments or orders for the payment of money in an aggregate amount in excess of the Threshold Amount (to the extent not covered by independent third-party insurance issued by a nationally recognized insurer as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage thereof) shall be rendered against the Borrower, any Subsidiary or any combination thereof and (i) the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be satisfied, vacated or effectively stayed or (ii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(k) (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower, any Subsidiary or their respective ERISA Affiliates under Title IV of ERISA in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (ii) the Borrower, any Subsidiary or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect;

(l) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.04 or 6.05), ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke or rescind any Loan Document;

(m) Any Security Document after delivery thereof pursuant to Section 4.01, 5.10 or 5.11 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 6.04 or 6.05) cease to create, or any Lien purported to be created by any Security Document shall be asserted in writing by any Loan Party not to be, a valid and perfected lien, with the priority required by the Security Documents (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Permitted Liens;

(n) (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Senior Secured Indebtedness” (or any comparable term) under and as defined in any Junior Financing Documentation or (ii) the subordination provisions set forth in any Junior Financing Documentation shall in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of obligations under such Junior Financing, if applicable; or

(o) a Change in Control shall occur.

SECTION 7.02. Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of the Required Lenders, take any or all of the following actions:

(a) declare Commitments of each Lender and any obligation of the Issuing Bank to make LC Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower cash collateralize in accordance with Section 2.05(j) the LC Exposure; and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Requirements of Law; provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Debtor Relief Laws of the United States, the Commitments of each Lender and any obligation of the Issuing Bank to make LC Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to cash collateralize the LC Exposure in accordance with Section 2.05(j) as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

SECTION 7.03. Application of Funds. After the exercise of remedies provided for in Section 7.02 (or after the Loans have automatically become immediately due and payable and the LC Exposure has been required to be cash collateralized as set forth in the proviso to Section 7.02(d)), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including indemnities, expenses and other amounts payable under Section 9.03, and amounts payable under Sections 2.15 and 2.17) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including indemnities, expenses and other amounts payable under Section 9.03 and amounts payable under Section 2.15 and 2.17), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and LC Disbursements, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and L/C Borrowings, Swap Obligations and Treasury Services Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Banks, to cash collateralize that portion of LC Exposure comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to the payment of all other Secured Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by any Requirement of Law.

Subject to Sections 2.05(d) and 2.05(e), amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above and, if no Secured Obligations remain outstanding, to the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its administrative agent and collateral agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Each party to this Agreement acknowledges and agrees that the Administrative Agent may use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that any such service provider will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties. The Administrative Agent shall not be liable for any action taken or not taken by any such service provider.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor, which successor shall (unless an Event of Default under Section 7.01(a), 7.01(b), 7.01(g), 7.01(h) or 7.01(i) shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent, or as the Required Lenders may require or otherwise direct, for the benefit of all the Lenders and the Issuing Bank; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Bank or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with, and subject to, the terms of this Agreement, or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy or insolvency law.

Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at 19975 Victor Parkway, Livonia, Michigan 48152, Attention of Mr. Robert Recchia (Telecopy No. 734-462-2513; Telephone no. 734-591-4900), with a copy to McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York 10173-1922, Attention of Amy S. Leder, Esq. (Telecopy No. 212-547-5444; Telephone No. 212-547-5514); website: www.valassis.com;

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 8th Floor, Houston, Texas 77002, Attention of April Yebd (Telecopy No. 1-888-208-7168), with a copy to JPMorgan Chase Bank, N.A., 10 S. Dearborn St., Mail Code: IL-0364, Chicago, IL 60603, Attention of Suzanne D. Ergastolo (Telecopy No. 312-794-7682);

(iii) if to the Issuing Bank, to it at JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 8th Floor, Houston, Texas 77002, Attention of April Yebd (Telecopy No. 1-888-208-7168);

(iv) if to the Swingline Lender, to it at JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 8th Floor, Houston, Texas 77002, Attention of April Yebd (Telecopy No. 1-888-208-7168);

(v) if to the Fronting Alternate Currency Lender, to it at J.P.Morgan Europe Limited, Attention of Loan and Agency London (Telecopy No. +44 207 777 2360); and

(vi) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if received by the recipient during its normal business hours on any Business Day and if received after the end of normal business hours on any Business Day, then such notice shall be deemed to be given on the following Business Day.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(i) extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(ii) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.08 or 2.13 or fee under Section 2.12 without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(iii) reduce the principal of, or the rate of interest or premium specified herein on, any Loan or LC Exposure, or (subject to clause (D) of the second proviso to this Section 9.02) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby (it being understood that any change to the definition of Consolidated Leverage Ratio or in the component definitions thereof shall not constitute a reduction in the rate of interest; provided that, only the consent of the Required Lenders shall be necessary to amend Section 2.13(c) or to waive any obligation of the Borrower to pay interest at the rate set forth in Section 2.13(c));

(iv) change any provision of this Section 9.02, the definition of “Required Lenders” or “Required Facility Lenders”, any provision of Section 2.11(b) or 2.11(g) relating to pro rata sharing, or Sections 2.18 or 7.03 without the written consent of each Lender affected thereby;

(v) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(vi) other than in a transaction permitted under Section 6.05, release all or substantially all of the aggregate value of the Guaranty, without the written consent of each Lender;

(vii) change the currency in which any Loan is denominated or interest or fees thereon is paid without the written consent of the Lender holding such Loans;

(viii) amend the definition of “Interest Period” to allow intervals in excess of six months or shorter than one month without the agreement of each affected Lender without the written consent of each Lender affected thereby;

and provided further that:

(A) no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank in addition to the Lenders required above, affect the rights or duties of a Issuing Bank under this Agreement or any document relating to any Letter of Credit issued or to be issued by it;

(B) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement;

(C) no amendment, waiver or consent shall, unless in writing and signed by the Fronting Alternate Currency Lender in addition to the Lenders required above, affect the rights or duties of the Fronting Alternate Currency Lender under this Agreement;

(D) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document;

(E) Section 9.04(e) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification;

(F) no condition set forth in Section 4.02 may be waived as to any Credit Extension under any Revolving Credit Facility without the written consent of the Required Facility Lenders under such Facility; and

(G) the consent of Required Facility Lenders shall be required with respect to any amendment that by its terms adversely affects the rights of Lenders under such Facility in respect of payments hereunder in a manner different than such amendment affects other Facilities.

(c) Dissenting Lenders. If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by this Section 9.02, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace any such non-consenting

Lender or Lenders with one or more persons pursuant to Section 2.19(b) so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (i) that the Commitment of such Lender may not be increased or extended, or the rate reduced, or the time of payment of interest, or fees thereon or other amounts payable hereunder (other than mandatory prepayments) extended, without the consent of such Lender, (ii) in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender affected thereby other than clause (viii) above, and (iii) this paragraph may not be amended, waived or otherwise modified in any manner adverse to such Lender without the consent of such Lender (it being understood that, except as set forth in this paragraph, any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding anything to the contrary contained in this Section 9.02, the Security Documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Requirements of Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Credit Exposure and the accrual of interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Required Facility Lenders; provided, that no such amendment shall permit the Additional Extensions of Credit to share ratably with or with preference to the Term Loans in the application of mandatory prepayments without the consent of the Required Facility Lenders under each Facility (other than the Revolving Credit Facility) or otherwise to share ratably with or with preference to the Revolving Credit Exposure without the consent of the Required Facility Lenders under the Revolving Credit Facility.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans of a given Class (“Refinanced Term Loans”) with replacement term loans (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Rate with respect to such Replacement Term Loans (or similar interest rate spread applicable to such Replacement Term Loans) shall not be higher than the Applicable Rate for such Refinanced Term Loans (or similar interest rate spread applicable to such Refinanced Term Loans) immediately prior to such refinancing, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except by virtue of amortization or prepayment of the Refinanced Term Loans prior to the time of such incurrence) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date of the Term Loans in effect immediately prior to such refinancing.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Joint Lead Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent (limited to one outside counsel and local counsel as required, and, in the event of any actual conflict of interest, one additional counsel to the affected parties), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender (limited to one outside counsel and local counsel as required, and, in the event of any actual conflict of interest, one additional counsel to the affected parties), in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) any claims between Lenders or their Related Parties that do not involve an act or omission (whether actual or alleged in good faith) of the Borrower or any of its affiliates. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor (together with the documentation referred to above).

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; provided further that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within five (5) Business Days after receiving notice thereof;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment or an Affiliate of a Lender with a Revolving Commitment immediately prior to giving effect to such assignment, (y) an assignment to the Borrower or any Wholly-Owned Subsidiary of the Borrower, as an assignee, of a Term Loan Repurchase pursuant to any Modified Dutch Auction, and (z) all or any portion of a Term Loan; and

(C) the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 with respect to Term Loans, and $5,000,000 with respect to the Revolving Credit Facility, in each case, unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(E) the assignee shall not be a Competitor of the Borrower or any of its Subsidiaries set forth on Schedule 9.04(b). The Borrower may revise Schedule 9.04(b) from time to time concurrently with the delivery of its financial statements pursuant to Section 5.01(a) and 5.01(b), which amended schedule shall be effective upon delivery to the Administrative Agent and the Lenders.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.04(c), 2.05(d) or 2.05(e), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17), except, in the case of Section 2.15, the increase or change results from a Change in Law after the SPC becomes a SPC and the grant was made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and any Credit Extension, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. (a) Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section (which shall include, without limitation, customary “click-through” confidentiality agreements of Intralinks, Syndtrak or other similar electronic platforms), to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY

INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and its Subsidiaries, which information includes the name and address of the Borrower and its Subsidiaries and other information that will allow such Lender to identify the Borrower and its Subsidiaries in accordance with the Act.

SECTION 9.15. Judgment Currency. (a) The Borrower’s obligation hereunder and under the other Loan Documents to make payments in the applicable Approved Currency (pursuant to such obligation, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against the Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Relevant Currency Equivalent, and in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the

Administrative Agent) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the Relevant Currency Equivalent or any other rate of exchange for this Section 9.15, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

SECTION 9.16. Special Provisions Relating to Currencies Other Than Dollars. (a) All funds to be made available to the Administrative Agent or the Issuing Bank, as applicable, pursuant to this Agreement in any Alternate Currency shall be made available to Administrative Agent, the Fronting Alternate Currency Lender or the Issuing Bank, as applicable, in immediately available, freely transferable, cleared funds to such account with such bank in such principal financial center in such Participating Member State (or in London) as the Administrative Agent, the Fronting Alternate Currency Lender or the Issuing Bank, as applicable, shall from time to time nominate for this purpose.

(b) In relation to the payment of any amount denominated in euros or pounds, neither the Administrative Agent nor the Issuing Bank shall be liable to Borrower or any of the Lenders for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent, the Fronting Alternate Currency Lender or the Issuing Bank if the Administrative Agent, the Fronting Alternate Currency Lender or Issuing Bank shall have taken all relevant and necessary steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in such Alternate Currency) to the account with the bank in the principal financial center in the Participating Member State which Borrower or, as the case may be, any Lender shall have specified for such purpose. In this Section 9.16(b), “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent, the Fronting Alternate Currency Lender or Issuing Bank may from time to time determine for the purpose of clearing or settling payments of euros or pounds. Furthermore, and without limiting the foregoing, neither the Administrative Agent, the Fronting Alternate Currency Lender nor the Issuing Bank shall be liable to Borrower or any of the Lenders with respect to the foregoing matters in the absence of its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision or pursuant to a binding arbitration award or as otherwise agreed in writing by the affected parties).

SECTION 9.17. Dollar Equivalent Calculations. For purposes of this Agreement, the Dollar Equivalent of each Loan that is an Alternate Currency Loan shall be calculated on the date when any such Loan is made, on the first Business Day of each month and at such other times as designated by the Administrative Agent. Such Dollar Equivalent shall remain in effect until the same is recalculated by the Administrative Agent as provided above and notice of such recalculation is received by the Borrower, it being understood that until such notice of such recalculation is received, the Dollar Equivalent shall be that Dollar Equivalent as last reported to the Borrower by the Administrative Agent. The Administrative

Agent shall promptly notify the Borrower and the Lenders of each such determination of the Dollar Equivalent.

[SIGNATURE PAGES FOLLOW]

VALASSIS COMMUNICATIONS, INC.

By:	/s/ Robert L. Recchia
	Name:	Robert L. Recchia
	Title:	Chief Financial Officer

JPMORGAN CHASE BANK, N.A., AS A LENDER
AND AS THE ADMINISTRATIVE AGENT

By:	/s/ Suzanne Ergastolo
	Name:	Suzanne Ergastolo
	Title:	Vice President

BANK OF AMERICA, N.A., AS A LENDER

By:	/s/ Megan Collins
	Name:	Megan Collins
	Title:	Vice President

THE ROYAL BANK OF SCOTLAND PLC, AS A LENDER

By:	/s/ Matthew Pennachio
	Name:	Matthew Pennachio
	Title:	Vice President

2

PNC BANK, NATIONAL ASSOCIATION, AS A LENDER

By:	/s/ Nicole Caldwell
	Name:	Nicole Caldwell
	Title:	Officer

3

FIFTH THIRD BANK, AN OHIO BANKING CORPORATION, AS A LENDER

By:	/s/ Brian Jelisnski
	Name:	Brian Jelisnski
	Title:	Vice President

4

U.S. BANK NATIONAL ASSOCIATION, AS A LENDER

By:	/s/ Navneet Khanna
	Name:	Navneet Khanna
	Title:	Vice President

5

WELLS FARGO N.A., AS A LENDER

By:	/s/ James P. Salmon
	Name:	James P. Salmon
	Title:	Vice President

6

THE NORTHERN TRUST COMPANY, AS A LENDER

By:	/s/ Phillip McCaulay
	Name:	Phillip McCaulay
	Title:	Vice President

7

THE HUNTINGTON NATIONAL BANK, AS A LENDER

By:	/s/ Cheryl B. Holm
	Name:	Cheryl B. Holm
	Title:	Sr. Vice President

8

WESTERN BANK, NATIONAL ASSOCIATION, AS A LENDER

By:	/s/ Christopher Potter
	Name:	Christopher Potter
	Title:	Vice President

9

COMPANY SCHEDULES

to

CREDIT AGREEMENT

dated as of

June 27, 2011

among

VALASSIS COMMUNICATIONS, INC.

as Borrower,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED and RBS SECURITIES INC.

as Joint Bookrunners and Joint Lead Arrangers

NOTES TO LOAN PARTY SCHEDULES

Reference is made to that certain Credit Agreement, dated as of June 27, 2011, among VALASSIS COMMUNICATIONS, INC., a Delaware corporation (the “Borrower”), the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and J.P. MORGAN SECURITIES LLC., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and RBS SECURITIES INC., as joint bookrunners and joint lead arrangers (the “Agreement”).

These Schedules and the attachments, if any, hereto (consisting in its entirety of this page and the consecutively numbered pages 1 through 23 attached hereto), dated as of June 27, 2011, are the Schedules referred to in the Agreement (the “Schedules”), which set forth required disclosure pursuant to certain provisions of the Agreement or the exceptions and qualifications to the representations and warranties made by Borrower in the Agreement. Capitalized terms used in these Schedules but not defined herein shall have the meaning ascribed to such terms in the Agreement.

The information regarding the agreements, contracts, and other items listed, identified, and disclosed in these Schedules is for identification purposes and is not intended to summarize the terms of such agreements, contracts, and other items unless required by the relevant representation or warranty. Reference is made to such agreements, contracts, and other items themselves for a complete description of their terms.

Disclosure of any fact, item or other information in any section of these Schedules shall, should the existence of the fact, item or other information or its contents be relevant to any other paragraph or section of the Agreement or these Schedules, be deemed to be disclosed with respect to such other paragraph or section whether or not an explicit cross-reference appears to the extent that it is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other paragraph or section. Subject to the foregoing, cross-references are for the convenience of reference only and shall not limit the provisions hereof.

Nothing herein constitutes an admission of liability or obligation of Borrower or any of its subsidiaries or an admission against the interest of Borrower or any of its subsidiaries with respect to third parties.

1

SCHEDULE 2.01

COMMITMENTS

Revolving Commitments
JPMorgan Chase Bank, N.A.	$21,250,000
Bank of America, N.A.	$17,500,000
The Royal Bank of Scotland plc	$17,500,000
PNC Bank, National Association	$10,000,000
Fifth Third Bank	$7,500,000
U.S. Bank National Association	$6,250,000
Wells Fargo Bank, N.A.	$6,250,000
Northern Trust Corporation	$5,000,000
Huntington National Bank	$5,000,000
Webster Bank, N.A.	$3,750,000
Total:	$100,000,000
Term A Commitments
JPMorgan Chase Bank, N.A.	$63,750,000
Bank of America, N.A.	$52,500,000
The Royal Bank of Scotland plc	$52,500,000
PNC Bank, National Association	$30,000,000
Fifth Third Bank	$22,500,000
U.S. Bank National Association	$18,750,000
Wells Fargo Bank, N.A.	$18,750,000
Northern Trust Corporation	$15,000,000
Huntington National Bank	$15,000,000
Webster Bank, N.A.	$11,250,000
Total:	$300,000,000

2

SCHEDULE 3.03

GOVERNMENTAL APPROVALS; NO CONFLICTS

None.

3

SCHEDULE 3.05(b)

PROPERTIES

1.	Reference is made to the patent infringement claim set forth in Schedule 3.06.

4

SCHEDULE 3.06

DISCLOSED MATTERS (LITIGATION AND ENVIRONMENTAL MATTERS)

1.	A Pdx Pro v. Valassis Direct Mail, Inc. (Federal District Court, District of Oregon): A Pdx Pro contends that an oral contract was formed in 2004 between it and ADVO, Inc. (k/n/a Valassis Direct Mail, Inc.), that ADVO misrepresented its intent, and that ADVO failed to fulfill its obligations under the oral contract. The complaint alleges damages in the amount of $13,425,000. The parties are now engaged in the discovery process.

2.	Dearborn Refinery Site: Dearborn Refining Co. owned and operated a waste oil refining and oil processing facility at the site from the 1940s until 2005. Numerous companies sent used oil, waste oil and wastewater contaminated with oil to Dearborn Refining. Several investigations conducted by state and federal agencies over the years revealed violations for inadequate containment of waste oil. Two legal orders were issued to the company to address these conditions, but neither order was followed. Ownership of the property reverted to the city of Dearborn when the company failed to pay taxes. The city requested EPA assistance and is working closely with the Agency to clean up the site. Borrower is a part of the clean-up group and is assessed fees periodically. The most recent assessment allocated to Borrower was for $39,757.

3.	Terminated Associate (Borrower): Terminated associate alleges age discrimination, reverse race discrimination, and wrongful termination. Borrower received letter from associate’s attorney with such allegations. Settlement offer from terminated associate was in excess of $1 million. Borrower’s severance offer was approximately $300,000, which the terminated associate declined. Borrower is attempting to schedule mediation for July 2011. No claim has been filed at this stage.

4.	Terminated Associate (Borrower): Terminated associate alleges a variety of claims including harassment. Associate was terminated in August 2010 and Borrower received a letter in June 2011 with allegations. The associate declined original severance offer in August 2010 and alleges $5 million in damages based on her own calculation. To date, there has not been any contact from any attorney, although she has threatened such. Borrower has not responded to her demand as of this date.

5.	Quest Net Tech: Letter from Quest Net alleging infringement by Borrower of VonKohorn patent portfolio. Offer from company for $500,000 perpetual license. Borrower declined the offer. Quest Net is submitting a lower offer in light of its conversations with Borrower. Borrower does not believe that it has infringed, but is exploring settlement at a reasonable cost. This is the second time a company has come after license fees for these patents. The first was the previous owner who approached Borrower and then sold the portfolio to Quest Net Tech.

6.	DTD Clean-Up (Windsor): Borrower is currently working with the Department of Environmental Protection (the “DEP”) on a soil/groundwater clean-up project at its Great

5

Pond facility in Windsor, CT. This project has been on-going for a few years and Borrower and the DEP are in the process of finalizing the Final Remediation Plan. Post-remediation soil/groundwater monitoring will also need to be completed. To date, Borrower has incurred approximately $50,000 in expenses related to this project.

7.	Valassis Direct Mail, Inc. is involved in litigation in the US Tax Court relating to a dispute over a research and development tax credit and Section 199 deduction for ADVO Inc.’s taxable years ending September 2005, 2006 and 2007. The disputed amount is $3,640,000.

8.	Certain State Tax Liability - Borrower may be exposed to additional sales tax liability to the extent various state jurisdictions determine that certain of its products are subject to such jurisdictions’ sales tax. Borrower has recorded a liability of $10.1 million as of December 31, 2010, reflecting its best estimate of its potential sales tax liability. While Borrower believes all of its estimates and assumptions are reasonable and will be sustained upon audit, the actual liabilities may exceed such estimates.

6

SCHEDULE 3.07

ENVIRONMENTAL MATTERS

1. Reference is made to the environmental claims set forth in Schedule 3.06.

7

SCHEDULE 3.10

TAXES

1. Certain Sales Tax Liability - Borrower and the Subsidiaries may be exposed to additional sales tax liability to the extent various state jurisdictions determine that certain of its products are subject to such jurisdictions’ sales tax. Borrower has recorded a liability of $10.1 million as of December 31, 2010, reflecting its best estimate of its potential sales tax liability. While Borrower believes all of its estimates and assumptions are reasonable and will be sustained upon audit, the actual liabilities may exceed such estimates.

2. Certain Income Tax Liability - Borrower and the Subsidiaries may be exposed to additional income tax liability as a result of uncertain tax positions. Borrower has recorded a liability of $12.5 million as of December 31, 2010, reflecting its best estimate of its potential income tax liability related to such uncertain tax positions, which includes a reserve for the litigation involving Valassis Direct Mail, Inc. set forth on Schedule 3.06. While Borrower believes all of its estimates and assumptions are reasonable and will be sustained, the actual liabilities may exceed such estimates.

8

SCHEDULE 3.14

LABOR MATTERS

1. Reference is made to the employee claims set forth in Schedule 3.06.

2. Terminated Associate (NCH Promotional Services de Mexico): Terminated associate alleges a variety of claims including severance payment. Associate was terminated in 1991. The complaint alleges damages in the amount of $160,000. The plaintiff has not pursue the claim in the Mexican Labor Board for the past 15 years.

9

SCHEDULE 3.15(a)

SUBSIDIARIES

Name	Jurisdiction	Number and Class of Equity Interest Authorized	Number and Percentage of Equity Interest Issued and Outstanding
Valassis Coupon Clearing, Inc.	Delaware	1,000 shares of Common Stock	200 20%
Valassis International, Inc.	Delaware	1,000 shares of Common Stock	1,000 100%
Valassis Retail Connection, Inc. (formerly known as Valassis Direct Response, Inc.)	Delaware	1,000 shares of Common Stock	1,000 100%
Valassis Manufacturing Company	Delaware	1,000 shares of Common Stock	100 10%
VCI Enterprises, Inc.	Delaware	1,000 shares of Common Stock	100 10%
Valassis Sales & Marketing Services, Inc.	Delaware	1,000 shares of Common Stock	1,000 100%
Valassis Data Management, Inc.	Delaware	1,000 shares of Common Stock	1,000 100%
Promotion Watch, Inc.,	Delaware	1,000 shares of Common Stock	1,000 100%
Valassis Interactive, Inc.	Delaware	1,000 shares of Common Stock	1,000 100%
Valassis Direct Mail, Inc.	Delaware	100 shares of Common Stock	100 100%
NCH Marketing Services, Inc.	Delaware	1,000 shares of Common Stock	371 37.1%
VC Holdings, LLC	Michigan	Membership Interests	N/A
Valassis Relationship Marketing Systems, LLC	Delaware	Units	N/A
Valassis In-Store Solutions, Inc.	Delaware	100 shares of Common Stock	100 100%
Perimeter Marketing Company	Delaware	1,000 shares of Common Stock	100 10%
Valassis Canada Inc.	Nova Scotia	1,000,000 shares of Common Stock	2,121 0.21%
VCI Fulfillment Group S.A. de C.V.	Mexico	Series B1 Series B	9,641 of B1 50 of B
NCH NuWorld Spain, BV/Inc.	Delaware/Netherlands	9,000 shares of Common Stock (Delaware) 9,000 shares of Common Stock (Netherlands)	1,850 20% 1,850 20%
NCH Promotional Services de Mexico S.A. de R.L. de C.V.	Mexico	Membership Interests	Value of $7,862,815.00 Pesos
Valassis Communications, S.L.	Spain	135,157 Participation Units	135,157 100%
Valassis Limited	England	1,000,000 shares of £1 each	467,724 46.7%

10

Name	Jurisdiction	Number and Class of Equity Interest Authorized	Number and Percentage of Equity Interest Issued and Outstanding
Valassis UK Marketing Services Limited	England	1,000 shares of £1 each	1 0.1%
Valassis Europe BV	Netherlands	9000 shares of Ordinary Stock	1,850 20%
NCH Marketing Services Ltd.	England	1,000,000 shares of £1 each	467,724 46.7%
Valassis GmbH	Germany	1 share of registered share capital of Euro 25,000	1 share with nominal value of Euro 25,000 100%
Valassis Srl	Italy	Quota of Euro 3,037,000	N/A
Valassis Sp.z.o.o.	Poland	100 shares at PLN 500 (total PLN 50,000) in LLC	100 shares at PLN 500 (total PLN 50,000) in LLC
MailCoups, Inc.	Delaware	3,000 shares of Common Stock 2,882 shares of Preferred Stock	3,000 of Common Stock 100% 0 shares of Preferred Stock (0%)
MailCoups Direct, Inc.	Delaware	3,000 shares of Common Stock	1,000 33%

11

SCHEDULE 3.15(b)

IMMATERIAL SUBSIDIARIES

1.	Valassis Retail Connection, Inc. (DE)

2.	Perimeter Marketing Company (DE)

12

SCHEDULE 3.17(a)

UCC FILING JURISDICTIONS

Loan Party	Document	Filing Jurisdiction
Valassis Communications, Inc.	UCC-1	Delaware
Valassis Coupon Clearing, Inc.	UCC-1	Delaware
Valassis International, Inc.	UCC-1	Delaware
NCH Marketing Services, Inc.	UCC-1	Delaware
NCH NuWorld Spain, Inc.	UCC-1	Delaware
Valassis Relationship Marketing Systems, LLC	UCC-1	Delaware
Valassis Manufacturing Company	UCC-1	Delaware
Valassis Sales & Marketing Services, Inc.	UCC-1	Delaware
Valassis Data Management, Inc.	UCC-1	Delaware
VCI Enterprises Inc.	UCC-1	Delaware
Promotion Watch, Inc.	UCC-1	Delaware
Valassis Interactive, Inc.	UCC-1	Delaware
Valassis Direct Mail Inc.	UCC-1	Delaware
Valassis In-Store Solutions, Inc.	UCC-1	Delaware
MailCoups Direct, Inc.	UCC-1	Delaware
MailCoups, Inc.	UCC-1	Delaware
VC Holdings, Inc.	UCC-1	Michigan

13

SCHEDULE 6.02

EXISTING INDEBTEDNESS

Notes

1. Senior Notes (aggregate principal amount of $260.0 million outstanding)

2. Senior Convertible Notes (aggregate principal amount of $85,000 (or approximately $59,000 net of discount) outstanding)

Bank Guarantees

Issuer	Number	Applicant	Beneficiary	Issue Date	Expiry Date	Current Amount
Deutsche Bank	600BGP0900331	Valassis GmbH	IVG Asset Management GmbH	November 4th 2009	November 3rd 2014 (or indefinite)	Euro 29,197*

BRE Bank	02431KPB09	Valassis Sp.z.o.o.	Bialogard Labour Office	October 7, 2009	July 31, 2013	PLN 821,450*
*	Bank guarantees are fully cash collateralized.

14

Custom Bonds

Issuer	Number	Applicant	Beneficiary	Issue Date	Expiry Date	Current Amount
Travelers Casualty and Surety Company	990619813	NCH	Department of the Treasury	5/9/06	5/9/12	$50,000

Lexon Insurance Company	9909K6322	Valassis Communication, Inc.	Department of the Treasury	5/7/09	5/7/12	$50,000

Intercompany Loans/Promissory Notes (amounts reflect principal amount due)

1.	Euro 6,665,000 Promissory Note between Valassis Europe B.V. (Borrower) and NCH NuWorld C.V. (Lender). NCH NuWorld C.V. was dissolved and this Note was assumed by NCH Marketing Services, Inc.

Guarantees

1.	Guarantee letter dated as of September 29, 2010 provided by Valassis Limited (for the benefit of Valassis GmbH) to Procter & Gamble Germany in the amount of €2,000,000.

2.	Comfort letter dated as of May 27, 2011 provided by NCH Marketing Services, Inc. to Valassis Europe B.V. providing comfort that NCH Marketing Services, Inc. intends to ensure Valassis Europe B.V. continues as a going concern and pledging support that Valassis Europe B.V. carry on its normal business without significant curtailment to operations for as long as it remains within the NCH Marketing Services, Inc. group.

3.	Comfort letter dated as of January 24, 2011 provided by Borrower to Valassis Communications, S.L providing comfort that Borrower has no intention to remove cash from Valassis Communications, S.L. to the extent it would impact its ability to pay its liabilities as they come due and will not undertake any actions in conflict with the laws of Spain with respect to its cash maintenance requirements for as long as it remains an indirect subsidiary of Borrower.

4.	Comfort letter dated as of January 24, 2011 provided by Borrower to Valassis, Ltd. providing comfort that Borrower has no intention to remove cash from Valassis, Ltd. to the extent it would impact its ability to pay its liabilities as they come due and will not undertake any actions in conflict with the laws of the United Kingdom with respect to its cash maintenance requirements for as long as it remains an indirect subsidiary of Borrower.

5.

Comfort letter dated as of January 24, 2011 provided by Borrower to Valassis GmbH providing comfort that Borrower has no intention to remove cash from Valassis GmbH to the extent it would impact its ability to pay its liabilities as they come due and will not

15

undertake any actions in conflict with the laws of Germany with respect to its cash maintenance requirements for as long as it remains an indirect subsidiary of Borrower.

6.	Comfort letter dated as of January 24, 2011 provided by Borrower to Valassis S.r.l. providing comfort that Borrower has no intention to remove cash from Valassis S.r.l. to the extent it would impact its ability to pay its liabilities as they come due and will not undertake any actions in conflict with the laws of Italy with respect to its cash maintenance requirements for as long as it remains an indirect subsidiary of Borrower.

7.	Comfort letter dated as of July 23, 2009 provided by NCH Marketing Services, Inc. to Valassis, Ltd. providing comfort that NCH Marketing Services, Inc. has no intention to remove cash from Valassis, Ltd. to the extent it would impact its ability to pay its liabilities as they come due for as long as it remains an indirect subsidiary of NCH Marketing Services, Inc.

16

SCHEDULE 6.03

EXISTING LIENS

None

17

SCHEDULE 6.05(p)

PERMITTED ASSET SALES

1.	Sale by Borrower or any of its Subsidiaries (as applicable) of any or all of its interest in Coupons, Inc.

18

SCHEDULE 6.08(h)

EXISTING INVESTMENTS

1.	Investment in Promotion Execution Partners, LLC by VCI Enterprises, Inc. (48% interest)

2.	Investment in Coupons, Inc. by Valassis Interactive, Inc. (Ownership information: 100,000 shares of Common Stock, 1,657,458 shares of Series A Preferred Stock)

3.	Investment in Sweetmart Development Limited by the Borrower (20% interest)

4.	Investment in New England Direct, LLC by Valassis Direct Mail, Inc. (50%)

5.	Investment in Detroit Weekend Direct LLC by Valassis Direct Mail, Inc. (50%)

6.	Amended and Restated Note, dated September 1, 2010, by Direct Home Advertising, Inc., as borrower, for the benefit of MailCoups, Inc., as lender, in an outstanding amount equal to $2,854,394.19.

7.	Amended and Restated Note, dated as of December 16, 2009, by ALJ Enterprises, inc., as borrower, for the benefit of MailCoups, Inc., as lender, in an outstanding amount equal to $455,846.

8.	Note dated as of September 28, 2010, by RG Coupons, LLC, as borrower, for the benefit of MailCoups, Inc., as lender, in an outstanding amount equal to $116,072.

9.	Repayment Agreement dated as of May 28, 2010, by Pham Agency, Inc., as borrower, for the benefit of MailCoups, Inc., as lender, in an outstanding amount equal to $138,273.

10.	Guarantee deposits held at LaCaixa Bank by Valassis S.L. Various maturities throughout 2011 – 2013 totaling Euro 311,500.

11.	Capital contribution by NCH Marketing Services, Inc. to Valassis Europe, BV in the amount of $17,727,166.

12.	Capital contribution by Borrower to Valassis Canada, Inc. in the amount of $7,068,814.

13.	Capital contribution by Borrower to VCI Fulfillment Group SA de CV (Mexico) in the amount of $450,000.

14.	Capital contribution by NCH Marketing Services, Inc. to Valassis Limited (UK) in the amount of $3,621,498.

15.	Capital contribution by NCH Marketing Services, Inc. to NCH Promotional Services de Mexico, SA de RL de CV in the amount of $2,033,435.

19

16.	Capital contribution by NCH Marketing Services, Inc. to NCH NuWorld Spain BV of $1,236,889.

17.	Euro 6,665,000 Promissory Note between Valassis Europe B.V. (Borrower) and NCH NuWorld C.V. (Lender). NCH NuWorld C.V. was dissolved and this Note was assumed by NCH Marketing Services, Inc.

18.	Guarantee letter dated as of September 29, 2010 provided by Valassis Limited (for the benefit of Valassis GmbH) to Procter & Gamble Germany in the amount of €2,000,000.

19.	Comfort letter dated as of May 27, 2011 provided by NCH Marketing Services, Inc. to Valassis Europe B.V. providing comfort that NCH Marketing Services, Inc. intends to ensure Valassis Europe B.V. continues as a going concern and pledging support that Valassis Europe B.V. carry on its normal business without significant curtailment to operations for as long as it remains within the NCH Marketing Services, Inc. group.

20.	Comfort letter dated as of January 24, 2011 provided by Borrower to Valassis Communications, S.L providing comfort that Borrower has no intention to remove cash from Valassis Communications, S.L. to the extent it would impact its ability to pay its liabilities as they come due and will not undertake any actions in conflict with the laws of Spain with respect to its cash maintenance requirements for as long as it remains an indirect subsidiary of Borrower.

21.	Comfort letter dated as of January 24, 2011 provided by Borrower to Valassis, Ltd. providing comfort that Borrower has no intention to remove cash from Valassis, Ltd. to the extent it would impact its ability to pay its liabilities as they come due and will not undertake any actions in conflict with the laws of the United Kingdom with respect to its cash maintenance requirements for as long as it remains an indirect subsidiary of Borrower.

22.	Comfort letter dated as of January 24, 2011 provided by Borrower to Valassis GmbH providing comfort that Borrower has no intention to remove cash from Valassis GmbH to the extent it would impact its ability to pay its liabilities as they come due and will not undertake any actions in conflict with the laws of Germany with respect to its cash maintenance requirements for as long as it remains an indirect subsidiary of Borrower.

23.	Comfort letter dated as of January 24, 2011 provided by Borrower to Valassis S.r.l. providing comfort that Borrower has no intention to remove cash from Valassis S.r.l. to the extent it would impact its ability to pay its liabilities as they come due and will not undertake any actions in conflict with the laws of Italy with respect to its cash maintenance requirements for as long as it remains an indirect subsidiary of Borrower.

24.	Comfort letter dated as of July 23, 2009 provided by NCH Marketing Services, Inc. to Valassis, Ltd. providing comfort that NCH Marketing Services, Inc. has no intention to remove cash from Valassis, Ltd. to the extent it would impact its ability to pay its liabilities as they come due for as long as it remains an indirect subsidiary of NCH Marketing Services, Inc.

20

SCHEDULE 6.10

EXISTING AFFILIATES TRANSACTIONS

1. NCH Promotional Services de Mexico S.A. de R.L. de C.V. provides coupon processing services to the US based coupon business of NCH Marketing Services, Inc. NCH Promotional Services de Mexico S.A. de R.L. de C.V. charged NCH Marketing Services, Inc. $13.8 MM in 2010 for coupon processing services. The $13.8MM charge was 6.5% above cost. The value of this arrangement on an annual basis will remain fairly flat unless there are significant fluctuations in coupon redemption volumes. The arrangement for coupon processing services will remain in effect until such time that NCH Marketing Services, Inc. exits the coupon clearing business.

2. VCI Fulfillment Group S.A. de C.V. provides fulfillment services to Valassis Communications, Inc. which includes the preparation, storage, and distribution of customer samples. VCI Fulfillment Group S.A. de C.V. charged Valassis Communications, Inc. $4.1MM in 2010 for fulfillment related services which was 6.5% above cost. The value of this arrangement on an annual basis will remain fairly flat unless there are significant fluctuations in customer sampling programs. The arrangement for Fulfillment related services will remain in effect until such time that Valassis Communications, Inc. exits the Sampling business.

3. Valassis Manufacturing Company and Valassis Communications, Inc. provide FSI production services to Valassis Canada Inc. In 2010, Valassis Manufacturing Company charged Valassis Canada, Inc. $1.7MM for printing production services and Valassis Communications, Inc. charged Valassis Canada Inc. $3.0MM for paper and freight costs. The arrangement for FSI production services will remain in effect until such time that Valassis Canada Inc. exits the FSI business.

4. Rental Rate Agreement between VC Holdings, LLC and Valassis Communications, Inc. and related transaction documents.

5. See additional transactions under “Intercompany Loans/Promissory Notes” and “Guarantees” on Schedule 6.02.

21

SCHEDULE 6.14

RESTRICTIVE AGREEMENTS

None

22

SCHEDULE 9.04(b)

COMPETITORS

MailSouth and Court Square Capital

Gannet Co.

Tribune Company

The McClatchy Co.

Harte-Hanks, Inc.

NSA Media

Vertis and Avenue Capital and Alden Global Capital

ACGMedia and American Communications Group, Inc.

News America Marketing and News Corp.

Inmar, Inc. and New Mountain Capital

Prologic Redemption Solutions and Marlin Equity Partners

HighCo SA

Catalina Marketing Corp. and Hellman & Friedman

Coupons, Inc.

AOL, Inc.

23

Valassis Communications, Inc.

Exhibits to Credit Agreement

Exhibit A – Form of Administrative Questionnaire

Exhibit B – Form of Assignment and Assumption

Exhibit C – Form of Compliance Certificate

Exhibit D – Form of Security Agreement

Exhibit E – Form of US Tax Certificate

Exhibit F – Form of Opinion of Borrower’s Counsel

EXHIBIT A

ADMINISTRATIVE QUESTIONNAIRE

Valassis Communications Inc.

Agent Address:	JPMorgan Chase Bank, N.A.	Return form to:	Mi Y. Lim
	JPMorgan Loan Services	Telephone:	312-732-7659
	10 South Dearborn., 7th Floor	Facsimile:	1-877-242-0998
	Chicago, Illinois 60603-2003	E-mail:	syndications.closing.unit@jpmchase.com

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Signature Block Information:

• Signing Credit Agreement	☐	Yes	☐	No

• Coming in via Assignment	☐	Yes	☐	No

Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other-please specify)

Lender MEI #:

Lender Parent:

Domestic Address	Eurodollar Address

CONTACTS/NOTIFICATION METHODS: BORROWINGS, PAYDOWNS, INTEREST, FEES, ETC.

	Primary Credit Contact	Secondary Credit Contact

Syndicate-level information (which may contain material non-public information about the Borrower and its related parties or their respective securities) will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and state securities laws.

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Primary Operations Contact	Secondary Operations Contact
Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Bid Contact	L/C Contact
Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

LENDER’S DOMESTIC WIRE INSTRUCTIONS

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

LENDER’S DOMESTIC WIRE INSTRUCTIONS

Currency:

Bank Name:

Swift/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Agent’s Wire Instructions

Bank Name:	JP Morgan Chase Bank, N.A.

ABA/Routing No.:	021000021

Account Name:	LS2 Incoming Account

Account No.:	9008113381C2943

Reference:	Valassis Comm Inc

On going Loan Servicing Contact: April Yebd

(Phone) 312-732-2628 (Fax) 1-888-292-9533 (e-mail) jpm.agency.servicing.4@jpmchase.com

TAX DOCUMENTS

NON-U.S. LENDER INSTITUTIONS:

I. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

II. Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

EXHIBIT B

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:	[ ]

2. Assignee:	[ ] [and is an Affiliate/Approved Fund of [identify Lender]1 ]

3. Borrower:	Valassis Communications, Inc.

4. Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement:	The $400,000,000 Credit Agreement dated as of June [__], 2011 among Valassis Communications, Inc., the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

6. Assigned Interest:

[1]	Select as applicable.

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders		Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
Revolving Commitment		$100,000,000	$	%
Term A Loans		$300,000,000	$	%
	$		$	%

Effective Date:                              , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]3 Accepted:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Title:

[Consented to:][4]

VALASSIS COMMUNICATIONS, INC., as Borrower

By
Title:

JPMORGAN CHASE BANK, N.A., as Issuing Bank

By
Title:

BANK OF AMERICA, N.A., as Issuing Bank

By
Title:

[4]	To be added only if the consent of the Borrower and/or Issuing Bank is required by the terms of the Credit Agreement.

VALASSIS COMMUNICATIONS, INC. CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Agreement or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Agreement.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) or 5.01(b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT C

[FORM OF]

COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 5.01(c) of that certain Credit Agreement, dated as of [June __, 2011] (as amended, supplemented or modified from time to time, the “Credit Agreement”), among VALASSIS COMMUNICATIONS, INC., a Delaware corporation (the “Borrower”), the lenders party thereto (the “Lenders”), J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and RBS Securities Inc., as joint bookrunners and joint lead arrangers, and JPMORGAN CHASE BANK, N.A., as administrative agent for the Secured Parties. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

1. I am the duly elected, qualified and acting [Chief Financial Officer][            ]5 of the Borrower.

2. I have reviewed and am familiar with the contents of this Certificate.

3. I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default [, except as set forth below, specifying the details thereof and any actions taken or to be taken with respect thereto].

4. Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Sections 6.01, 6.06(j), 6.07, 6.08(q) and 6.09(a)(iv) of the Credit Agreement, including a reconciliation setting forth the applicable amount at the end of the prior fiscal quarter and increases and deductions permitted or required, as the case may be, as set forth herein, as of the last day of the fiscal [quarter] [year].

5. There has been no change in GAAP or in the application thereof since the later of (a) the date of the audited financial statement referred to in Section 3.04 of the Credit Agreement and (b) the date of the prior Compliance Certificate indicating such a change [, except for the change set forth below together with the effect such change has had on the financial statements attached as Attachment 1 hereto].

6. Attached as Attachment 3 hereto is a list of Intellectual Property acquired by any Loan Party [since the date of the most recent list delivered pursuant to a Compliance Certificate] [since the Closing Date].6

[5]	Other applicable financial officer.
[6]	For the first list delivered.

7. [Attached as Attachment 4 hereto is (a) the net book value of assets and Consolidated EBITDA of and attributable to each Immaterial Subsidiary and the aggregate net book value of assets and consolidated EBITDA of or attributable to all Immaterial Subsidiaries, and (b) an updated Schedule 3.15(b) or confirmation that there has been no change in the then correct Schedule 3.15(b) since the previous fiscal year.]7

8. [Attached as Attachment 5 hereto is a report verifying each Loan Party’s proof of coverage provided by a reputable insurance broker with respect to the insurance required to be maintained by such Loan Party pursuant to Section 5.2 of the Security Agreement.]8

9. [Attached as Attachment 6 hereto is a written supplement to Schedule 5 to the Security Agreement showing any additional locations at which Inventory or Equipment is kept since the [delivery of the last supplement to Schedule 5 delivered pursuant to Section 5.4 of the Security Agreement] [Closing Date]9.]10

IN WITNESS WHEREOF, I execute this Certificate this              day of [            ], 200[_].

VALASSIS COMMUNICATIONS, INC.

By:
Name:
Title:

[7]	Only for use with Compliance Certificate delivered with financial statements pursuant to Section 5.1(a).
[8]	Only for use with Compliance Certificate delivered with financial statements pursuant to Section 5.1(a).
[9]	For the first supplement delivered.
[10]	Only for use with Compliance Certificate delivered with financial statements pursuant to Section 5.1(a).

Attachment 1

to

Exhibit C

Financial Statements

Attachment 2

to

Exhibit C

The information described herein is as of             , 200_,

and pertains to the period from             , 200_ to                      , 200_.

[Set forth Covenant Calculations]

Attachment 3

to

Exhibit C

Intellectual Property

[Attachment 4

to

Exhibit C]

[Immaterial Subsidiaries]

[Attachment 5

to

Exhibit C]

[Insurance Report]

[Attachment 6

to

Exhibit C]

[Supplement to Schedule 5 to the Security Agreement]

[Additional Locations of Inventory and Equipment]

EXHIBIT D

[FORM OF]

GUARANTEE AND COLLATERAL AGREEMENT

[See attached]

EXHIBIT E-1

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June [__], 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Valassis Communications, Inc., a Delaware corporation (the “Borrower”), each lender from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[   ]

EXHIBIT E-2

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June [__], 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Valassis Communications, Inc., a Delaware corporation (the “Borrower”), each lender from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[   ]

EXHIBIT E-3

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June [__], 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Valassis Communications, Inc., a Delaware corporation (the “Borrower”), each lender from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[   ]

EXHIBIT E-4

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June [__], 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Valassis Communications, Inc., a Delaware corporation (the “Borrower”), each lender from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[   ]

EXHIBIT E-3

[FORM OF]

OPINION OF BORROWER’S COUNSEL

[See attached]